Exhibit 99.1

INFORMATION STATEMENT

This information statement is being furnished to you in connection with the distribution by JDS Uniphase Corporation (“JDSU”) to its stockholders of 80.1% of the outstanding shares of common stock of our company, Lumentum Holdings Inc. (“Lumentum”), a wholly-owned subsidiary of JDSU that will indirectly hold the assets and liabilities associated with JDSU’s communications and commercial optical products (“CCOP”) business. To implement the separation, Viavi will retain 19.9% of the shares of our common stock and JDSU will distribute the remaining 80.1% of the shares of Lumentum common stock on a pro rata basis to JDSU stockholders in a manner that is intended to be tax-free for U.S. federal income tax purposes.

For every five shares of JDSU common stock held of record by you as of the close of business on July 27, 2015, the record date for the distribution, you will receive one share of Lumentum common stock. You will receive cash in lieu of any fractional shares of our common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution-Trading between the Record Date and Ex-Dividend Date,” if you also sell your JDSU common stock after the record date and before the ex-dividend date, August 4, 2015, you will have the option to sell your right to receive shares of our common stock in connection with the separation. The first day you can sell your JDSU common stock after the record date without the option to sell your right to receive shares of our common stock is August 4, 2015 (at which time JDSU shall have been renamed Viavi). This date is commonly known as the “ex-dividend date.”

We expect the shares of our common stock to be dividended by JDSU on August 1, 2015. We refer to the date of the distribution of the shares of our common stock as the “distribution date.” Because August 1, 2015 is a Saturday and not a business day, the shares are expected to be credited to “street name” stockholders through the Depository Trust Corporation (DTC) on the first trading day thereafter, Monday, August 3, 2015. No vote of JDSU stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send JDSU a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing JDSU common stock or take any other action to receive your shares of our common stock.

There is no current trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will be established on the NASDAQ stock market on Thursday, July 23, 2015. We expect “regular-way” trading of our common stock to begin on the ex-dividend date, Tuesday, August 4, 2015. We have applied to have our common stock authorized for listing on The Nasdaq Stock Market (“NASDAQ”) under the symbol “LITE.” In connection with the separation, JDSU will be renamed Viavi Solutions Inc. (“Viavi”) and Viavi will continue to trade on NASDAQ under the new symbol “VIAV.”

We are an “emerging growth company” as defined under federal securities laws. For implications of our status as an “emerging growth company,” please see “Summary-‘Emerging Growth Company’ Status” beginning on page 15 and “Risk Factors” beginning on page 17.

In reviewing this information statement, you should carefully consider the matters described in the section captioned “Risk Factors” beginning on page 17.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is July 16, 2015.

This information statement was first mailed to JDSU stockholders on or about July 28, 2015.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION	2

SUMMARY	10

SUMMARY HISTORICAL COMBINED FINANCIAL DATA	16

RISK FACTORS	17

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	32

THE SEPARATION AND DISTRIBUTION	33

DIVIDEND POLICY	40

CAPITALIZATION	41

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	42

SELECTED HISTORICAL COMBINED FINANCIAL DATA	49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	50

BUSINESS	74

MANAGEMENT	85

EXECUTIVE COMPENSATION	91

DIRECTOR COMPENSATION	101

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	102

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	110

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	112

DESCRIPTION OF MATERIAL INDEBTEDNESS	116

DESCRIPTION OF OUR CAPITAL STOCK	117

WHERE YOU CAN FIND MORE INFORMATION	122

INDEX TO FINANCIAL STATEMENTS	F-1

i

PRESENTATION OF INFORMATION

Except as otherwise indicated or unless the context otherwise requires, the information about us included in this information statement assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Lumentum,” the “company,” “we,” “us” and “our” refer to the communications and commercial optical products (“CCOP”) business of JDSU prior to the spin-off, which will be held as follows under our anticipated corporate structure:

•	Prior to the separation and distribution, JDSU will contribute the designated assets and liabilities of the Lumentum business to a wholly-owned Delaware limited liability company, Lumentum Operations LLC (“Lumentum Operations LLC”);

•	Following the contribution above and immediately prior to the separation and distribution, JDSU will contribute all of the membership interests in Lumentum Operations LLC to Lumentum Inc., a Delaware corporation (“Lumentum Inc.”);

•	Following the contribution above and immediately prior to the separation and distribution, JDSU will contribute all of the common stock and Series B Preferred Stock of Lumentum Inc. to Lumentum Holdings, Inc.;

•	Following the separation and distribution and certain related intercompany transactions, Lumentum Holdings Inc. will hold all common stock and Series B Preferred Stock of Lumentum Inc. and a third- party investor, Amada Holdings, Co. Ltd., has contractually agreed to purchase from JDSU all of the Series A Preferred Stock of Lumentum Inc., at an aggregate price intended to equal approximately 3% of Lumentum Holdings equity value, for a minimum of $30 million and up to a maximum of $40 million.

JDSU’s WaveReady product lines (“WaveReady”) address system level optical communications needs of communications services providers. Prior to the separation and distribution, the WaveReady product lines were contained within the network enablement (“NE”) segment of JDSU. The JDSU board of directors has determined that the WaveReady product lines have attributes that would lend them to being included in either the NE or CCOP segments but, because of the anticipated future directions of both the CCOP and WaveReady businesses, the JDSU board of directors has concluded that the WaveReady business should be transferred to us along with the CCOP segment. Accordingly, we have reflected the assets, liabilities and results of operations of WaveReady in our combined financial statements. In the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012, net revenue associated with WaveReady would have represented approximately 3% of our net revenue assuming we had been a stand-alone company as of those dates. References to the CCOP business and the Lumentum business in this information statement also include WaveReady.

Except as otherwise indicated or unless the context otherwise requires, references in this information statement to “JDSU” refer to JDS Uniphase Corporation, a Delaware corporation, and its consolidated subsidiaries. In connection with the separation and distribution, JDSU will be renamed Viavi Solutions Inc. Generally, references to “Viavi” are to the existing JDSU network enablement, service enablement and optical security and performance products businesses, which Viavi will continue to operate following the spin-off of the CCOP business.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

All our registered or common law trademarks, service marks, or trade names appearing in this information statement are the property of Lumentum Holdings Inc. or its subsidiaries. Other trademarks, service marks, or trade names appearing in this information statement are, to our knowledge, the property of their respective owners.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Lumentum and why is JDSU spinning off the CCOP business?	We are currently a wholly-owned subsidiary of JDSU that will, indirectly through Lumentum Operations LLC, hold JDSU’s CCOP business after the separation. Our separation from JDSU and the distribution of our common stock are intended to provide you with equity investments in two separate, publicly traded companies focused on each of their respective businesses. We and JDSU expect that the separation will enhance the long-term performance of each business for the reasons discussed in “The Separation and Distribution-Background” and “The Separation and Distribution-Reasons for the Separation.”

Why am I receiving this document?	JDSU is delivering this document to you because you are a holder of JDSU common stock. If you are a holder of JDSU common stock as of the close of business on July 27, 2015, the record date for the distribution, and do not subsequently sell your right to receive the dividend of Lumentum common stock, you will be entitled to receive one share of our common stock for every five shares of JDSU common stock that you held immediately prior to such date. This document will help you understand how the separation and distribution will affect your investment in JDSU and your investment in us after the separation.

How will our separation from JDSU work?	To accomplish the separation, Viavi will retain 19.9% of the shares of our common stock and JDSU intends to distribute the remaining 80.1% of the outstanding shares of our common stock to JDSU stockholders on a pro rata basis.

What will the organizational structure look like before and after the spin-off?	We were formed in Delaware on February 10, 2015, for the purpose of holding JDSU’s CCOP business.

Prior to the Spin-Off

As part of the plan to separate the CCOP business from the remainder of its businesses, JDSU:

•	intends to transfer the CCOP assets and liabilities to Lumentum Operations LLC;

•	intends to transfer all of the membership interests in Lumentum Operations LLC to Lumentum Inc. in exchange for all of the common stock, Series A Preferred Stock and Series B Preferred Stock of Lumentum Inc.;

•	has entered into a contract under which JDSU has agreed to sell all of the Series A Preferred Stock of Lumentum Inc. to a third-party investor, Amada Holdings Co., Ltd. (“Amada”), which contract precedes the sale of such stock (For a description of the sale and the terms of the Series A Preferred Stock, see “Certain Relationships and Related Party Transactions - Securities Purchase Agreement”); and

•	intends to transfer all of the common stock and Series B Preferred Stock of Lumentum Inc. to Lumentum Holdings Inc.

Following the Spin-Off

Following the separation:

•	the CCOP business will be held by Lumentum Operations LLC;

•	Lumentum Operations LLC will be a wholly-owned limited liability company of Lumentum Inc.;

•	all shares of Lumentum Inc., except for the shares of Series A Preferred Stock to be held by Amada, will be held by Lumentum Holdings Inc.; and

•	JDSU is contractually obligated to immediately sell all of the Series A Preferred Stock of Lumentum Inc. to Amada.

We refer to this series of transactions as the “Transaction Structure.” For diagrams depicting the basic organizational structure of JDSU before the spin-off and Viavi and us after the spin-off, see “The Separation and Distribution - Organizational Structure Before and After the Spin-Off.”

Why is our separation structured as a distribution?	JDSU believes that a tax-free distribution for U.S. federal income tax purposes of shares of our common stock to the JDSU stockholders is an efficient way to separate its CCOP business in a manner that will create long-term value for JDSU, us and our respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be July 27, 2015.

When will the distribution occur?	It is expected that JDSU will distribute 80.1% of the shares of our common stock to holders of record of JDSU common stock at the close of business on the record date for the distribution.

What do stockholders need to do to participate in the distribution?	You do not have to take any action to receive shares of our common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing JDSU common stock or take any other action to receive your shares of our common stock. Please do not send in your JDSU stock certificates. The distribution will not affect the number of outstanding JDSU shares or any rights of JDSU stockholders, although it will affect the market value of each outstanding share of JDSU common stock.

How will shares of our common stock be issued?	You will receive shares of our common stock through the same channels that you currently use to hold or trade JDSU common stock, whether through a brokerage account or other channel. Receipt of shares of our common stock will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

The distribution agent will electronically distribute shares of our common stock to you or to your brokerage firm on your behalf in book-entry form. We will mail you a book-entry account statement that reflects your shares of our common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of our common stock will I receive in the distribution?	JDSU will distribute to you one share of our common stock for every five shares of JDSU common stock held by you immediately prior to the ex-dividend date. Based on approximately 233.9 million shares of JDSU common stock outstanding as of March 28, 2015, a total of approximately 46.8 million shares of our common stock will be distributed and additionally, approximately 11.6 million shares will be retained by JDSU. For additional information on the distribution, see “The Separation and Distribution.”

Will we issue fractional shares of our common stock in the distribution?	No. We will not issue fractional shares of our common stock in the distribution. Fractional shares that JDSU stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?	The distribution is subject to final approval by the JDSU board of directors, as well as a number of conditions, including the following conditions (each of which may be waived by JDSU in its sole discretion):

•	completion of the steps contemplated by our Transaction Structure;

•	receipt by JDSU of the opinion of JDSU’s tax advisor, PricewaterhouseCoopers LLP (“PwC”), that the separation and distribution should qualify as tax-free for U.S. federal income tax purposes under Section 368(a)(1)(D) and 355 of the Internal Revenue Code (the “Code”);

•	declaration by the U.S. Securities and Exchange Commission (“SEC”) of the effectiveness of the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the mailing of this information statement to JDSU stockholders;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	acceptance for listing on NASDAQ of the shares of our common stock to be distributed, subject to official notice of distribution; and

•	no other event or development will have occurred or exist that, in the judgment of JDSU’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

We cannot assure you that any or all of these conditions will be met. In addition, JDSU can, in its sole and absolute discretion, decline at any time to go forward with the separation. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution-Conditions to the Distribution.”

What is the expected date of completion of the separation?	It is expected that the shares of our common stock will be distributed by JDSU to the holders of an entitlement to shares of our common stock immediately prior to the ex-dividend date. However, the completion and timing of the separation are dependent upon a number of conditions and no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can JDSU decide to cancel the distribution of our common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, JDSU has the right to terminate the distribution, even if all of the conditions are met. See “The Separation and Distribution-Conditions to the Distribution.”

What if I want to sell my JDSU common stock or my Lumentum common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of JDSU stock?	Beginning on Thursday, July 23, 2015 and continuing up to Tuesday, August 4, 2015, the ex-dividend date, it is expected that there will be two markets in JDSU common stock: a “regular-way” market and an “ex-distribution” market. JDSU common stock that trades in the “regular-way” market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution.

If you decide to sell any JDSU common stock between the record date and the ex-dividend date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of JDSU common stock with or without your entitlement to receive shares of our common stock pursuant to the distribution.

Set forth below is a summary of material dates involving the trading of JDSU (to be renamed Viavi) and Lumentum common stock as they relate to the separation and distribution:

Key Dates	Ticker Symbol	Trading Implications
On or before July 22, 2015	JDSU	JDSU (including the Lumentum business) trades under ticker symbol “JDSU”.

From Thursday, July 23, 2015 until close of NASDAQ on Monday, August 3, 2015	JDSU	Ticker symbol “JDSU” continues to represent “regular-way” trades of JDSU (including the right to receive Lumentum shares in connection with the distribution.)
	JDSUV	Ticker symbol “JDSUV” represents “ex-distribution” trades of JDSU, which will NOT carry the right to receive shares of Lumentum in connection with the distribution.
	LITEV	Ticker symbol “LITEV” represents “when-issued” trades of Lumentum, whereby shareholders trade the right to receive shares of Lumentum in connection with the distribution.

From NASDAQ opening on Tuesday, August 4, 2015 (the ex-dividend date)	VIAV	JDSU will change its name to Viavi Solutions Inc. and will trade under ticker symbol “VIAV”, which shares will not carry the right to receive Lumentum shares.
	LITE	Lumentum shares will trade “regular-way” under ticker symbol “LITE”.

Where will I be able to trade shares of our common stock?	We have applied to list our common stock on NASDAQ under the symbol “LITE.” We anticipate that trading in shares of our common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the ex-dividend date and that “regular-way” trading in our common stock will begin on the ex-dividend date. If trading begins on a “when-issued” basis, you may purchase or sell our common stock up to the ex-dividend date, but your transaction will not settle until after the ex-dividend date. We cannot predict the trading prices for our common stock before, on or after the distribution date.

What will happen to the listing of JDSU common stock?	In connection with the separation, JDSU will change its name to Viavi Solutions Inc. Viavi common stock will continue to trade on NASDAQ after the distribution under the symbol “VIAV.” JDSU’s name change to Viavi will not affect the validity or transferability of any currently outstanding stock certificates and JDSU stockholders will not be requested to surrender for exchange any certificates presently held by them.

Will the number of shares of JDSU common stock that I own change as a result of the distribution?	No. The number of shares of JDSU common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my JDSU shares?	Yes. As a result of the distribution, we expect the trading price of Viavi common stock immediately following the ex-dividend date to be lower than the “regular-way” trading price of JDSU common stock immediately prior to the ex-dividend date, because the trading price will no longer reflect the value of the CCOP business. The aggregate market value of Viavi’s common stock and our common stock following the separation may be higher or lower than the market value of JDSU common stock would have been if the separation did not occur. This means, for example, that the sum of the trading prices of one share of Viavi common stock plus the number of shares of our common stock to be received for every five shares of JDSU common stock in the distribution may be equal to, greater than or less than the trading price of one JDSU common share before the ex-dividend date.

What are the material U.S. federal income tax consequences of the distribution?	We have received a private letter ruling from the IRS (“IRS Ruling”) to the effect that the retention by Viavi of 19.9 percent of our common stock will not be deemed to be pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax within the meaning of Section 355(a)(1)(D)(ii) of the Code. The distribution is conditioned upon JDSU’s receipt of the opinion of PwC, its tax advisor, to the effect that the distribution, together with certain related transactions necessary to effectuate the distribution, should qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. Assuming the distribution so qualifies, for U.S. federal income tax purposes, (i) no gain or loss should be recognized by you, and no amount should be included in your income, upon receipt of the distribution of shares of our common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares, (ii) the aggregate tax basis of your JDSU common stock should be allocated between the shares of our common stock that you receive in the distribution and your shares of Viavi common stock in proportion to their respective fair market values immediately after the distribution and (iii) your holding period for the shares of our stock that you receive in the distribution should generally include your holding period for your JDSU common stock with respect to which our common stock is distributed.

For more information regarding the potential U.S. federal income tax consequences to us, JDSU and you of the separation and distribution, see “Material U.S. Federal Income Tax Consequences.”

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE DISTRIBUTION TO ANY PARTICULAR JDSU STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER’S PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE DISTRIBUTION TO YOU.

What are the material state, local and foreign income tax consequences of the separation and distribution?	The opinion of PwC, JDSU’s tax advisor, will not address the state, local or foreign income tax consequences of the separation and the distribution. You should consult your personal tax advisor about the particular state, local and foreign tax consequences of the separation and distribution to you, which consequences may differ from those described in “Material U.S. Federal Income Tax Consequences.”

What will our relationship be with Viavi following the separation and distribution?	Following the separation and distribution, we will be an independent, publicly-owned company and it is anticipated that Viavi will retain 19.9 percent of our common stock. In connection with the separation and the distribution, we will enter into a separation agreement with JDSU to effect the separation and provide a framework for our relationship with Viavi after the separation. We will also enter into certain other agreements, including a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a stockholder’s and registration rights agreement applying to our shares of common stock retained by Viavi, an escrow agreement and a supply agreement. These agreements provide for the allocation between JDSU and us of our assets, employees, liabilities and obligations (including our investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from JDSU, and will govern certain relationships between Viavi and us after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors-Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Who will manage Lumentum after the separation?	We will benefit from an experienced management team after the separation, including Alan Lowe—President and Chief Executive Officer; Aaron Tachibana—Chief Financial Officer; Vincent Retort—Senior Vice President—Research and Development; Craig Cocchi—Senior Vice President—Operations; Jason Reinhardt—Senior Vice President—Sales and Judy Hamel—General Counsel and Secretary. For more information regarding our management, see “Management.”

Are there risks associated with owning Lumentum common stock?	Yes. Ownership of our common stock is subject to both general and specific risks, including those relating to our business, the industry in which we operate, our ongoing contractual relationships with JDSU and our status as a separate, publicly traded company. Ownership of our common stock is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement. You are encouraged to read that section carefully.

Does Lumentum plan to pay dividends?	We do not currently expect to pay dividends on our common stock. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors. See “Dividend Policy.”

Will Lumentum incur any indebtedness prior to or at the time of the distribution?	From and after the separation, Viavi and Lumentum will, in general, each be responsible for the debts, liabilities, rights and obligations related to the business or businesses that it owns and operates following consummation of the spin-off. See “Certain Relationships and Related Person Transactions—Agreements with JDSU.” See “Description of Material Indebtedness” and “Risk Factors-Risks Related to Our Business.”

Who will be the distribution agent, transfer agent, registrar and information agent for Lumentum’s common stock?	The distribution agent, transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Do I have appraisal rights in connection with the distribution?	No. JDSU stockholders will not be entitled to any appraisal rights in connection with the distribution.

Where can I find more information about JDSU and Lumentum?	Before the distribution, if you have any questions relating to JDSU’s business performance, you should contact:

JDS Uniphase Corporation

Attn: Investor Relations

430 N. McCarthy Blvd.

Milpitas, CA 95035

408-404-4512

After the distribution, our stockholders who have any questions relating to our business performance should contact:

Lumentum Holdings Inc.

Attn: Investor Relations

400 N. McCarthy Blvd.

Milpitas, CA 95035

408-404-0606

SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and our business and financial position, you should carefully review this entire information statement.

This information statement describes the CCOP business of JDSU to be transferred to us by JDSU in the separation as if the transferred business was our business for all historical periods described. References in this information statement to our historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the CCOP business as part of JDSU and its subsidiaries prior to the separation.

Our Company

We are an industry leading provider of optical and photonic products addressing a range of end markets including data communications (“Datacom”) and telecommunications (“Telecom”) networking, and industrial and commercial lasers (“commercial lasers”) for manufacturing, inspection and life-sciences applications. We are using our core optical and photonic technology and our volume manufacturing capability to expand into attractive emerging markets that benefit from advantages that optical or photonics-based solutions provide, including 3-D sensing for consumer electronics and diode light sources for a variety of consumer and industrial applications. Our customers tend to be original equipment manufacturers (“OEMs”) that incorporate our products into their products which then address end-market applications. For example, we sell fiber optic components which our network equipment manufacturer (“NEM”) customers assemble into communications networking systems which they sell to network service providers or enterprises with their own networks. Similarly, many of our customers for our commercial laser products incorporate our products into tools they produce which are used for manufacturing processes by their customers.

We operate two reportable segments: Optical Communications (“OpComms”) and Commercial Lasers (“Lasers”). Our OpComms portfolio includes products used by Telecom and Datacom NEMs and cloud and data center service providers. The Lasers business develops commercial lasers employed in a variety of OEM applications.

We have a global marketing and sales footprint that enables us to address global market opportunities for our products. We have manufacturing capabilities and facilities in North America, Asia, and Europe, the Middle East and Africa (“EMEA”) with employees engaged in research and development (“R&D”), administration, manufacturing, support, and sales and marketing activities. We employ approximately 1,550 people around the world.

Industry Trends

Our business is driven by end-market applications which benefit from the performance advantages that optical solutions enable. The OpComms markets we serve are experiencing a continually increasing need for higher data transmission speeds, fiber optic network capacity and network agility. This is driven by significant growth in both the number of higher bandwidth broadband connections, notably those associated with mobile devices, such as high-definition video, and the number and scale of datacenters that require fiber optic links to allow the higher speeds and increased scale needed to deliver high bandwidth video and other services. Our technology, originally developed for communications applications, is also finding use in other emerging market opportunities including 3-D sensing applications which employ our laser technology to enable the use of natural body gestures to control electronic devices.

In our Lasers markets, the demand for laser-based optical solutions is driven by the need to enable faster, higher precision volume manufacturing techniques with lower power consumption, reduced manufacturing footprints and increased productivity. These capabilities are critical as industries develop products that are smaller and lighter, increasing productivity and yield, and lowering their energy consumption. Additionally, demand continues for electronic products which offer greater functionality while becoming smaller, lighter and less expensive.

Our optical and laser solutions, developed in close collaboration with OEM partners, are positioned to meet demand resulting from these trends.

Our Strengths

We believe the following strengths provide us with long-term competitive advantages:

•	Depth and breadth of products, technology and intellectual property. Our product and technology portfolio stems from more than 30 years of innovation and our intellectual property portfolio currently consists of more than 1,000 issued patents. Our leadership in products, technology and intellectual property is the result of the strength and capability of our people and our close long-term relationships with our key customers.

•	Business model. We have a global operation and maintain internal manufacturing capabilities for key differentiated, high intellectual property content in addition to using experienced, high-volume contract manufacturing partners with operations in low-cost geographic regions. This manufacturing model is well adapted to variations in end-market demand and rapid high-volume product ramps as we introduce successful new products.

•	Customer relationships. We have developed strong relationships with our customers over a lengthy period of time. By placing our product development, marketing and sales people close to our customers, our goal is to anticipate network challenges well before they appear.

•	Experience. We benefit from more than 30 years of experience in the optical industry with important insights learned from our many years of developing and manufacturing optical and photonics products. We apply this know-how to develop and manufacture high-quality and reliable products that our customers can depend on with confidence.

Our Strategy

To continue to be a leading provider in all the markets and industries we serve, our strategy includes:

•	Enabling our customers through collaborative innovation. We plan to continue engaging with our customers at the early stages of development to give them the most innovative and timely products and to ensure that our focus remains aligned with their rapidly evolving requirements.

•	Maintaining a lean and scalable business. We intend to continue to streamline our manufacturing operations and reduce costs by using contract manufacturers where appropriate, and consolidating to reduce our footprint and total fixed costs.

•	Investing in profitable, market-based innovation. We expect to continue to invest aggressively in R&D and pursue acquisitions and partnerships to develop new technologies, products and services.

•	Expanding our addressable markets. We anticipate continuing to explore new market opportunities for our differentiated technologies and products.

Risks Associated with Our Business and the Separation and Distribution

An investment in our common stock is subject to a number of risks, including risks relating to our business and the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Our Business

•	Our operating results may be adversely affected by unfavorable economic and market conditions.

•	Changing technology and intense competition require us to continue to innovate.

•	The manufacture of our products may be affected if our contract manufacturers and suppliers fail to meet our needs or if we are unable to manufacture certain products in our manufacturing facilities.

•	We depend on a limited number of suppliers for raw materials, packages and components.

•	We rely on a limited number of customers for a significant portion of our sales; our business is subject to seasonality; and the majority of our customers do not have contractual purchase commitments.

•	The contemplated transaction structure may result in additional income tax liabilities which would negatively impact our operating results.

•	We are subject to continued changes in tax laws; the possible fluctuation of our effective tax rate over time could materially and adversely affect our operating results.

•	We may change our international corporate structure in the near future in order to minimize our effective rate; however, if we are unable to adopt this structure or if it is challenged by U.S. or foreign tax authorities, we may be unable to realize such tax savings which could materially and adversely affect our operating results.

•	Our future operating results may be subject to volatility due to fluctuations in foreign currency.

•	We face a number of risks related to our strategic transactions.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	If we have insufficient proprietary rights or if we fail to protect our rights, our business would be materially harmed.

•	Our products may be subject to claims that they infringe the intellectual property rights of others.

•	We face certain litigation risks that could harm our business.

•	We may be subject to environmental liabilities which could increase our expenses and harm our operating results.

•	We will be subject to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding “conflict” minerals that could subject us to additional costs and liabilities.

•	Certain provisions in our charter and Delaware corporate law could hinder a takeover attempt.

Risks Related to the Separation

•	We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•	Certain contracts that will need to be transferred or assigned to us from JDSU or its affiliates in connection with the separation require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise reduce our profitability.

•	Potential indemnification liabilities to Viavi pursuant to the separation agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.

•	In connection with the separation, JDSU will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that JDSU’s ability to satisfy its indemnification obligation will be impaired in the future.

•	The distribution could result in significant tax liability to JDSU and its stockholders.

•	We could have an indemnification obligation to JDSU if the distribution were determined not to qualify for non-recognition treatment, which could materially and adversely affect our financial condition.

•	We intend to agree to restrictions to preserve the non-recognition treatment of the distribution, which may reduce our strategic and operating flexibility.

•	The separation may not occur, we may not achieve any or all of the expected benefits of the separation, and the separation may adversely affect our business.

•	The separation may expose us to potential liabilities and business complications arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

•	We are an “emerging growth company” and cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

Risks Related to Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, our stock price may fluctuate significantly.

•	A number of shares of our common stock are or will be eligible for future sale, including the sale by Viavi of the shares of our common stock that it retains after the distribution, which could materially increase the volatility of our stock price and may cause our stock price to decline.

•	We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

•	The obligations of Lumentum Inc. to holders of its Series A Preferred Stock could have a negative impact on holders of our common stock.

The Separation and Distribution

On September 10, 2014, JDSU announced that it intended to separate its CCOP business from its network enablement, service enablement and optical security and performance products businesses through a distribution of the common stock of a new entity. This new entity, Lumentum Holdings Inc., was formed to indirectly hold the assets and liabilities associated with the CCOP business through Lumentum Operations LLC. In connection with the separation, JDSU will change its name to Viavi Solutions Inc.

The JDSU board of directors has approved, after giving effect to Viavi’s retention of 19.9% of our common stock, the distribution of the remaining 80.1% of the issued and outstanding shares of our common stock on the basis of one share of our common stock for every five shares of JDSU common stock held as of the close of business on the record date of July 27, 2015.

Our Post-Separation Relationship with Viavi

We have entered into a separation agreement with JDSU. In connection with the separation, we have also entered into various other agreements to effect the separation and provide a framework for our relationship with Viavi after the separation, including a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, an escrow agreement and a supply agreement. These agreements provide for the allocation between us and JDSU of assets, employees, liabilities and obligations (including our investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from JDSU and will govern certain relationships between Viavi and us after the separation. For additional information regarding the separation agreement and other transaction agreements, see “Risk Factors-Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Reasons for the Separation

The JDSU board of directors determined that the separation of JDSU’s CCOP business would be in the best interests of JDSU, its stockholders, and us for a number of reasons, including that it will:

•	enable us to enhance our strategic focus on our leading position in the Telecom market, expand our position in the high-growth Datacom market, and grow our commercial lasers and 3-D sensing businesses;

•	enable JDSU to enhance its strategic focus on its transition to a more software-centric company aligned with the industry’s rapid shift to software defined networks, while leveraging and maintaining its leadership in network enablement;

•	create clearer investment profiles for both companies and increase opportunities for further industry consolidation;

•	enable a more efficient allocation of capital and resources for both companies and catalyze additional cost reductions within JDSU; and

•	enable both companies to benefit from increased operational flexibility, efficiency and support structures tailored to each company’s specific needs.

The JDSU board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

•	complexity of the transaction could distract management from executing on its business goals;

•	additional expense required to execute the spin-off and set up Lumentum as a publicly reporting company; and

•	potential for increased volatility in both our and Viavi’s stock prices as the individual businesses will be less diversified.

The JDSU board of directors also considered the fact that JDSU’s existing net operating losses (“NOLs”) would make it likely that we could be established with a favorable cash effective tax rate for a number of years following the separation. After considering this and the other factors noted above, the JDSU board of directors concluded that the potential benefits of the separation outweighed the negative factors. Neither we nor JDSU can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information, see “The Separation and Distribution-Reasons for the Separation” and “Risk Factors.”

Corporate Information

We were incorporated in Delaware for the purpose of holding JDSU’s CCOP business in connection with the separation and distribution. Substantially all of our assets will be held by Lumentum Operations LLC. Until we complete the steps contemplated by our Transaction Structure, which will occur prior to the distribution, we will have no operations. The address of our principal executive offices is 400 N. McCarthy Blvd., Milpitas, CA 95035. Our telephone number is 408-546-5000.

“Emerging Growth Company” Status

Based on our revenues during our last fiscal year and other criteria, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). For as long as we are deemed to be an “emerging growth company,” we may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”);

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	reduced disclosure requirements related to executive compensation arrangements; and

•	an exemption from the requirements to hold a nonbinding advisory vote on executive compensation arrangements and to obtain stockholder approval of any golden parachutes not previously approved.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (“Securities Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period.

We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act;

•	the last day of the fiscal year in which our total annual gross revenues exceed $1 billion;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or

•	the date on which we become a “large accelerated filer,” as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to JDSU stockholders who will receive shares of our common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on its cover. Changes may occur after that date and neither JDSU nor we will update the information except in the normal course of our respective disclosure obligations and practices.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth summary historical financial information for the CCOP business, which will be transferred to us prior to the distribution, for the periods indicated below. The summary balance sheet data as of June 28, 2014 and June 29, 2013 and the summary statements of operations data for the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012 have been derived from the audited annual combined financial statements of the CCOP business, which are included elsewhere in this information statement. The summary balance sheet data as of March 28, 2015 and the summary statements of operations data for the nine months ended March 28, 2015 and March 29, 2014 have been derived from the unaudited interim condensed combined financial statements of the CCOP business, which are included elsewhere in this information statement. In management’s opinion, the unaudited interim condensed combined financial statements have been prepared on the same basis as the audited annual combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented.

Our historical combined financial statements include certain expenses allocated to us arising from shared services and infrastructure provided by JDSU to us, including costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. The amount and allocation basis of our historically allocated costs may not be comparable to the actual costs we will incur to secure these services when we are independent from JDSU, as we expect to experience changes in our personnel needs, tax structure, financing and business operations. Our historical combined financial statements also do not reflect the pro forma adjustments which are discussed elsewhere in this information statement under “Unaudited Pro Forma Combined Financial Statements.” Consequently, the financial information included here may not necessarily reflect our financial position and results of operations or what our financial position and results of operations would have been had we been an independent, publicly traded company during the periods presented or be indicative of our future performance as an independent company. The summary financial information should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma combined financial statements and corresponding notes, the audited annual combined financial statements and corresponding notes and the unaudited interim condensed combined financial statements and corresponding notes included elsewhere in this information statement.

	Nine Months Ended		Years Ended
	March 28, 2015	March 29, 2014	June 28, 2014	June 29, 2013	June 30, 2012
	(in millions)
Combined Statements of Operations Data:
Net revenue	$628.2	$616.9	$817.9	$769.9	$727.9
(Loss) income before taxes	(8.5)	16.8	9.8	3.7	4.0
Net income	13.5	17.4	10.7	6.5	2.6

		March 28, 2015	June 28, 2014	June 29, 2013
		(in millions)
Combined Balance Sheets Data:
Working capital		$199.0	$149.1	$133.4
Total assets		495.7	492.1	410.7
Invested equity		382.9	335.6	281.8

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. Any of the following risks could materially and adversely affect our results of operations or financial condition. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to our common stock.

Risks Related to Our Business

Our operating results may be adversely affected by unfavorable economic and market conditions.

Although the global economy has been showing signs of improvement, its uncertain state has contributed and continues to contribute to decreases in demand and spending in the technology industry at large, as well as to the specific markets in which we operate. The slow pace of global economic recovery and the resulting effects on global credit markets has created uncertainty in the timing and overall demand from our customers. This uncertainty may lead to greater revenue fluctuations, increased price competition for our products, and may increase the risk of excess and obsolete inventories and higher overhead costs as a percentage of revenue. Continued economic challenges in the global financial markets could further negatively impact our operations by affecting the solvency of our customers, the solvency of our key suppliers or the ability of our customers to obtain credit to finance purchases of our products. If economic conditions do not improve or if they deteriorate, our financial condition and results of operations would likely be materially and adversely impacted.

Changing technology and intense competition require us to continue to innovate.

The markets in which we operate are dynamic and complex, and our success depends upon our ability to deliver both our current product offerings and new products and technologies on time and at acceptable cost to our customers. The markets for our products are characterized by rapid technological change, frequent new product introductions, substantial capital investment, changes in customer requirements, continued price pressures and a constantly evolving industry. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced features and products that address these issues and provide solutions that meet our customers’ current and future needs.

The market for optical communications products in particular has matured over time and optical communications products have increasingly become subject to commoditization. Both legacy competitors as well as new entrants, predominantly Asia-based competitors, have intensified market competition in recent years leading to pricing pressure. To preserve our revenues and product margin structures, we will remain reliant on an integrated customer and market approach that anticipates end customer needs as Telecom and Datacom requirements evolve. We also must continue to develop more advanced, differentiated products that command a premium with customers, while conversely continuing to focus on streamlining product costs for legacy established products. However, our competitors may continue to enter markets or gain or retain market share through aggressive low pricing strategies that may impact the efficacy of our approach. Additionally, if significant competitors were to merge or consolidate, they may be able to offer a lower cost structure through economies of scale that we may be unable to match. Although historically we have emphasized a robust program of technical innovation and streamlining manufacturing operations, if we fail to continue to develop enhanced or new products, or over time are unable to adjust our cost structure to continue to competitively price more mature technologies, our revenue and profits and results of operations could be materially and adversely affected.

The manufacture of our products may be affected if our contract manufacturers and suppliers fail to meet our needs or if we are unable to manufacture certain products in our manufacturing facilities.

We rely on several independent contract manufacturers to supply us with certain products. For many products, a particular contract manufacturer may be the sole source of the finished good product. We depend on these manufacturers to meet our production needs and to provide quality products to our customers. Despite rigorous testing for quality, both by us and our customers, we may receive defective products. We may incur significant costs to correct defective products which could include lost future sales, as well as potentially cause customer relations problems, litigation and damage to our reputation. Additionally, the ability of our contract manufacturers to fulfill their obligations may be affected by natural disasters or economic, political or other forces that are beyond our control. Any such failure could have a material impact on our ability to meet our customers’ expectations and may materially impact our operating results. In addition, some of our purchase commitments with contract manufacturers are not cancellable which may impact our earnings if customer forecasts driving these purchase commitments do not materialize and we are unable to sell the products to other customers. Furthermore, it would be costly and require a long period of time to move products from one contract manufacturer to another and could result in interruptions in supply, which would likely materially impact our financial condition and results of operations.

We manufacture some of the components that we provide to our contract manufacturers, along with our own finished goods, in our Bloomfield, Connecticut and San Jose, California manufacturing facilities. For some of the components and finished good products we are the sole manufacturer. Our manufacturing processes are highly complex and issues are often difficult to detect and correct. From time to time we have experienced problems achieving acceptable yields in our manufacturing facilities, resulting in delays in the availability of our products. In addition, if we experience problems with our manufacturing facilities, it would be costly and require a long period of time to move the manufacture of these components and finished good products to a contract manufacturer and could result in interruptions in supply, which would likely materially impact our financial condition and results of operations.

Changes in manufacturing processes are often required due to changes in product specifications, changing customer needs and the introduction of new products. These changes may reduce manufacturing yields at our contract manufacturers and at our own manufacturing facilities resulting in reduced margins on those products.

We depend on a limited number of suppliers for raw materials, packages and components.

We are dependent on a limited number of suppliers, who are often small and specialized, for raw materials, packages and standard components. Our business and results of operations have been, and could continue to be, adversely affected by this dependency. Specific concerns we periodically encounter with our suppliers include stoppages or delays of supply, insufficient resources to supply our requirements, substitution of more expensive or less reliable materials, receipt of defective parts or contaminated materials, increases in the price of supplies, and an inability to obtain reduced pricing from our suppliers in response to competitive pressures.

We rely on a limited number of customers for a significant portion of our sales; our business is subject to seasonality; and the majority of our customers do not have contractual purchase commitments.

We have consistently relied on a small number of customers for a significant portion of our sales and we expect that this customer concentration will continue in the future. For example, during the fiscal year ended June 28, 2014, our five largest customers accounted for over 45% of our revenue. Additionally, our business is exposed to risks associated with the seasonality of the business of certain of our customers, which may adversely affect our business and results of operations. In addition, the majority of our customers purchase products under purchase orders or under contracts that do not contain volume purchase commitments which could result in lost investment in R&D activities, our inability to maximize manufacturing capacity, or excess inventory if forecasted orders do not materialize.

The contemplated transaction structure may result in additional income tax liabilities which would negatively impact our operating results.

The CCOP business assets will be transferred to us in a transaction or transactions intended to be characterized as taxable, which will result in our receiving a fair market value or substantially stepped-up tax basis in the assets. We expect to reduce our cash taxes by depreciation and amortization deductions related to the stepped-up tax basis in the assets. If the IRS or foreign tax authorities disagree with our characterization of the transactions pursuant to which the CCOP business assets will be transferred to us or disallow the depreciation and amortization deductions, and the position were sustained, our financial results would be materially and adversely affected.

We are subject to continued changes in tax laws; the possible fluctuation of our effective tax rate over time could materially and adversely affect our operating results.

We are subject to taxes in the United States and numerous international jurisdictions. We record tax expense based on current tax payments and our estimates of future tax payments, which may include reserves for estimates of probable settlements of international and domestic tax audits. At any one time, multiple tax years and jurisdictions are subject to audit by various taxing authorities. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, there could be ongoing variability in our tax rates as taxable events occur and uncertain tax positions are re-evaluated or resolved.

Tax policy reform continues to be a topic of discussion in the United States and in the foreign jurisdictions in which we may conduct business. A significant change to the tax system in the United States or other foreign jurisdictions, including changes to the taxation of international income, could have a material adverse effect on our results of operations. Our effective tax rate in a given financial statement period may be materially impacted by changes in tax laws, changes in the mix and level of earnings by taxing jurisdiction, changes to existing accounting rules or regulations or by changes to our ownership or capital structures. Fluctuations in our tax obligations and effective tax rate could materially and adversely affect our results of business, financial condition and operating results.

We may change our international corporate structure in the near future in order to minimize our effective rate; however, if we are unable to adopt this structure or if it is challenged by U.S. or foreign tax authorities, we may be unable to realize such tax savings which could materially and adversely affect our operating results.

We are evaluating and prior to the spin-off may adopt an international corporate structure more closely aligned with our international operations. This potential corporate structure may reduce our overall effective tax rate through changes among our wholly-owned subsidiaries in how we use our intellectual property, and how we structure our international procurement and sales operations. The contemplated structure includes legal entities located in jurisdictions with income tax rates lower than the U.S. statutory tax rate. Such intercompany arrangements would be designed to result in income earned by such entities in accordance with arm’s-length principles and commensurate with functions performed, risks assumed and ownership of valuable corporate assets. We believe that income taxed in certain foreign jurisdictions at a lower rate relative to the U.S. statutory rate will have a beneficial impact on our worldwide effective tax rate over the medium to long term.

If we adopt this revised structure, we have agreed in principle to reimburse JDSU for any tax liability incurred by JDSU, following application of net operating losses by JDSU. Such a structure also will require us to incur additional expenses in the near term for which we may not realize related benefits, and in any event, we do not expect to materially realize such benefits for several years following the spin-off. If the intended structure is not accepted by the applicable taxing authorities, if changes in domestic and international tax laws negatively impact the proposed structure, including proposed legislation to reform U.S. taxation of international business activities, or if we do not operate our business consistent with the proposed structure and applicable tax provisions, we may fail to achieve the financial and operational efficiencies that we anticipate as a result of the proposed structure, and our business, financial condition and operating results may be materially and adversely affected.”

Our future operating results may be subject to volatility due to fluctuations in foreign currency.

We are exposed to foreign exchange risks with regard to our operating expenses which may affect our operating results. Although we price our products primarily in U.S. dollars, a portion of our operating expenses are incurred in foreign currencies. If the value of the U.S. dollar depreciates relative to certain other foreign currencies, it would increase our costs as expressed in U.S. dollars. Conversely, if the U.S. dollar strengthens relative to other currencies, such strengthening could raise the relative cost of our products to non-U.S. customers, especially as compared to foreign competitors, and could reduce demand.

We intend to engage in currency hedging transactions to reduce our foreign exchange exposure. However, these transactions may not fully eliminate our risk and could have an adverse effect on our financial condition.

We face a number of risks related to our strategic transactions.

We completed the acquisition of Time-Bandwidth Products, Inc. (“Time-Bandwidth”) in January 2014 and we will continue to review opportunities to acquire other businesses or technologies. Such strategic transactions involve numerous risks, including the following:

•	diversion of management’s attention from normal daily operations of the business;

•	unforeseen expenses, delays or conditions imposed upon the acquisition, including due to required regulatory approvals or consents;

•	unanticipated changes in the combined business due to potential divestitures or other requirements imposed by antitrust regulators;

•	the ability to retain and obtain required regulatory approvals, licenses and permits;

•	difficulties and costs in integrating the operations, technologies, products, IT and other systems, facilities and personnel of the purchased businesses;

•	potential difficulties in completing projects associated with in-process R&D;

•	an acquisition may not further our business strategy as we expected or we may overpay for, or otherwise not realize the expected return on, our investments;

•	insufficient net revenue to offset increased expenses associated with acquisitions;

•	potential loss of key employees of the acquired companies; and

•	difficulty forecasting revenues and margins.

Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

We rely upon the capacity, reliability and security of our information technology infrastructure and our ability to expand and continually update this infrastructure in response to our changing needs. In some cases, we may rely upon third-party hosting and support services to meet these needs. Any failure to manage, expand and update our information technology infrastructure, any failure in the extension or operation of this infrastructure, or any failure by our hosting and support partners in the performance of their services could materially and adversely harm our business. Despite our implementation of security measures, our systems are vulnerable to damage from computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, accident or security breach could result in disruptions to our operations. To the extent that any disruption or security breach results in a loss or damage to our data or in inappropriate disclosure of confidential information, it could cause significant damage to our reputation, affect our relationships with our customers, and ultimately harm our business. In addition, we may be required to incur significant costs to protect against or mitigate damage caused by these disruptions or security breaches in the future.

If we have insufficient proprietary rights or if we fail to protect our rights, our business would be materially harmed.

We seek to protect our products and product roadmaps in part by developing and/or securing proprietary rights relating to those products, including patents, trade secrets, know-how and continuing technological innovation. The steps we take to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing technologies that are similar to our own. It is possible that patents may not be issued from any of our pending applications or those we may file in the future and, if patents are issued, the claims allowed may not be sufficiently broad to deter or prohibit others from making, using or selling products that are similar to ours. We do not own patents in every country in which we sell or distribute our products, and thus others may be able to offer identical products in countries where we do not have intellectual property protections. In addition, the laws of some territories in which our products are or may be developed, manufactured or sold, including Europe, Asia-Pacific or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States. Any patents issued to us may be challenged, invalidated or circumvented. Additionally, we are currently a licensee for a number of third-party technologies including software and intellectual property rights from academic institutions, our competitors and others, and we are required to pay royalties to these licensors for the use thereof. In the future, if such licenses are unavailable or if we are unable to obtain such licenses on commercially reasonable terms, we may not be able to rely on such third-party technologies which could inhibit our development of new products, impede the sale of some of our current products, substantially increase the cost to provide these products to our customers, and could have a significant adverse impact on our operating results.

We also seek to protect our important trademarks by endeavoring to register them in certain countries. We do not own trademark registrations in every country in which we sell or distribute our products, and thus others may be able to use the same or confusingly similar marks in countries where we do not have trademark registrations. We are adopting Lumentum as a new house trademark and trade name for our company, and we have not yet established rights in this name and brand. We are also adopting the Lumentum logo as a new house trademark for our company, and we have not yet established rights in this brand. The new brands are not currently protected by registration in the United States or other jurisdictions. The efforts we take to register and protect trademarks, including the new brands, may not be sufficient or effective. Although we will seek to obtain trademark registrations for the new brands, it is possible we may not be able to protect our new brands through registration in one or more jurisdictions, for example, the applicable governmental authorities may not approve the registration. Furthermore, even if the applications are approved, third parties may seek to oppose or otherwise challenge registration. There is the possibility, despite efforts, that the scope of the protection obtained for our trademarks, including the new brands, will be insufficient or that a registration may be deemed invalid or unenforceable in one or more jurisdictions throughout the world.

Our products may be subject to claims that they infringe the intellectual property rights of others.

Lawsuits and allegations of patent infringement and violation of other intellectual property rights occur in our industry on a regular basis. We have received in the past, and anticipate that we will receive in the future, notices from third parties claiming that our products infringe upon their proprietary rights, with two distinct sources becoming increasingly prevalent. First, large technology companies, including some of our customers and competitors, are seeking to monetize their patent portfolios and have developed large internal organizations that may approach us with demands to enter into license agreements. Second, patent-holding companies that do not make or sell products (often referred to as “patent trolls”) may claim that our products infringe upon their proprietary rights. We respond to these claims in the course of our business operations. The litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense and divert the efforts of our technical and management personnel, regardless of whether we are successful. If we are unsuccessful, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development, or such licenses may not be available on commercially reasonable terms, or at all. Without such a license, or if we are the subject of an exclusionary order, our ability to make our products could be limited and we could be enjoined from future sales of the infringing product or products, which could adversely affect our revenues and operating results. Additionally, we often indemnify our customers against claims of infringement related to our products and may incur significant expenses to defend against such claims. If we are unsuccessful defending against such claims, we may be required to indemnify our customers against any damages awarded.

We also face risks that third parties may assert trademark infringement claims against us in one or more jurisdictions throughout the world related to the new brand and/or other trademarks. The litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense and divert the efforts of our technical and management personnel, regardless of whether we are successful. If we are unsuccessful, trademark infringement claims against us could result in significant monetary liability or prevent us from selling some or all of our products or services under the challenged trademark. In addition, resolution of claims may require us to alter our products, labels or packaging, license rights from third parties, or cease using the challenged trademark altogether, which could adversely affect our revenues and operating results.

We face certain litigation risks that could harm our business.

From time to time we have been, and in the future we may become, subject to various legal proceedings and claims that arise in or outside the ordinary course of business. The results of legal proceedings are difficult to predict. Moreover, many of the complaints filed against us may not specify the amount of damages that plaintiffs seek, and we therefore may be unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we may be unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial condition, liquidity and results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation is costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits have been significant in the past, will continue to be costly and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business. For additional discussion regarding litigation, see “Business-Legal Proceedings.”

We may be subject to environmental liabilities which could increase our expenses and harm our operating results.

We are subject to various federal, state and foreign laws and regulations, including those governing pollution and protection of human health and the environment and, recently, those restricting the presence of certain substances in electronic products and holding producers of those products financially responsible for the collection, treatment, recycling and disposal of such products. Such laws and regulations have been passed in several jurisdictions in which we operate, are often complex and are subject to frequent changes. We will need to ensure that we comply with such laws and regulations as they are enacted. Additionally, we may be required to ensure that our suppliers comply with such laws and regulations. If we or our suppliers fail to comply with such laws, we could face sanctions for such noncompliance, and our customers may refuse to purchase our products, which would have a material adverse effect on our business, financial condition and results of operations.

We have incurred and in the future could incur substantial costs, including significant capital expenditures, to comply with such environmental laws and regulations and to clean up contaminated properties, either those we own or operate or to which we have sent waste in the past. Such clean-up or compliance obligations could result in disruptions to our operations. Additionally, if we are found to be in violation of these laws, we could be subject to governmental fines or civil liability for damages resulting from such violations. These costs could have a material adverse impact on our financial condition or operating results.

We will be subject to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding “conflict” minerals that could subject us to additional costs and liabilities.

We will be subject to the SEC rules implementing the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act which establish disclosure and reporting requirements for companies who use “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in their products. Complying with the disclosure requirements involves substantial diligence efforts to determine the source of any conflict minerals used in our products and may require third-party auditing of our diligence process. These efforts may demand internal resources that would otherwise be directed towards operational activities.

Since our supply chain is complex, we may face reputational challenges if we are unable to sufficiently verify the origins of the conflict minerals used in our products. Additionally, if we are unable to satisfy those customers who require that all of the components of our products are determined to be conflict free, they may choose a competitor’s products which could materially impact our financial condition and operating results.

Certain provisions in our charter and Delaware corporate law could hinder a takeover attempt.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) which prohibits us, under some circumstances, from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions providing for the limitations of liability and indemnification of our directors and officers, allowing vacancies on our board of directors to be filled by the vote of a majority of the remaining directors, granting our board of directors the authority to establish additional series of preferred stock and to designate the rights, preferences and privileges of such shares (commonly known as “blank check preferred”) and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders, which may only be called by the chairman of the board of directors, the chief executive officer or the board of directors. These provisions may also have the effect of deterring hostile takeovers or delaying changes in control or changes in our management.

Risks Related to the Separation

We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information in this information statement refers to our business as operated by and integrated with JDSU. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of JDSU. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below.

•	Prior to the separation, our business has been operated by JDSU as part of its broader corporate organization, rather than as an independent company. JDSU or one of its affiliates performed various corporate functions for our business such as legal, treasury, accounting, auditing, human resources, finance and other corporate functions. Our historical and pro forma financial results reflect allocations of corporate expenses from JDSU that may differ from our actual operating expenses for these functions in the future. Therefore, our cost related to such functions previously performed by JDSU may increase following the separation.

•	Our business is currently integrated with the other businesses of JDSU. Historically, we have shared economies of scale in costs, employees, vendor and customer relationships. We will need to enter into new arrangements with certain vendors which may result in us paying higher charges than in the past for these services. This could have an adverse effect on our results of operations and financial condition.

•	Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of JDSU. Following the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	After the completion of the separation, the cost of capital for our business may be higher than JDSU’s cost of capital prior to the separation.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from JDSU. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

Certain contracts that will need to be transferred or assigned to us from JDSU or its affiliates in connection with the separation require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise reduce our profitability.

The separation agreement provides that, in connection with the separation, a number of contracts are to be transferred or assigned from JDSU or its affiliates to us or our affiliates. Many of these contracts require the contractual counterparty’s consent to such an assignment. Similarly, in some circumstances, we are a joint beneficiary of contracts, and we will need to enter into a new agreement with the third party to replicate the contract or assign the portion of the contract related to our business. It is possible that some parties may use the requirement of a consent or the fact that the separation is occurring to seek more favorable contractual terms from us or to seek to terminate the contract. If (i) we are unable to obtain these consents for certain key contracts on commercially and satisfactory terms, (ii) we enter into new agreements on significantly less favorable terms, or (iii) the contracts are terminated, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the separation. Additionally, the loss of these contracts could increase our expenses or otherwise reduce our profitability.

Potential indemnification liabilities to Viavi pursuant to the separation agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.

The separation agreement provides for, among other things, indemnification obligations designed to make us financially responsible for:

•	any Lumentum Liabilities (as defined below in “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement”);

•	our failure to pay, perform or otherwise promptly discharge any Lumentum Liabilities or contracts, in accordance with their respective terms, whether prior to, at or after the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by JDSU for our benefit, unless related to a JDSU Liability (as defined in the separation agreement);

•	any breach by us of the separation agreement or any of the ancillary agreements or any action by us in contravention of our amended and restated certificate of incorporation or amended and restated bylaws; and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution, or us and our subsidiaries, or primarily relates to the transactions contemplated by the separation agreement, subject to certain exceptions.

Our indemnification obligations are not subject to maximum loss clauses. If we are required to indemnify JDSU under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification.”

In connection with the separation, JDSU will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that JDSU’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation agreement, JDSU will indemnify us for certain liabilities relating to, arising out of or resulting from:

•	the JDSU Liabilities (as defined below in “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement”);

•	the failure of JDSU or any of its subsidiaries, other than us, to pay, perform or otherwise promptly discharge any of the JDSU Liabilities, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by us for the benefit of JDSU, unless related to a Lumentum Liability;

•	any breach by JDSU or any of its subsidiaries, other than us, of the separation agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or primarily relates to the transactions contemplated by the separation agreement, subject to certain exceptions.

However, third parties could seek to hold us responsible for any of the liabilities that JDSU agrees to retain, and there can be no assurance that the indemnity from JDSU will be sufficient to protect us against the full amount of such liabilities, or that JDSU will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from JDSU any amounts for which we are held liable, we may be temporarily required to bear these losses.

The distribution could result in significant tax liability to JDSU and its stockholders.

We have received a private letter ruling from the IRS, to the effect that the retention by Viavi of 19.9 percent of our common stock will not be deemed to be pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax within the meaning of Section 355(a)(1)(D)(ii) of the Code. Notwithstanding the IRS Ruling, the IRS could determine on audit that the retention of our common stock was pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax if it determines that any of the facts, assumptions, representations or undertakings that we or JDSU have made or provided to the IRS are not correct. If the retention is deemed to be pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax, then the distribution could ultimately be determined to be taxable.

The completion of the spin-off is conditioned on JDSU’s receipt of a written opinion of PwC, its tax advisor, to the effect that the distribution, together with certain related transactions necessary to effectuate the distribution, should qualify for non-recognition of gain or loss under Sections 368(a)(1)(D) and 355 of the Code.

The opinion only addresses the U.S. federal income tax consequences of the spin-off and will not address any U.S. state or local or foreign tax consequences. The opinion assumes that the spin-off will be completed according to the terms of the separation agreement and relies on the facts as stated in the separation agreement, the tax matters agreement, the other ancillary agreements, this information statement and a number of other documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, us and JDSU. The opinion received by JDSU cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect. The opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS or any court will not take a contrary position.

If the distribution does not qualify for non-recognition of gain or loss, JDSU stockholders receiving our stock in the distribution could be subject to significant U.S. federal income tax liabilities. In this case, each JDSU stockholder who receives our common stock in the distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received by such stockholder, which would generally result in (i) a taxable dividend to such stockholder to the extent of its pro rata share of JDSU’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles); (ii) a reduction in such stockholder’s basis (but not below zero) in JDSU common stock to the extent the amount of the distribution exceeds the stockholder’s share of JDSU’s earnings and profits; and (iii) a taxable gain from the exchange of JDSU common stock to the extent the amount of the distribution exceeds the sum of such stockholder’s share of JDSU’s earnings and profits and such stockholder’s basis in JDSU common stock. Such gain would be long-term capital gain if the stockholder’s holding period for JDSU common stock at the time of the distribution exceeds one year. Non-corporate U.S. holders may qualify for the lower rates of taxation with respect to dividends received which, based on current law, would be at the rates applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that a minimum holding period and other requirements are satisfied.

If the distribution were determined not to qualify for non-recognition of gain and loss, then JDSU would recognize gain in an amount up to the fair market value of our common stock held by it immediately before the distribution, over its tax basis in our stock immediately before the distribution. The contribution by JDSU to Lumentum Inc., of all of the membership interests in Lumentum Operations LLC, to which JDSU will contribute all of the assets and liabilities associated with the CCOP business, has been structured so that it is treated as a taxable exchange. As a result, it is expected that JDSU will have a fair market value or substantially stepped-up tax basis in our stock held by it immediately before the distribution. Assuming JDSU has a fair market value or substantially stepped-up tax basis in our stock held by it immediately prior to the distribution, JDSU would recognize zero or nominal gain. Under certain circumstances, we could have an indemnification obligation to JDSU with respect to tax on any gain if JDSU is determined not to have a stepped-up basis in our stock. See below and “Material U.S. Federal Income Tax Consequences.”

We could have an indemnification obligation to JDSU if the distribution were determined not to qualify for non-recognition treatment, which could materially and adversely affect our financial condition.

If, due to any of our representations being untrue or our covenants being breached, it were determined that the distribution did not qualify for non-recognition of gain or loss under Section 355 of the Code, we could be required to indemnify JDSU for the resulting taxes and related expenses. The indemnification obligation is not expected to be material because JDSU is expected to have a fair market value or substantially stepped-up tax basis in our shares immediately prior to the separation. If, contrary to our expectation, it were determined that JDSU did not have a fair market value or substantially stepped-up tax basis in our shares, any such indemnification obligation could materially and adversely affect our financial condition.

In addition, Section 355(e) of the Code generally creates a presumption that the distribution would be taxable to JDSU, but not to stockholders, if we or our stockholders were to engage in transactions that result in a 50% or greater change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the distribution, unless it were established that such transactions and the distribution were not part of a plan or series of related transactions giving effect to such a change in ownership. If the distribution were taxable to JDSU due to such a 50% or greater change in ownership of our stock, JDSU would recognize gain in an amount equal to the excess of the fair market value of our common stock held by it immediately before the distribution over its tax basis in such stock, and we generally would be required to indemnify JDSU for the tax on such gain and related expenses. The indemnification obligation is not expected to be material because JDSU is expected to have a fair market value or substantially stepped-up tax basis in our shares immediately prior to the separation. If, contrary to our expectation, it were determined that JDSU did not have a fair market value or substantially stepped-up tax basis in our shares, any such indemnification obligation could materially adversely affect our financial condition. See “Certain Relationships and Related Person Transactions-Agreements with JDSU-Tax Matters Agreement.”

We intend to agree to restrictions to preserve the non-recognition treatment of the distribution, which may reduce our strategic and operating flexibility.

We intend to enter into a tax matters agreement under which we will be subject to certain covenants and indemnification obligations that address compliance with Section 355(e) of the Code. These covenants and indemnification obligations may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable. See “Certain Relationships and Related Person Transactions-Agreements with JDSU-Tax Matters Agreement.”

The separation may not occur, we may not achieve any or all of the expected benefits of the separation, and the separation may adversely affect our business.

JDSU can, in its sole and absolute discretion, determine the terms of the separation, or decline at any time to go forward with the separation. Even if the separation does occur, we may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide us with the following benefits, among others:

•	more effective pursuit of our distinct operating priorities and strategies;

•	a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of our business separately from JDSU;

•	more efficient allocation of our capital;

•	direct access to the capital markets; and

•	a favorable cash effective tax rate for a number of years.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of JDSU; (iii) following the separation, our business will be less diversified and have less scale than JDSU’s business prior to the separation; and (iv) the other actions required to separate JDSU’s and our respective businesses could disrupt our operations. If we fail to achieve any or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, operating results and financial condition could be adversely affected.

The separation may expose us to potential liabilities and business complications arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The separation could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor in either JDSU or us (such as a trustee or debtor-in-possession in a bankruptcy) could claim that the separation left either JDSU or us insolvent or with unreasonably small capital. In addition, parties could allege that JDSU intended or believed that either JDSU or we would incur debts beyond its or our respective ability to pay such debts as they mature, or that JDSU or we did not receive fair consideration or reasonably equivalent value in the separation. If a court were to agree with such a plaintiff, then such court could void the separation as a fraudulent transfer and could impose a number of different remedies, including without limitation:

•	returning our assets or your shares in our company to JDSU;

•	forcing JDSU to further capitalize us, although there is no assurance JDSU would have the financial ability to do so if such a judgment were rendered;

•	voiding our liens and claims against JDSU; or

•	providing JDSU with a claim for money damages against us in an amount equal to the difference between the consideration received by JDSU and the fair market value of our company at the time of the separation.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if either the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), or it is unlikely to be able to pay its liabilities as they become due. We cannot assure you as to what standard a court would apply to determine insolvency or that a court would determine that JDSU or we were solvent at the time of or after giving effect to the separation, including the distribution of our common stock.

The distribution of our common stock by JDSU is also subject to review under state corporate distribution statutes. Under the DGCL, a corporation may only pay dividends to its stockholders either (1) out of its surplus (net assets minus capital) or (2) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although JDSU intends to make the distribution of our common stock entirely from surplus, we cannot assure you that a court will not later determine that some or all of the distribution to JDSU stockholders was unlawful.

Although the JDSU board of directors has considered in detail the financial positions of each of the companies and believes that each company will be sufficiently capitalized following the separation, any successful claims to the contrary could potentially expose us to material financial liabilities, unwinding of the transaction and adverse consequences with customers and suppliers related to our perceived inability to timely deliver products and pay for materials and services.

We are an “emerging growth company” and cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. Among other things, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

•	comply with any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	hold a nonbinding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved.

Accordingly, the information that we provide stockholders in this information statement and in our other filings with the SEC may be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and adversely affected.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (“Securities Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period.

We will remain an “emerging growth company” until the earliest of:

•	the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act;

•	the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion;

•	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; or

•	the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor statute, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the ex-dividend date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the separation, nor can we predict the prices at which shares of our common stock may trade after the separation. Similarly, we cannot predict the effect of the separation on the trading prices of our common stock or whether the combined market value of the shares of our common stock and the JDSU common stock will be less than, equal to or greater than the market value of JDSU common stock prior to the separation.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	the sale of our shares by some stockholders after the distribution because our business profile and market capitalization may not fit their investment objectives;

•	the sale by Viavi of the retained shares as required by the terms of the IRS ruling;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	success or failure of our business strategy;

•	our ability to obtain financing as needed;

•	changes to the regulatory and legal environment in which we operate;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	investor perception of us and our industry;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	overall market fluctuations; and

•	general economic and market conditions and other external factors.

A number of shares of our common stock are or will be eligible for future sale, including the sale by Viavi of the shares of our common stock that it retains after the distribution, which could materially increase the volatility of our stock price and may cause our stock price to decline.

Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline. Upon completion of the distribution on August 1, 2015, we expect that we will have an aggregate of approximately 58.4 million shares of our common stock issued and outstanding, based on approximately 233.9 million shares of JDSU common stock outstanding as of March 28, 2015. Except for the shares of our common stock retained by Viavi, these shares will be freely tradable without restriction or registration under the Securities Act, unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act. We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time.

In addition, following the distribution, Viavi will retain an ownership interest in 19.9 percent of our total shares outstanding for a limited period of time. Pursuant to a stockholder’s and registration rights agreement with Viavi, Viavi will be required to vote such shares in proportion to the votes cast by our other stockholders. See “Certain Relationships and Related Person Transactions—Stockholder’s and Registration Rights Agreement” included elsewhere in this information statement. In order to not jeopardize the tax-free status of the distribution, Viavi is required to dispose of such retained shares of our common stock that it owns as soon as practicable and consistent with its reasons for retaining such shares, but in no event later than 3 years after the distribution. Pursuant to the stockholder’s and registration rights agreement, we will agree that, upon the request of Viavi, we will effect the registration under applicable securities laws of the shares of common stock retained by Viavi. Subject to limited exceptions, we do not have the right to prevent or delay the sale of our shares by Viavi pursuant to the stockholder’s and registration right agreement. Any disposition by Viavi, or any significant shareholder, of our common stock in the public market, or the perception that such dispositions could occur, could materially increase the volatility of our stock price and adversely affect prevailing market prices for our common stock.

We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

We do not currently expect to pay dividends on our common stock. The payment of any dividends to our stockholders in the future, and the timing and amount thereof, will fall within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, potential debt service obligations or restrictive covenants, industry practice, legal requirements, regulatory constraints and other factors that our board of directors deems relevant.

For more information, see “Dividend Policy.” In addition, because we are a holding company with no material direct operations, we are dependent on loans, dividends and other payments from our operating subsidiaries to generate the funds necessary to pay dividends on our common stock. However, our operating subsidiaries’ ability to make such distributions will be subject to their operating results, cash requirements and financial condition and the applicable provisions of Delaware law that may limit the amount of funds available for distribution. Our ability to pay cash dividends may also be subject to covenants and financial ratios related to existing or future indebtedness, and other agreements with third parties.

The obligations of Lumentum Inc. to holders of its Series A Preferred Stock could have a negative impact on holders of our common stock.

Our subsidiary, Lumentum Inc., will issue at a minimum $30 million and up to $40 million in Series A Preferred Stock to JDSU, which has contractually agreed to sell the Series A Preferred Stock to Amada following the spin-off. The Series A Preferred Stock may be converted into shares of our common stock beginning on the second anniversary of the closing of the stock purchase (absent a change of control of us or similar event) using a conversion price equal to 125 percent of the volume weighted average price per share of our common stock in the five “regular-way” trading days following the spin-off. The Series A Preferred Stock may be redeemed by us upon the third anniversary of the date of issuance or the preferred stockholders may cause us to redeem the Series A Preferred Stock upon the fifth anniversary of the date of issuance.

Cumulative senior dividends on the Series A Preferred Stock will accrue at the annual rate of 2.5 percent, but will be paid only when and if declared by our board of directors. Our ability to make payments to holders of the Series A Preferred Stock (“Series A Holders”) will depend on Lumentum Inc.’s ability to generate cash in the future from operations, financings or asset sales. Lumentum Inc.’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that we cannot control. The payment of this dividend will reduce the amount of cash otherwise available for distribution by Lumentum Inc. to us for further distribution to our common stockholders or for other corporate purposes. If Lumentum Inc. is in arrears on the payment of dividends to the Series A Holders, (i) Lumentum Inc. will not be able to pay any dividends to us, subject to certain exceptions, and (ii) we will not be able to make any distribution on or repurchase of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials we have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. A forward-looking statement may contain words such as “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “project,” “should,” “will,” “will continue to be,” “would,” or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements include statements such as:

•	our plans to operate as a stand-alone company, including the anticipated tax benefits, savings, costs and other impacts of our separation from JDSU;

•	our expectations regarding demand for our products, including continued trends in end-user behavior and technological advancements that may drive such demand;

•	our belief that we are well positioned to benefit from certain industry trends and advancements, and our expectations of the role we will play in those advancements;

•	our plans for growth and innovation opportunities;

•	financial projections and expectations, including profitability of certain business segments, plans to reduce costs and improve efficiencies, the effects of seasonality on certain business segments, continued reliance on key customers for a significant portion of our revenue, future sources of revenue, competition and pricing pressures, the future impact of certain accounting pronouncements and our estimation of the potential impact and materiality of litigation;

•	our plans for continued development, use and protection of our intellectual property;

•	our strategies for achieving our current business objectives, including related risks and uncertainties;

•	our plans or expectations relating to investments, acquisitions, partnerships and other strategic opportunities;

•	our strategies for reducing our dependence on sole suppliers or otherwise mitigating the risk of supply chain interruptions;

•	the tax treatment of the contribution and distribution;

•	our R&D plans and the expected impact of such plans on our financial performance; and

•	our expectations related to our products, including costs associated with the development of new products, product yields, quality and other issues.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, financial condition, results of operations, or cash flows.

THE SEPARATION AND DISTRIBUTION

Background

On September 10, 2014, JDSU announced that it intended to separate its CCOP business from its network enablement, service enablement and optical security and performance products businesses through a distribution of the common stock of a new entity. This new entity, Lumentum Holdings Inc., was formed to indirectly hold the assets and liabilities associated with the CCOP business through Lumentum Operations LLC. In connection with the separation, JDSU will change its name to Viavi Solutions Inc.

The JDSU board of directors has approved, after giving effect to Viavi’s retention of 19.9% of our common stock, the distribution of the remaining 80.1% of the issued and outstanding shares of our common stock on the basis of one share of our common stock for every five shares of JDSU common stock held as of the close of business on the record date of July 27, 2015.

On the distribution date, each JDSU stockholder will receive one share of our common stock for every five shares of JDSU common stock held at the close of business on the record date for the distribution, as described below. These shares of Lumentum common stock are expected to be credited to “street name” stockholders through the Depository Trust Corporation on the first trading day thereafter, Monday, August 3, 2015. Lumentum common stock is expected to begin trading on the NASDAQ Stock Market under the ticker symbol “LITE” on Tuesday, August 4, 2015. JDSU stockholders will receive cash in lieu of any fractional shares of our common stock that they would have received after application of this ratio. JDSU stockholders that are entitled to receive shares of our common stock will not be required to make any payment, surrender or exchange their shares of JDSU common stock or take any other action to receive shares of our common stock in the distribution. The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “The Separation and Distribution-Conditions to the Distribution.”

Reasons for the Separation

The JDSU board of directors considered a variety of factors and strategies to enhance stockholder value before determining that the separation of the CCOP business into an independent, publicly traded company is in the best interests of JDSU, its stockholders, and us. Among other things, the JDSU board of directors considered the following potential benefits of the separation:

•	enable us to enhance our strategic focus on our leading position in the Telecom market, expand our position in the high-growth Datacom market, and grow our commercial lasers and 3-D sensing businesses;

•	enable JDSU to enhance its strategic focus on its transition to a more software-centric company aligned with the industry’s rapid shift to software defined networks, while leveraging and maintaining its leadership in network enablement;

•	create clearer investment profiles for both companies and increase opportunities for further industry consolidation;

•	enable a more efficient allocation of capital and resources for both companies and catalyze additional cost reductions within JDSU; and

•	enable both companies to benefit from increased operational flexibility, efficiency and support structures tailored to each company’s specific needs.

The JDSU board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

•	complexity of the transaction could distract management from executing on its business goals;

•	additional expense required to execute the spin-off and set up Lumentum as a publicly reporting company; and

•	potential for increased volatility in both our and Viavi’s stock prices as the individual businesses will be less diversified.

The JDSU board of directors also considered the fact that JDSU’s existing NOLs would make it likely that we could be established with a favorable cash effective tax rate for a number of years following the separation. After considering this and the other factors noted above, the JDSU board of directors concluded that the potential benefits of the separation outweighed the negative factors. Neither we nor JDSU can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”

We and JDSU anticipate that in connection with the separation and distribution, 80.1% of the shares of our common stock will be distributed to JDSU stockholders on a pro rata basis, while Viavi will retain 19.9% of the shares of our common stock. JDSU’s board of directors determined that Viavi’s retention of 19.9% of the shares of our common stock and subsequent sale of our common stock would provide necessary capital, primarily for general corporate purposes, including working capital, sales and marketing activities and general and administrative matters. Part of the proceeds from any sale of the retained stock may also be used for potential future acquisitions, although we have been informed by JDSU that none are currently under active consideration.

Organizational Structure Before and After the Spin-Off

We were formed in Delaware on February 10, 2015, for the purpose of holding JDSU’s CCOP business.

Prior to the Spin-Off

As part of the plan to separate the CCOP business from the remainder of its businesses, JDSU:

•	intends to transfer the CCOP assets and liabilities to Lumentum Operations LLC;

•	intends to transfer all of the membership interests in Lumentum Operations LLC to Lumentum Inc. in exchange for all of the common stock, Series A Preferred Stock and Series B Preferred Stock of Lumentum Inc.;

•	has entered into a contract under which JDSU has agreed to sell all of the Series A Preferred Stock of Lumentum Inc. to Amada, which contract precedes the sale of such stock (For a description of the sale and the terms of the Series A Preferred Stock, see “Certain Relationships and Related Party Transactions - Securities Purchase Agreement”); and

•	intends to transfer all of the common stock and Series B Preferred Stock of Lumentum Inc. to Lumentum Holdings Inc.

Following the Spin-Off

Following the separation:

•	the CCOP business will be held by Lumentum Operations LLC;

•	Lumentum Operations LLC will be a wholly-owned limited liability company of Lumentum Inc.;

•	all shares of Lumentum Inc., except for the shares of Series A Preferred Stock to be held by Amada, will be held by Lumentum Holdings Inc.; and

•	JDSU is contractually obligated to immediately sell all of the Series A Preferred Stock of Lumentum Inc. to Amada.

We refer to this series of transactions as the “Transaction Structure.” The diagrams below depict the basic organizational structure of JDSU before the spin-off and Viavi and us after the spin-off.

When and How You Will Receive the Distribution

With the assistance of Computershare Trust Company, N.A, we expect JDSU to distribute 80.1% of our common stock on August 1, 2015, the distribution date, to all holders of an entitlement to shares of our common stock immediately prior to the ex-dividend date. Computershare Trust Company, N.A, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for our common stock.

Our common stock that you are entitled to receive in the distribution will be issued to you, as of the ex-dividend date, in book-entry form or to your bank or brokerage firm on your behalf.

Commencing on or shortly after the ex-dividend date, if you hold physical share certificates that represent your shares of JDSU common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name.

Most JDSU stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of JDSU common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the distribution. Shares of Lumentum common stock are expected to be credited to “street name” stockholders through the Depository Trust Corporation on Monday, August 3, 2015, which is the first trading day following the distribution date on August 1, 2015. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of our common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Viavi may also be considered an affiliate of ours because Viavi intends, immediately following the distribution, to own 19.9 percent of our outstanding shares of common stock. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of our Common Stock You Will Receive

For every five shares of JDSU common stock that you own immediately prior to the ex-dividend date, you will receive one share of our common stock on the ex-dividend date.

JDSU will not distribute any fractional shares of our common stock to its stockholders. Instead, Computershare Trust Company, N.A. will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by us or JDSU, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either JDSU or us. Neither we nor JDSU will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

If you hold physical certificates for shares of JDSU common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of JDSU common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After our separation from JDSU, we will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on July 27, 2015, the record date for the distribution, and will reflect any exercise of JDSU options between the date the JDSU board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of JDSU common stock or any rights of JDSU stockholders. JDSU will not distribute any fractional shares of our common stock.

We will enter into a separation agreement and other related agreements with JDSU before the distribution to effect the separation and provide a framework for our relationship with JDSU after the separation. These agreements will provide for the allocation between JDSU and us of JDSU’s assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from JDSU and will govern the relationship between JDSU and us after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”

Market for our Common Stock

There is currently no public trading market for our common stock. We have applied to list our common stock on NASDAQ under the symbol “LITE.” We have not and will not set the initial price of our common stock. The initial price will be established by the public markets.

We cannot predict the price at which our common stock will trade after the distribution. In fact, the combined trading prices of five shares of JDSU common stock and one share of our common stock after the ex-dividend date (representing the number of shares of our common stock to be received per five shares of JDSU common stock in the distribution) may not equal the “regular-way” trading price of one share of JDSU common stock immediately prior to the ex-dividend date. The price at which our common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors-Risks Related to Our Common Stock.”

Trading Between the Record Date and Ex-Dividend Date

Beginning on Thursday, July 23, 2015 and continuing to and including Monday, August 3, 2015, JDSU expects that there will be two markets in shares of JDSU common stock: a “regular-way” market and an “ex-distribution” market. Shares of JDSU common stock that trade on the “regular-way” market will trade with an entitlement to our common stock distributed pursuant to the separation. Shares of JDSU common stock that trade on the “ex-distribution” market will trade without an entitlement to our common stock distributed pursuant to the distribution. Therefore, if you sell shares of JDSU common stock in the “regular-way” market up to and including Monday, August 3, 2015, you will be selling your right to receive shares of our common stock in the distribution. If you own shares of JDSU common stock at the close of business on July 27, 2015, the record date, and sell those shares on the “ex-distribution” market up to and including Monday, August 3, 2015, you will receive the shares of our common stock that you are entitled to receive pursuant to your ownership as of the record date for the shares of JDSU common stock.

Furthermore, beginning on Thursday, July 23, 2015 and continuing up to and including Monday, August 3, 2015, we expect that there will be a “when-issued” market for our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common stock that will be distributed to holders of shares of JDSU common stock on the distribution date. If you own shares of JDSU common stock at the close of business on the record date for the distribution, you would be entitled to our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without the shares of JDSU common stock you own, on the “when-issued” market. On Tuesday, August 4, 2015, the ex-dividend date, “when-issued” trading with respect to our common stock will end, and “regular-way” trading will begin.

Set forth below is a summary of material dates involving the trading of JDSU (to be renamed Viavi) and Lumentum common stock as they relate to the separation and distribution:

Key Dates	Ticker Symbol	Trading Implications
On or before July 22, 2015	JDSU	JDSU (including the Lumentum business) trades under ticker symbol “JDSU”.

From Thursday, July 23, 2015 until close of NASDAQ on Monday, August 3, 2015	JDSU	Ticker symbol “JDSU” continues to represent “regular-way” trades of JDSU (including the right to receive Lumentum shares in connection with the distribution.)
	JDSUV	Ticker symbol “JDSUV” represents “ex-distribution” trades of JDSU, which will NOT carry the right to receive shares of Lumentum in connection with the distribution.
	LITEV	Ticker symbol “LITEV” represents “when-issued” trades of Lumentum, whereby shareholders trade the right to receive shares of Lumentum in connection with the distribution.

From NASDAQ opening on Tuesday, August 4, 2015 (the ex-dividend date)	VIAV	JDSU will change its name to Viavi Solutions Inc. and will trade under ticker symbol “VIAV”, which shares will not carry the right to receive Lumentum shares.
	LITE	Lumentum shares will trade “regular-way” under ticker symbol “LITE”.

Conditions to the Distribution

We have announced that the distribution will be effective at 12:01 a.m. Eastern Time, on August 1, 2015, which is the distribution date, provided that the following conditions will have been met (or waived by JDSU in its sole discretion):

•	completion of the steps contemplated by our Transaction Structure;

•	receipt by JDSU of the opinion of PwC, its tax advisor, that the separation and distribution should qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code;

•	declaration by the SEC of the effectiveness of the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the mailing of this information statement to our stockholders;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	acceptance for listing on NASDAQ of the shares of our common stock to be distributed, subject to official notice of distribution; and

•	no other event or development will have occurred or exist that, in the judgment of JDSU’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

JDSU will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution and the distribution date and the distribution ratio. JDSU does not intend to notify its stockholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the JDSU board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the JDSU board of directors determines that any modifications by JDSU materially change the material terms of the distribution, JDSU will notify JDSU stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K or circulating a supplement to this information statement.

Solvency Opinion

Prior to the separation, our Board of Directors expects to obtain an opinion from an independent financial advisory firm that we and Viavi each will be solvent at the time of the separation and immediately after the separation and distribution, will be able to repay our respective debts as they mature following the separation and distribution and will have sufficient capital to carry on our respective businesses, and that the distribution will be made entirely out of surplus in accordance with Section 170 of the DGCL.

DIVIDEND POLICY

The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, potential debt service obligations and related restrictive covenants, industry practice, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. In addition, we are a holding company and have no direct operations. As a result, we will only be able to pay dividends on our common stock from available cash on hand and distributions from our subsidiaries. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

CAPITALIZATION

The following table sets forth the capitalization of the CCOP business of JDSU on a historical basis and a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred as of March 28, 2015. You can find an explanation of the pro forma adjustments made to our historical combined financial statements under “Unaudited Pro Forma Combined Financial Statements.” You should review the following table in conjunction with the “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical unaudited interim condensed combined financial statements and accompanying notes included elsewhere in this information statement. The historical financial information may not necessarily reflect what our capitalization would have been had we been an independent, publicly traded company as of March 28, 2015 and is not necessarily indicative of our future capitalization.

	As of March 28, 2015
	Historical	Pro Forma
	(in millions) (unaudited)
Noncontrolling interest:
Redeemable Series A Preferred Stock(1)	$—	$30.0
Equity:
Common stock; par value	—	0.1
Additional paid-in capital	—	472.8
JDSU net investment	369.4	—
Accumulated other comprehensive income	13.5	13.5

Total equity	$382.9	$486.4

Total capitalization	$382.9	$516.4

(1)	The issuance of approximately 30,000 shares of Series A Preferred Stock at a par value of $0.001 per share. The number of shares of Series A Preferred Stock is based on the issuance by our subsidiary, Lumentum Inc., at a required minimum of $30 million (but up to $40 million) of Series A Preferred Stock to JDSU, which shares JDSU has contractually agreed to sell to Amada following the spin-off.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of unaudited pro forma combined statements of operations for the nine months ended March 28, 2015, and for the year ended June 28, 2014, and an unaudited pro forma combined balance sheet as of March 28, 2015. The unaudited pro forma combined financial statements reported below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical combined annual and interim financial statements and the corresponding notes included elsewhere in this information statement.

The unaudited pro forma combined financial statements are derived from the historical combined annual and condensed interim financial statements of the CCOP business of JDSU and reflect adjustments in connection with our separation from JDSU and other related transactions. The statements are for informational purposes only and do not purport to represent what our financial position and results of operations actually would have been had the separation and distribution occurred on the dates indicated, or to project our financial performance for any future period.

The unaudited pro forma combined balance sheet assumes that our separation from JDSU occurred as of March 28, 2015. The unaudited pro forma combined statements of operations for the nine months ended March 28, 2015 and for the year ended June 28, 2014 assume that the separation occurred as of June 30, 2013.

JDSU did not account for us as, and our business was not operated as, a separate, independent company for the periods presented. We expect to experience changes in our ongoing cost structure when we become an independent, publicly traded company. For example, JDSU currently allocates expenses to us arising from shared services and infrastructure costs. Our historical combined financial statements include allocations of these expenses from JDSU. However, these costs may not be representative of the future costs we will incur as an independent, publicly traded company.

The unaudited pro forma combined statements of operations for the nine months ended March 28, 2015 and for the year ended June 28, 2014 and the unaudited pro forma combined balance sheet as of March 28, 2015 have been adjusted to give effect to the following transactions:

•	receipt of an additional $127.0 million in cash from JDSU so that our total cash amount will be $137.6 million in accordance with our separation agreement;

•	the removal of non-recurring pre-separation and transaction costs that were incurred beginning in fiscal 2015 and are directly related to our separation from JDSU;

•	the net transfer of various assets and liabilities, which will be made in accordance with our separation agreement which has not yet been finalized;

•	the issuance of approximately 46.8 million shares of our common stock, based on the number of shares of JDSU common stock outstanding on March 28, 2015 and a distribution ratio of one share of our common stock for every five shares of JDSU common stock, and an additional approximately 11.6 million shares that will be retained by JDSU;

•	the issuance by our subsidiary, Lumentum Inc., of at a minimum $30 million and up to $40 million of Series A Preferred Stock to JDSU (of which JDSU plans to complete the sale to Amada in the second week following the spin-off); and

•	the impact of the separation agreement, the tax matters agreement, the supply agreement, the employee matters agreement and other commercial agreements between us and JDSU.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable. However, such adjustments are subject to change based on the final terms of the distribution and the agreements that define our relationship with Viavi after the distribution. In addition, such adjustments are estimates and may not prove to be accurate.

Included in our historical combined statement of operations for the nine months ended March 28, 2015 are non-recurring transaction and pre-separation costs, including severance-related expenses, totaling $13.5 million related to the separation and transition from JDSU which have been allocated to us by JDSU. We expect to recognize additional transaction and separation costs, which are currently estimated to range from approximately $12 million to $16 million. These costs, which have not been included in the unaudited pro forma combined financial statements, are expected to include, among other things, severance-related, branding, legal, accounting, information technology, and other advisory fees and other costs to separate and transition from JDSU.

We also expect to experience changes in our ongoing cost structure when we become an independent, publicly traded company. For example, our historical combined financial statements include allocations of certain expenses from JDSU, including expenses related to information technology, accounting and legal services, real estate and facilities, corporate advertising, insurance services, treasury and other corporate and infrastructure services. The amount and allocation basis of our historically allocated costs may not be comparable to the actual costs we will incur to secure these services when we are independent from JDSU. We expect to incur certain costs as an independent, publicly traded company which are estimated to be approximately $5 million to $10 million on an annual pre-tax basis. For a description of the allocation of expenses to us by JDSU, refer to “Note 3. Transactions with JDSU” to the audited annual combined financial statements included elsewhere in this information statement. No pro forma adjustment has been made to the unaudited pro forma combined financial statements to reflect these costs, as they are projected amounts based on judgmental estimates.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 28, 2015

(in millions, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Net revenue	$628.2	—		$628.2
Cost of sales	428.2	—		428.2
Amortization of acquired technologies	5.7	—		5.7

Gross profit	194.3	—		194.3

Operating expenses:
Research and development	105.1	—		105.1
Selling, general and administrative	90.2	(9.3)	(A)(B)	80.9
Restructuring and related charges	6.7	(4.1)	(A)	2.6

Total operating expenses	202.0	(13.4)		188.6

(Loss) income from operations	(7.7)	13.4		5.7
Interest and other income (expense), net	(0.1)	—		(0.1)
Interest expense	(0.7)	—		(0.7)

(Loss) income before taxes	(8.5)	13.4		4.9
Benefit from income taxes	(22.0)	—	(C)	(22.0)

Net income	$13.5	13.4		$26.9

Less: Net income attributable to noncontrolling interests	—	(0.6)	(G)	(0.6)

Net income attributable to Lumentum	$13.5	$12.8		$26.3

Unaudited pro forma net income per share:
Basic			(D)	$0.45
Diluted			(E)	$0.45
Weighted average number of shares used in computing unaudited pro forma net income per share:
Basic			(D)	58.0
Diluted			(E)	58.8

See accompanying notes to unaudited pro forma combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 28, 2014

(in millions, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Net revenue	$817.9	$—		$817.9
Cost of sales	552.3	—		552.3
Amortization of acquired technologies	9.0	—		9.0

Gross profit	256.6	—		256.6

Operating expenses:
Research and development	134.9	—		134.9
Selling, general and administrative	108.2	0.3	(B)	108.5
Restructuring and related charges	4.8	—		4.8

Total operating expenses	247.9	0.3		248.2

Income from operations	8.7	(0.3)		8.4
Interest and other income (expense), net	1.3	—		1.3
Interest expense	(0.2)	—		(0.2)

Income before taxes	9.8	(0.3)		9.5
Benefit from income taxes	(0.9)	—	(C)	(0.9)

Net income	$10.7	$(0.3)		$10.4

Less: Net income attributable to noncontrolling interests	—	(0.8)	(G)	(0.8)

Net income attributable to Lumentum	$10.7	$(1.1)		$9.6

Unaudited pro forma net income per share:
Basic			(D)	$0.16
Diluted			(E)	$0.16
Weighted average number of shares used in computing unaudited pro forma net income per share:
Basic			(D)	58.5
Diluted			(E)	59.2

See accompanying notes to unaudited pro forma combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 28, 2015

(in millions)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$10.6	$127.0	(F)	$137.6
Accounts receivable, net (Note 5)	155.2	—		155.2
Inventories	97.0	—		97.0
Prepayments and other current assets	42.8	1.9	(J)	44.7

Total current assets	305.6	128.9		434.5
Property, plant and equipment, net	132.2	4.1	(J)	136.3
Goodwill and intangibles, net	29.1	—		29.1
Deferred income taxes	28.1	—	(K) (M)	28.1
Other non-current assets	0.7	0.5	(J)	1.2

Total assets	$495.7	$133.5		$629.2

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$74.0	$—		$74.0
Accrued payroll and related expenses	14.0	—		14.0
Income taxes payable	1.6	—	(L) (M)	1.6
Accrued expenses	9.4	—		9.4
Other current liabilities	7.1	—		7.1

Total current liabilities	106.6	—		106.6

Other non-current liabilities	6.2			6.2
Noncontrolling interest:
Redeemable Series A preferred stock	—	30.0	(G)	30.0

Equity:
Common stock	—	0.1	(H) (I)	0.1
Additional paid-in-capital	—	472.8	(N) (I)	472.8
JDSU net investment	369.4	(369.4)	(N)	—
Accumulated other comprehensive income	13.5	—		13.5

Total invested equity	382.9	103.5		486.4

Total liabilities and invested equity	$495.7	$133.5		$629.2

See accompanying notes to unaudited pro forma combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements as of March 28, 2015 and for the nine months ended March 28, 2105 and for the year ended June 28, 2014 include the following adjustments:

(A) The removal of non-recurring transaction and pre-separation costs incurred beginning in fiscal 2015 that are directly related to our separation from JDSU.

(B) Adjustments of $0.3 million and $(0.1) million were made for the year ended June 28, 2014 and nine months ended March 28, 2015, respectively, to reflect in the pro forma income statements the expense incurred for the additional facility space and leasehold improvements that will be transferred to us upon the separation.

(C) The tax effects of the tax deductible pro forma adjustments at the applicable jurisdictional statutory income tax rates were fully offset by corresponding changes to the deferred tax valuation allowance.

(D) The pro forma weighted-average number of shares of our common stock used to compute pro forma basic net income per share for the year ended June 28, 2014 and for the nine months ended March 28, 2015 is based on the weighted-average number of JDSU shares outstanding for the year ended June 28, 2014 and for the nine months ended March 28, 2015, respectively, applying a distribution ratio of one share of our common stock for every five shares of JDSU common stock outstanding, and an additional approximately 11.6 million shares which will be retained by JDSU.

(E) The pro forma weighted-average number of shares of our common stock used to compute pro forma diluted net income per share on a go-forward basis will depend on various factors, including the employment of our personnel in one company or the other and the value of the equity awards at the time of distribution. We cannot fully estimate the dilutive effects at this time, although we believe an estimate based on applying the distribution ratio as described in note (D) above to the JDSU weighted-average shares outstanding for diluted EPS provides a reasonable approximation of the potential dilutive effect of the equity awards.

(F) Receipt of an additional $127.0 million in cash from JDSU so that our total cash amount will be $137.6 million in accordance with our separation agreement.

(G) The issuance of a minimum of 30,000 shares of Series A Preferred Stock (up to a maximum of 40,000 shares) at a par value of $0.001 per share. The number of shares of preferred stock is based on the issuance by our subsidiary, Lumentum Inc., at a required minimum of $30 million (but up to $40 million) of Series A Preferred Stock to JDSU, who has contractually agreed to sell the shares to Amada following the spin-off. Cumulative senior dividends on the Series A Preferred Stock will accrue at the annual rate of 2.5 percent, but will be paid only when and if declared by our board of directors. For a description of the terms of the Series A Preferred Stock, see “Certain Relationships and Related Party Transactions – Securities Purchase Agreement.” The Series A Preferred Stock includes a conversion feature that will be bifurcated and separately accounted for as a derivative liability measured at fair value upon inception with subsequent changes in fair value recognized in earnings. The proceeds from issuance will be allocated first to the separated conversion feature based on its fair value, with the residual proceeds allocated to the Series A Preferred Stock. The calculation of the fair value of the conversion feature includes the conversion price, which is calculated at 125% of the VWAP per share of our common stock in the first five “regular-way” trading days after the distribution. The conversion price is not available and cannot be reliably estimated because our common stock is not yet publicly traded. As a result, the fair value of the embedded derivative cannot yet be determined and we have not included a derivative liability for the embedded conversion feature in our Unaudited Pro Forma Combined Balance Sheet.

(H) The issuance of approximately 46.8 million shares of common stock at a par value of $0.001 per share to the shareholders of JDSU based on a distribution ratio of one share of our common stock for every five shares of JDSU common stock outstanding, and an additional approximately 11.6 million shares that will be retained by JDSU. The number of shares of common stock is based on the number of shares of JDSU common stock outstanding on March 28, 2015.

(I) On the separation and distribution date, JDSU’s net investment in us will be redesignated as Lumentum stockholders equity and will be allocated between common stock and additional paid-in capital based on the number of shares of our common stock outstanding at the distribution date. The proforma adjustments to the assets and liabilities on the combined balance sheet described in notes (F), (G), (J), (K), (L) and (M) will impact JDSU’s net investment in us prior to the redesignation of the investment as Lumentum stockholder’s equity.

(J) Reflects JDSU assets to be transferred to us which include leasehold improvements related to certain shared sites, including our headquarters, and a portion of shared information technology assets and related prepaid assets. There may be changes to leasehold improvements, information technology assets, and manufacturing and equipment assets to be transferred to us at separation for which the transfer has not been finalized. Depreciation and amortization on shared information technology assets and related prepaid assets were previously charged to us through allocations from JDSU’s corporate functions.

(K) Our historical financial statements reflect the calculation of certain deferred tax assets and deferred tax liabilities that have been estimated based on a separate return methodology. As of the distribution date, we do not anticipate assuming additional net current deferred tax assets or net non-current deferred tax assets. The actual amounts being assumed and transferred will be determined as of the distribution date and may be significantly different from our estimates.

(L) Under the terms of the tax matters agreement, current taxes payable for fiscal 2014 will be paid by the legal entity that files the tax return for such tax year. The historical financial information includes the allocation of liabilities for uncertain tax positions.

(M) Certain transfers of assets and liabilities will be characterized as taxable transactions for U.S. income tax purposes. The historical balances reflect deferred tax assets and liabilities in the U.S. The additional deferred tax assets related to the tax basis step up will be fully offset by a deferred valuation allowance.

(N) Represents the elimination of the net investment by JDSU and adjustments to additional paid-in capital resulting from the following:

Reclassification of JDSU net investment	$369.4
Cash receipt from JDSU (see Note (F))	127.0
Corporate assets to be transferred from JDSU (see Note (J))	6.5
Noncontrolling interest—redeemable Series A preferred shares (see Note (G))	(30.0)
Common stock ($0.001 par value) (see Note (H))	(0.1)

Total additional paid-in capital	$472.8

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents the selected historical combined financial data for the CCOP business of JDSU as of March 28, 2015 and for the nine months ended March 28, 2015 and March 29, 2014 and as of and for the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012. We derived the selected historical combined financial data as of March 28, 2015 and for the nine months ended March 28, 2015 and March 29, 2014 from our unaudited interim condensed combined financial statements included elsewhere in this information statement. We derived the selected historical financial data as of June 28, 2014 and June 29, 2013, and for the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012, from our audited combined financial statements included elsewhere in this information statement. In management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented.

Our historical combined financial statements include certain expenses of JDSU that were allocated to us for certain functions, including costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. The amount and allocation basis of our historically allocated costs may not be comparable to the actual costs we will incur to secure these services when we are independent from JDSU, as we expect to experience changes in our personnel needs, tax structure, financing and business operations. Our historical combined financial statements also do not reflect the pro forma adjustments which are discussed elsewhere in this information statement under “Unaudited Pro Forma Combined Financial Statements.” Consequently, the financial information included here may not necessarily reflect our financial position and results of operations or what our financial position and results of operations would have been had we been an independent, publicly traded company during the periods presented or be indicative of our future performance as an independent company. The summary financial information should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma combined financial statements and corresponding notes, the audited annual combined financial statements and corresponding notes and the unaudited interim condensed combined financial statements and corresponding notes included elsewhere in this information statement.

	Nine Months Ended		Years Ended
	March 28, 2015	March 29, 2014	June 28, 2014	June 29, 2013	June 30, 2012
	(in millions)
Combined Statements of Operations Data:
Net revenue	$628.2	$616.9	$817.9	$769.9	$727.9
(Loss) income before taxes	(8.5)	16.8	9.8	3.7	4.0
Net income	13.5	17.4	10.7	6.5	2.6

		March 28, 2015	June 28, 2014	June 29, 2013
		(in millions)
Combined Balance Sheets Data:
Working capital		$199.0	$149.1	$133.4
Total assets		495.7	492.1	410.7
Invested equity		382.9	335.6	281.8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, the unaudited combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Separation from JDSU

On September 10, 2014, JDSU announced plans to separate into two publicly traded companies; a network and service enablement company consisting of JDSU’s current network enablement, service enablement and optical security and performance products businesses that will be renamed Viavi Solutions Inc. (“Viavi”), and an optical components and commercial lasers company that will be comprised of JDSU’s CCOP business that will be named Lumentum Holdings Inc. (“Lumentum”).

Upon examination of the operations of JDSU’s business segments, the board of JDSU has determined that the WaveReady product lines (“WaveReady”), which address system level optical communications needs of communications services providers, have attributes that would lend them to being included within either of JDSU’s business segments. However, due to the characteristics of the intellectual property of WaveReady and the plans for WaveReady and our business going forward, the board of JDSU concluded that the contribution of WaveReady’s assets and liabilities to the CCOP business going forward and transferring WaveReady to us in connection with the spin-off was in the best interests of JDSU and its stockholders. Accordingly, we have reflected the assets, liabilities and results of operations of WaveReady in our historical combined financial statements. In the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012, revenue associated with WaveReady would have represented approximately 3% of our net revenue assuming we were a stand-alone company as of those dates.

We anticipate that JDSU and we will have completed the steps contemplated by our Transaction Structure immediately prior to the separation and distribution. The distribution is expected to occur, after giving effect to Viavi’s retention of 19.9% of our common stock, through a pro rata distribution of the remaining 80.1% of our shares to JDSU stockholders that is tax-free for U.S. federal income tax purposes. We were incorporated in Delaware as a wholly-owned subsidiary of JDSU on February 10, 2015. The distribution is subject to a number of conditions, including among others that the transfer of assets and liabilities to us have occurred in accordance with the separation agreement, the receipt of an external opinion regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and all actions and filings necessary or appropriate under U.S. laws have become effective or accepted.

Our historical combined financial statements have been prepared on a stand-alone basis and are derived from JDSU’s consolidated financial statements and accounting records. The combined financial statements reflect our financial position, results of operations, comprehensive income and cash flows as we were operated as part of JDSU prior to the distribution, in conformity with U.S. generally accepted accounting principles.

The combined financial statements include the attribution of certain assets and liabilities that have historically been held at the JDSU level but which are specifically identified or attributed to us. In the combined financial statements, we attributed all cash and cash equivalents generated by our activity in the legal entities that will transfer to us from JDSU. Cash management and financing transactions relating to our business are accounted for through the JDSU net investment account on the combined balance sheets. None of the JDSU cash and cash equivalents or short-term investments held by other JDSU legal entities have been attributed to us in the combined financial statements, with the exception of short-term investments held related to our portion of the deferred compensation plan. JDSU’s debt and related interest expense have not been attributed or allocated to us for the periods presented since we are not the legal obligor of the debt and JDSU’s borrowings were not directly attributable to us. All intercompany transactions between us and JDSU are considered to be effectively settled in the combined financial statements at the time the transactions are recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and on the combined balance sheets as JDSU net investment.

The combined statements of operations includes our direct expenses for cost of sales, R&D, sales and marketing, and administration as well as allocations of expenses arising from shared services and infrastructure provided by JDSU to us. These allocated expenses include costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. In addition, other costs allocated to us include restructuring and stock-based compensation related to JDSU’s corporate and shared services employees. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by our business. The allocation methods include revenue, headcount, square footage, actual consumption and usage of services, and others.

Our Industries and Developments

We are an industry leading provider of optical and photonic products by revenue and market share addressing a range of end-market applications including Datacom and Telecom networking and commercial lasers for manufacturing, inspection and life-science applications. We are using our core optical and photonic technology and our volume manufacturing capability to expand into attractive emerging markets that benefit from advantages that optical or photonics based solutions provide, including 3-D sensing for consumer electronics and diode light sources for a variety of consumer and industrial applications.

We operate in two reportable segments:

•	Optical Communications (“OpComms”)

•	Commercial Lasers (“Lasers”)

Our operations for these reportable segments are not distinct and separate; rather this segmentation reflects different end-markets with their own unique dynamics.

OpComms

Our OpComms products address the following markets: Telecom, Datacom and consumer and industrial (“Consumer and Industrial”).

Our OpComms products include a wide range of components, modules and subsystems to support and maintain customers in our two primary markets: Telecom and Datacom. The Telecom market includes carrier networks for access (local), metro (intracity), long-haul (city-to-city and worldwide) and submarine (undersea) networks. The Datacom market addresses enterprise, cloud and data center applications, including storage-access networks (“SANs”), local-area networks (“LANs”) and Ethernet wide-area networks (“WANs”). These products enable the transmission and transport of video, audio and text data over high-capacity fiber-optic cables. We maintain leading positions in the fastest-growing OpComms markets, including reconfigurable optical add/drop multiplexers (“ROADMs”), tunable 10-gigabit small form-factor pluggable transceivers and tunable small form-factor pluggables. Our growing portfolio of pluggable transceivers supports LAN/SAN needs and the cloud for customers building proprietary data center networks.

In the Consumer and Industrial markets our OpComms products include our light source product which is integrated into 3-D sensing platforms being used in applications for gaming, computing and home entertainment. These systems simplify the way people interact with technology by enabling the use of natural body gestures, like the wave of a hand, to control a product or application. Emerging applications for this technology include in-cabin tracking in cars, self-navigating robotics and drones in industrial applications and 3-D capture of objects coupled with 3-D printing.

Our OpComms customers include Alcatel-Lucent International, Ciena Corporation, Cisco Systems, Inc., Coriant GmbH, Fujitsu Network Communications, Inc., Google Inc., Huawei Technologies Co. Ltd., Microsoft Corporation and Nokia Networks.

Lasers

Our Lasers products serve our customers in markets and applications such as manufacturing, biotechnology, graphics and imaging, remote sensing, and precision machining such as drilling in printed circuit boards, wafer singulation and solar cell scribing. Our Lasers products are used in a variety of OEM applications.

OEM applications use our products including diode-pumped solid-state, fiber, diode, direct-diode and gas lasers such as argon-ion and helium-neon lasers. Diode-pumped solid-state and fiber lasers provide excellent beam quality, low noise and exceptional reliability and are used in biotechnology, graphics and imaging, remote sensing, materials processing and precision machining applications. Diode and direct-diode lasers address a wide variety of applications, including laser pumping, thermal exposure, illumination, ophthalmology, image recording, printing, plastic welding and selective soldering. Gas lasers such as argon-ion and helium-neon lasers provide a stable, low-cost and reliable solution over a wide range of operating conditions, making them well suited for complex, high-resolution OEM applications such as flow cytometry, DNA sequencing, graphics and imaging and semiconductor inspection.

During the third quarter of fiscal 2014, we acquired Time-Bandwidth, a provider of high-powered and ultrafast lasers for the industrial and scientific markets. Manufacturers use high-power, ultrafast lasers to create micro parts for consumer electronics and to process semiconductor chips. Use of ultrafast lasers for micromachining applications is being driven primarily by the increasing use of consumer electronics and connected devices globally.

Our Lasers customers include Amada Co., Ltd., ASML Holding N.V., Beckman Coulter, Inc., Becton, Dickinson and Company, DISCO Corporation, Electro Scientific Industries, Inc., EO Technics Co., Ltd. and KLA-Tencor Corporation.

Critical Accounting Policies and Estimates

The preparation of our combined financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, net revenue and expenses, and the related disclosures. We base our estimates on historical experience, our knowledge of economic and market factors and various other assumptions that we believe to be reasonable under the circumstances. Estimates and judgments used in the preparation of our financial statements are, by their nature, uncertain and unpredictable, and depend upon, among other things, many factors outside of our control, such as demand for our products and economic conditions. Accordingly, our estimates and judgments may prove to be incorrect and actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies are affected by significant estimates, assumptions and judgments used in the preparation of our combined financial statements:

Revenue Recognition

We recognize revenue when all four revenue recognition criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) the product has been delivered or the service has been rendered, (iii) the price is fixed or determinable and (iv) collection is reasonably assured. Revenue from product sales is recorded when all of the foregoing conditions are met and risk of loss and title passes to the customer. Our products typically include a warranty, and the estimated cost of product warranty claims, based on historical experience, is recorded at the time the sale is recognized. Sales to customers are generally not subject to any price protection or return rights.

The majority of our sales are made to OEMs, distributors, resellers and end-users. These sales do not require installation of the products by us and are not subject to other post-delivery obligations. Additionally, our sales to distributors, resellers and end-user customers typically do not have customer acceptance provisions.

Inventory Valuation

We assess the value of our inventory on a quarterly basis and write down those inventories which are obsolete or in excess of our forecasted usage to their estimated realizable value. Our estimates of realizable value are based upon our analysis and assumptions including, but not limited to, forecasted sales levels by product, expected product lifecycle, product development plans and future demand requirements. Our product line management personnel play a key role in our excess review process by providing updated sales forecasts, managing product transitions and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than our forecasts or actual demand from our customers is lower than our estimates, we may be required to record additional inventory write-downs. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

Allocations

JDSU has allocated certain expenses that arise from shared services and infrastructure provided by JDSU to us such as the costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. In addition, other costs allocated to us include restructuring and stock-based compensation related to JDSU’s corporate and shared services employees. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by our business. The allocation methods include revenue, headcount, square footage, actual consumption and usage of services and others.

Stock-Based Compensation

Our employees have historically participated in JDSU’s stock-based benefit plans and will continue participating until consummation of the distribution. Stock-based compensation has been allocated to us based on the equity awards granted to our employees as well as the allocation of expenses from JDSU’s employees in corporate and shared services functions.

Stock-based compensation is measured at grant date, based on the fair value of the award, and recognized in expense over the requisite service period. The fair value of the time-based RSUs is based on the closing market price of JDSU common stock on the grant date of the award. We use the Monte Carlo simulation to estimate the fair value of RSUs with market conditions (“MSUs”). We estimate the fair value of employee stock purchase plan (“ESPP”) shares using the Black-Scholes Merton option-pricing model. These valuation models require the input of highly subjective assumptions, including the award’s expected life, the price volatility of the underlying stock and the average volatility of peer companies.

Pursuant to the authoritative guidance, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. When estimating forfeitures, we consider voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture is trued up to actual forfeiture as the equity awards vest. The total fair value of the equity awards, net of forfeiture, is recorded on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period, except for MSUs which are amortized on a graded vesting basis.

Goodwill Valuation

We test goodwill for possible impairment on an annual basis in our fourth quarter and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Circumstances that could trigger an impairment test include, but are not limited to: a significant adverse change in the business climate or legal factors, an adverse action or assessment by a regulator, changes in customers, target markets and strategy, unanticipated competition, loss of key personnel, or the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed.

The authoritative guidance allows an entity to assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If an entity determines that as a result of the qualitative assessment that it is more likely than not (i.e., greater than 50% likelihood) that the fair value of a reporting unit is less than its carrying amount, then the quantitative test is required. Otherwise, no further testing is required. The two-step quantitative goodwill impairment test requires us to estimate the fair value of our reporting units. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we measure and record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value, if any.

Application of the goodwill impairment test requires judgments, including: identification of the reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, a qualitative assessment to determine whether there are any impairment indicators, and determining the fair value of each reporting unit. We generally estimate the fair value of a reporting unit using the market approach, which estimates the fair value based on comparable market prices. Significant estimates in the market approach include: identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment, and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting unit.

We base our estimates on historical experience and on various assumptions about the future that we believe are reasonable based on available information. Unanticipated events and circumstances may occur that affect the accuracy of our assumptions, estimates and judgments. For example, if the price of our common stock were to significantly decrease combined with other adverse changes in market conditions, thus indicating that the underlying fair value of our reporting units may have decreased, we might be required to reassess the value of our goodwill in the period such circumstances were identified.

Long-lived Asset Valuation (Property, Plant and Equipment and Intangible Assets Subject to Amortization)

We test long-lived assets for recoverability, at the asset group level, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amounts of the long-lived assets or asset groups and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisals in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Income Taxes

We have calculated our taxes on a separate tax return basis. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of JDSU. Our operations in the United States have historically been transacted within the same JDSU U.S. legal entities as the other JDSU businesses which have filed U.S. and state income tax returns on that basis. Accordingly, we are not able to retain many of the tax attributes attributable to our business as a matter of U.S. tax law. Therefore, we have not reflected on the balance sheet deferred tax assets and the corresponding valuation allowance related to approximately $5.8 billion of federal net operating losses, $1.6 billion of state net operating losses, $54.7 million of federal tax credits and $5.2 million of state tax credits related to our business but which cannot be transferred as a matter of U.S. tax law. Some of our foreign entities have historically housed both our business and other JDSU businesses. Accordingly, we have not reflected on the balance sheet deferred tax assets related to approximately $14.5 million of our net operating losses that have been utilized by JDSU’s other businesses in those foreign entities. We have reflected deferred tax assets related to foreign research tax incentives of approximately $4.3 million that were generated by other JDSU businesses in those foreign entities and which will be retained by us. Also, it is possible that we will make different tax accounting elections and assertions, such as the amount of earnings that will be permanently reinvested outside the United States following our distribution from JDSU.

In accordance with the authoritative guidance on accounting for income taxes, we recognize income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our combined financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

The authoritative guidance provides for recognition of deferred tax assets if the realization of such deferred tax assets is more likely than not to occur based on an evaluation of both positive and negative evidence and the relative weight of the evidence. With the exception of certain international jurisdictions, we have determined that at this time it is more likely than not that deferred tax assets attributable to the remaining jurisdictions will not be realized, primarily due to uncertainties related to our ability to utilize our net operating loss carryforwards before they expire. Accordingly, we have established a valuation allowance for such deferred tax assets. If there is a change in our ability to realize our deferred tax assets for which a valuation allowance has been established, then our tax provision may decrease in the period in which we determine that realization is more likely than not. Likewise, if we determine that it is not more likely than not that deferred tax assets will be realized, then a valuation allowance may be established for such deferred tax assets and our tax provision may increase in the period in which we make the determination.

The authoritative guidance on accounting for uncertainty in income taxes clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, it provides guidance on recognition, classification, and disclosure of tax positions. We are subject to income tax audits by the respective tax authorities in all of the jurisdictions in which we operate. The determination of tax liabilities in each of these jurisdictions requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. We recognize liabilities based on our estimate of whether, and the extent to which, additional tax liabilities are more likely than not. If we ultimately determine that the payment of such a liability is not necessary, then we reverse the liability and recognize a tax benefit during the period in which the determination is made that the liability is no longer necessary.

The recognition and measurement of current taxes payable or refundable and deferred tax assets and liabilities requires that we make certain estimates and judgments. Changes to these estimates or a change in judgment may have a material impact on our tax provision in a future period.

Restructuring Accrual

In accordance with authoritative guidance on accounting for costs associated with exit or disposal activities, generally costs associated with restructuring activities are recognized when they are incurred. However, in the case of leases, the expense is estimated and accrued when the property is vacated. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made from the time the property was vacated, including evaluating real estate market conditions for expected vacancy periods and sub-lease income. Additionally, a liability for post-employment benefits for workforce reductions related to restructuring activities is recorded when payment is probable, and the amount is reasonably estimable. We continually evaluate the adequacy of the remaining liabilities under our restructuring initiatives. Although we believe that these estimates accurately reflect the costs of our restructuring plans, actual results may differ, thereby requiring us to record additional provisions or reverse a portion of such provisions. In addition to the restructuring plans directly attributable to us, a portion of restructuring and related charges related to corporate and shared services employees was allocated by JDSU to us. Refer to “Note 3. Transactions with JDSU” and “Note 8. Restructuring and Related Charges” to the audited annual combined financial statements for more detail.

Loss Contingencies

We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the occurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance to provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. This guidance is effective for us in the first quarter of fiscal 2017. Prospective application is required, and early adoption is permitted. We are evaluating the impact of adopting this new accounting guidance on our combined financial statements.

In May 2014, FASB issued new authoritative guidance related to revenue recognition. This guidance will replace current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. The new revenue recognition guidance provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This standard allows for full retrospective adoption, or modified retrospective adoption.

On April 1, 2015, the FASB proposed deferring the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also proposed permitting early adoption of the standard, but not before the original effective date of December 15, 2016. Presently, the FASB’s proposed deferral is not a final decision. We are evaluating the effect that this new guidance will have on our combined financial statements and the related disclosures.

RESULTS OF OPERATIONS—Years ended June 28, 2014, June 29, 2013 and June 30, 2012

The results of operations for the current period are not necessarily indicative of results to be expected for future periods. The following table summarizes selected combined statements of operations items as a percentage of net revenue:

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Segment net revenue:
OpComms	85.0%	84.8%	84.3%
Lasers	15.0	15.2	15.7

Net revenue	100.0	100.0	100.0
Cost of sales	67.5	69.5	70.5
Amortization of acquired technologies	1.1	1.6	1.4

Gross profit	31.4	28.9	28.1
Operating expenses:
Research and development	16.5	14.8	14.7
Selling, general and administrative	13.2	13.3	14.0
Restructuring and related charges	0.6	0.3	0.1

Total operating expenses	30.3	28.4	28.8

Income (loss) from operations	1.1	0.5	(0.7)
Interest and other income (expense), net	0.1	0.1	1.3
Interest expense	—	(0.1)	(0.1)

Income before taxes	1.2	0.5	0.5
(Benefit from) provision for income taxes	(0.1)	(0.3)	0.1

Net income	1.3%	0.8%	0.4%

The following table summarizes selected combined statements of operations items for fiscal 2014, 2013 and 2012 (in millions, except for percentages):

	2014	2013	Change	Percentage Change	2013	2012	Change	Percentage Change
Segment net revenue:
OpComms	$695.1	$653.1	$42.0	6.4%	$653.1	$613.3	$39.8	6.5%
Lasers	122.8	116.8	6.0	5.1%	116.8	114.6	2.2	1.9%

Net revenue	$817.9	$769.9	$48.0	6.2%	$769.9	$727.9	$42.0	5.8%

Gross profit	$256.6	$222.8	$33.8	15.2%	$222.8	$204.9	$17.9	8.7%
Gross margin	31.4%	28.9%			28.9%	28.1%

Research and development	134.9	113.7	21.2	18.6%	113.7	107.0	6.7	6.3%
Percentage of revenue	16.5%	14.8%			14.8%	14.7%

Selling, general and administrative	108.2	102.6	5.6	5.5%	102.6	101.6	1.0	1.0%
Percentage of revenue	13.2%	13.3%			13.3%	14.0%

Restructuring and related charges	4.8	2.6	2.2	84.6%	2.6	0.8	1.8	225.0%
Percentage of revenue	0.6%	0.3%			0.3%	0.1%

Net Revenue

Net revenue increased by $48.0 million, or 6.2%, during fiscal 2014 compared to fiscal 2013. This increase was primarily due to an increase in net revenue from our OpComms segment.

OpComms net revenue increased $42.0 million, or 6.4%, during fiscal 2014 compared to fiscal 2013. This was driven by $61.9 million of net revenue increases primarily from products addressing the Consumer and Industrial and Datacom markets. These increases were primarily due to higher demand for our 3-D sensing light source product related to the launch of our customer’s next generation gaming console in the Consumer and Industrial market and for our 10G and 40G products in the Datacom market. This was partially offset by $19.9 million of net revenue decreases from products addressing the Telecom market primarily due to lower spending on new network developments by large service providers.

Lasers net revenue increased $6.0 million, or 5.1%, in fiscal 2014 compared to fiscal 2013. This increase was primarily driven by sales of new products from the acquisition of Time-Bandwidth in fiscal 2014 and the ramp of next generation products, partially offset by net revenue decreases from other Lasers products.

Net revenue increased by $42.0 million, or 5.8%, during fiscal 2013 compared to fiscal 2012. This increase was primarily due to an increase in net revenue in our OpComms segment. A portion of this increase was attributable to the recovery from regional flooding in Thailand during the first half of fiscal 2012 which temporarily suspended operations at one of our primary contract manufacturers, Fabrinet, and resulted in a reduction in net revenue of approximately $15 million (“Thailand Flooding Impact”).

OpComms net revenue increased by $39.8 million, or 6.5%, during fiscal 2013 compared to fiscal 2012. This increase was primarily driven by higher demand from key customers for our 3-D sensing light source product for our customer’s next generation gaming console in the Consumer and Industrial market and for our products addressing the Datacom market. Net revenue from our products addressing the Telecom market remained relatively flat in fiscal 2013 compared to fiscal 2012, reflecting the recovery from the Thailand Flooding Impact of fiscal 2012, as referenced above, offset by lower demand from key customers.

Lasers net revenue increased by $2.2 million, or 1.9%, in fiscal 2013 compared to fiscal 2012. This increase was primarily driven by higher demand from key customers, partially offset by net revenue decreases from other Lasers products, including the impact of the exit from our concentrated photovoltaic product line in fiscal 2013.

Going forward, we expect to continue to encounter a number of industry and market risks and uncertainties. These risk and uncertainties may limit our visibility, and consequently, our ability to predict future revenue, profitability and general financial performance, and could create quarter over quarter variability in our financial measures. For example, recently, the significant strengthening of the U.S. dollar relative to certain foreign currencies, namely the Japanese Yen, has made our competitors who operate in those foreign currencies more competitive. Additionally, continued economic issues in Europe have led to uncertain demand in our OpComms segment. We cannot predict when or to what extent these uncertainties will be resolved. Our revenues, profitability and general financial performance may also be affected by: (i) strong pricing pressures, particularly within our OpComms markets, due to, among other things, a highly concentrated customer base, increasing competition, particularly from Asia-Pacific-based competitors, and a general commoditization trend for certain products; (ii) high product mix variability which affects revenue and gross margin; (iii) fluctuations in customer buying patterns, which cause volatility in demand, revenue and profitability; (iv) the current trend of communication industry consolidation, which is expected to continue, that directly affects our customer bases and adds additional risk and uncertainty to our financial and business projections; and (v) the proposed spin-off which may result in disruptions to, and negatively impact our relationships with, our customers and other business partners. In addition, we anticipate lower demand and revenue from our 3-D sensing products in our OpComms segment through fiscal 2015 compared to fiscal 2014.

Revenue by Region

We operate in three geographic regions: Americas, Asia-Pacific and EMEA. Net revenue is assigned to the geographic region and country where our product is initially shipped. For example, certain customers may request shipment of our product to a contract manufacturer in one country, which may differ from the location of their end customers. The following table presents net revenue by the three geographic regions we operate in and net revenue from countries that exceeded 10% of our total net revenue (dollars in millions):

	Years Ended
	June 28, 2014		June 29, 2013		June 30, 2012
Net revenue:
Americas:
United States	$177.5	21.7%	$202.0	26.2%	$230.2	31.6%
Mexico	111.3	13.6	*	*	*	*
Other Americas	30.3	3.7	125.9	16.4%	85.6	11.8%

Total Americas	$319.1	39.0%	$327.9	42.6%	$315.8	43.4%

Asia-Pacific:
Hong Kong	$128.7	15.8%	$126.6	16.4%	$104.6	14.4%
Japan	97.6	11.9	78.4	10.2	*	*
Other Asia-Pacific	138.6	16.9	125.6	16.3	186.6	25.6

Total Asia-Pacific	$364.9	44.6%	$330.6	42.9%	$291.2	40.0%

EMEA	$133.9	16.4%	$111.4	14.5%	$120.9	16.6%

Total net revenue	$817.9		$769.9		$727.9

*	Represents less than 10% of total net revenue

During fiscal 2014, 2013 and 2012, net revenue from customers outside the United States, based on customer shipping location, represented 78.3%, 73.8% and 68.4% of net revenue, respectively. Our net revenue is primarily denominated in U.S. dollars, including our net revenue from customers outside the United States as presented above. We expect revenue from customers outside of the United States to continue to be an important part of our overall net revenue and an increasing focus for net revenue growth opportunities.

During fiscal 2014, 2013 and 2012, net revenue generated from a single customer which represented greater than 10% of total net revenue are summarized as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Ciena	$130.2	$125.6	$123.1
Google	84.6	*	*
Cisco	*	$87.7	$95.9

*	Represents less than 10% of total net revenue
**	The customers listed in the table above are attributable to our OpComms segment.

Gross Margin and Segment Gross Margin

The following table summarizes segment gross margin and combined gross margin for fiscal 2014, 2013 and 2012 (in millions, except for percentages):

	Gross Profit			Gross Margin
	2014	2013	2012	2014	2013	2012
OpComms	$212.3	$187.7	$168.9	30.5%	28.7%	27.5%
Lasers	59.8	52.8	50.8	48.7%	45.2%	44.3%

Segment total	$272.1	$240.5	$219.7	33.3%	31.2%	30.2%

Unallocated corporate items (1)	(15.5)	(17.7)	(14.8)

Total	$256.6	$222.8	$204.9	31.4%	28.9%	28.1%

(1)	The unallocated corporate items for the years presented include the effects of amortization of acquired developed technology intangible assets, share-based compensation and certain other charges related to non-recurring activities. We do not allocate these items to the gross margin for each segment because management does not include such information in measuring the performance of the operating segments.

Gross Margin

Gross margin in fiscal 2014 increased 2.5 percentage points to 31.4% from 28.9% in fiscal 2013. This increase was primarily due to improvements in OpComms and Lasers gross margins as discussed below, coupled with a reduction in amortization of developed technology driven by certain significant intangible assets becoming fully amortized in the second half of fiscal 2013.

Gross margin in fiscal 2013 increased 0.8 percentage point to 28.9% from 28.1% in fiscal 2012. The increase in gross margin was primarily due to an improvement in OpComms gross margin as discussed below.

As discussed in more detail under “Net Revenue” above, we sell products in certain markets that are consolidating, undergoing product, architectural and business model transitions, have high customer concentrations, are highly competitive (increasingly due to Asia-Pacific-based competition), are price sensitive and/or are affected by customer seasonal and mix variant buying patterns. We expect these factors to continue to result in variability of our gross margin.

Segment Gross Margin

OpComms

OpComms gross margin in fiscal 2014 increased 1.8 percentage points to 30.5% from 28.7% in fiscal 2013. This increase was primarily due to a more favorable product mix coupled with cost reductions in fiscal 2014.

OpComms gross margin in fiscal 2013 increased 1.2 percentage points to 28.7% from 27.5 in fiscal 2012. This increase was primarily due to higher volume, which improved factory utilization, coupled with improvements in yield and a more favorable product mix.

Lasers

Lasers gross margin in fiscal 2014 increased 3.5 percentage points to 48.7% from 45.2% in fiscal 2013. This increase was primarily due to higher volume, which improved factory utilization, coupled with improvements in yield and a more favorable product mix.

Lasers gross margin in fiscal 2013 increased 0.9 percentage points to 45.2% from 44.3% in fiscal 2012. This increase was primarily due to improvements in yield coupled with a more favorable product mix.

Research and Development

R&D expense increased $21.2 million, or 18.6%, in fiscal 2014 compared to fiscal 2013 as we increased our investment in new R&D programs and the development of our product portfolio. As a result, our employee compensation expense increased by $13.9 million primarily for additional headcount to support our various R&D programs. Additionally, R&D offsets from customer-funded development projects were $3.0 million higher in fiscal 2013, which contributed to the increase in R&D expense in fiscal 2014. As a percentage of net revenue, R&D expense increased by 1.7 percentage points in fiscal 2014 primarily due to our increased investments in R&D, including the acquisition of Time-Bandwidth in fiscal 2014, in order to develop new technologies and products that offer our customers increased value and strengthen our position in our core markets.

R&D expense increased $6.7 million, or 6.3%, in fiscal 2013 compared to fiscal 2012 as we increased our investment in new R&D programs and the development of our product portfolio. As a result, our employee compensation expense increased by $5.7 million primarily related to higher headcount to support our various R&D programs. This was partially offset by a $0.9 million decrease in R&D supplies and materials expense. As a percentage of net revenue, R&D expense remained relatively flat, increasing by 0.1 percentage points in fiscal 2013.

We believe that continuing our investments in R&D is critical to attaining our strategic objectives. We plan to continue to invest in R&D and new products that we believe will further differentiate us in the marketplace and expect our investment to increase in future quarters.

Selling, General and Administrative

SG&A expense increased $5.6 million, or 5.5%, in fiscal 2014 compared to fiscal 2013. This increase was primarily driven by a $5.3 million increase in corporate allocations by JDSU for general support services. The increase in allocated corporate charges, which includes information technology, finance and human resources, was primarily due to an increase in the proportion of shared resources used to support our business as it grew in relation to JDSU’s consolidated results. As a percentage of net revenue, SG&A expense remained relatively flat, decreasing by 0.1 percentage points in fiscal 2014.

SG&A expense increased $1.0 million, or 1.0%, in fiscal 2013 compared to fiscal 2012. This increase was primarily driven by (i) a $6.4 million increase in corporate allocations by JDSU primarily for information technology, finance and human resource services to support our business as it grew in relation to JDSU consolidated results, (ii) a $1.3 million increase in employee compensation expense primarily due to higher sales commissions earned as a result of our net revenue growth in fiscal 2013 and (iii) a $0.8 million increase in various other SG&A expenses primarily related to sales and marketing activities. This was partially offset by the absence in fiscal 2013 of a $7.9 million legal expense in fiscal 2012 related to a litigation settlement. As a percentage of net revenue, SG&A expense remained relatively flat, decreasing by 0.7 percentage points in fiscal 2013.

We intend to continue to focus on reducing our SG&A expense as a percentage of net revenue. However, we may experience in the future, certain non-core expenses, such as mergers and acquisitions-related expenses and litigation expenses, which could increase our SG&A expenses and potentially impact our profitability expectations in any particular quarter.

Restructuring and Related Charges

We have reduced costs through targeted restructuring efforts intended to consolidate our operations, rationalize the manufacturing of our products and align our business in response to market conditions. We estimate annualized cost savings of approximately $2.0 million excluding any one-time charge as a result of the restructuring activities initiated in the past year. Refer to “Note 8. Restructuring and Related Charges” to the audited annual combined financial statements for more information.

As of June 28, 2014, our total restructuring accrual was $2.2 million.

During the twelve months ended June 28, 2014, we recorded $4.8 million in restructuring and related charges. The charges are primarily the result of the following:

•	During the fourth quarter of fiscal 2014, management approved a plan to close the Serangoon office located in Singapore and move to a lower cost region in order to reduce manufacturing and R&D expenses. As a result, a restructuring charge of $1.7 million was recorded for severance and employee benefits for approximately 50 employees primarily in manufacturing and R&D functions. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2015.

•	We also incurred restructuring and related charges from restructuring plans approved prior to fiscal 2014 for $0.8 million primarily related to manufacturing transfer costs for transfer of certain production processes into existing sites in the United States or to contract manufacturers.

•	The accompanying audited annual combined statements of operations include allocated costs of $2.3 million for restructuring and related charges related to JDSU’s corporate and shared services employees.

During the twelve months ended June 29, 2013, we recorded $2.6 million in restructuring and related charges. The charges are primarily the result of the following:

•	During the fourth quarter of fiscal 2013, management approved a plan to re-align certain functions to drive organizational efficiency and enhance the product line marketing leadership. As a result, a restructuring charge of $1.2 million was recorded for severance and employee benefits for approximately 30 employees primarily in manufacturing, R&D and SG&A functions located in the North America and Asia. Payments related to the severance and benefits accrual were paid by the end of the fourth quarter of fiscal 2014.

•	During the third quarter of fiscal 2013, management approved a plan to transition certain functions to an offshore contract manufacturer to align with our continuous efforts to optimize our supply chain. As a result, a restructuring charge of $0.9 million was recorded for severance and employee benefits for approximately 40 employees primarily in manufacturing, R&D and SG&A functions located in the United States. Payments related to the severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2015.

•	During the first quarter of fiscal 2013, management approved a plan to terminate the concentrated photovoltaic product line based on limited opportunities for market growth. As a result, a restructuring charge of $0.4 million was recorded for severance and employee benefits for approximately 10 employees primarily in manufacturing, R&D and SG&A functions located in United States, Europe, and Asia. Payments related to the severance and benefits accrual were paid by the end of the fourth quarter of fiscal 2013.

During the twelve months ended June 30, 2012, we incurred restructuring expenses of $0.8 million in restructuring and related charges. The charges are primarily the result of management approving a plan during the first quarter of fiscal 2012 to restructure certain functions and responsibilities to drive efficiency and segment profitability in light of economic conditions. As a result, a restructuring charge of $1.1 million was recorded towards severance and employee benefits for approximately 40 employees in manufacturing, R&D and SG&A functions. Payments related to the severance and benefits were paid by the second quarter of fiscal 2012. The charge was offset by a $0.3 million benefit related to adjustments to other existing plans.

Our restructuring and other lease exit cost obligations are net of sublease income or lease settlement estimates of approximately $1.2 million. Our ability to generate sublease income, as well as our ability to terminate lease obligations and recognize the anticipated related savings, is highly dependent upon economic conditions, particularly commercial real estate market conditions in certain geographies, at the time we negotiate the lease termination and sublease arrangements with third parties as well as the performances by such third parties of their respective obligations. While the amount we have accrued represents the best estimate of the remaining obligations we expect to incur in connection with these plans, estimates are subject to change. Routine adjustments are required and may be required in the future as conditions and facts change through the implementation period. If macroeconomic conditions decline, particularly as they pertain to the commercial real estate market, or if, for any reason, tenants under subleases fail to perform their obligations, we may be required to reduce estimated future sublease income and adjust the estimated amounts of future settlement agreements, and accordingly, increase estimated costs to exit certain facilities. Amounts related to the lease expense, net of anticipated sublease proceeds, will be paid over the respective lease terms through the third quarter of fiscal 2018.

Interest and Other Income (Expense), Net

Interest and other income (expense), net is comprised substantially of gains and losses associated with the re-measurement of non-functional currency denominated monetary assets and liabilities, an allocation from JDSU of gains and losses on the foreign currency forward contracts utilized in JDSU’s balance sheet hedging program, as well as other non-recurring transactions outside of the normal course of business.

Interest and other income (expense), net was $1.3 million in fiscal 2014 as compared to $0.8 million in fiscal 2013. This $0.5 million change was primarily due to a foreign exchange gain of $1.6 million in fiscal 2014 compared to a foreign exchange gain of $1.1 million in fiscal 2013, both of which include the offsetting impact allocated to us from JDSU’s balance sheet hedging program.

Interest and other income (expense), net was $0.8 million in fiscal 2013 as compared to $9.4 million in fiscal 2012. This $8.6 million change was primarily due to the absence in fiscal 2013 of $9.4 million of insurance proceeds received in fiscal 2012 from our claims on loss associated with the Thailand Flooding Impact. This was partially offset by a foreign exchange gain of $1.1 million in fiscal 2013 compared to a foreign exchange loss of $0.4 million in fiscal 2012, both of which include the offsetting impact allocated to us from JDSU’s balance sheet hedging program.

(Benefit from) Provision for Income Tax

We have calculated our taxes on a separate return basis. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of JDSU. Consequently our future results after our separation from JDSU may be materially different from our historical results.

Fiscal 2014 Benefit from Income Taxes

We recorded an income tax benefit of $0.9 million for fiscal 2014. The expected tax expense derived by applying the federal statutory rate to our income before income taxes for fiscal 2014 differed from the income tax benefit recorded primarily as a result of the utilization of foreign net operating losses and the recognition of tax credits generated during the year.

Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in many of our jurisdictions, it is more likely than not that our net deferred tax assets will not be realized in those jurisdictions. During fiscal 2014, the valuation allowance for deferred tax assets decreased by $30.6 million. The decrease was primarily related to the amortization of intangibles and tax deductible goodwill. We are routinely subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

Fiscal 2013 Benefit from Income Taxes

We recorded an income tax benefit of $2.8 million for fiscal 2013. The expected tax expense derived by applying the federal statutory rate to our income before income taxes for fiscal 2013 differed from the income tax benefit recorded primarily due to the utilization of foreign net operating losses and the recognition of tax credits generated during the current year.

Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in many of our jurisdictions, it is more likely than not that our net deferred tax assets will not be realized in those jurisdictions. During fiscal 2013, the valuation allowance for deferred tax assets decreased by $40.1 million. The decrease was primarily related to the amortization of intangibles and tax deductible goodwill. We are routinely subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

Fiscal 2012 Provisions for Income Taxes

We recorded an income tax expense of $1.4 million for fiscal 2012. The expected tax expense derived by applying the federal statutory rate to our income before income taxes for fiscal 2012 differed from the income tax expense recorded primarily as a result of domestic and foreign losses that were not benefited due to valuation allowances and the recognition of tax credits generated during the year.

Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in most of our jurisdictions, it is more likely than not that our net deferred tax assets will not be realized in those jurisdictions. During fiscal 2012, the valuation allowance for deferred tax assets decreased by $43.9 million. The decrease was primarily related to the amortization of intangibles and tax deductible goodwill. We are routinely subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

RESULTS OF OPERATIONS—Nine months ended March 28, 2015 and March 29, 2014

The results of operations for the current period are not necessarily indicative of results to be expected for future periods. The following table summarizes selected condensed combined statements of operations items (in millions, except for percentages):

	Nine Months Ended
	March 28, 2015	March 29, 2014	Change	Percentage Change
Segment net revenue:
OpComms	$515.2	$534.7	$(19.5)
Lasers	113.0	82.2	30.8

Net revenue	$628.2	$616.9	$11.3	1.8%

Gross profit	$194.3	$192.8	$1.5	0.8%
Gross margin	30.9%	31.3%

Research and development	105.1	98.3	6.8	6.9%
Percentage of net revenue	16.7%	15.9%

Selling, general and administration	90.2	77.9	12.3	15.8%
Percentage of net revenue	14.4%	12.6%

Restructuring and related charges	6.7	1.1	5.6	509.1%
Percentage of net revenue	1.1%	0.2%

Net Revenue

Net revenue increased by $11.3 million, or 1.8%, during the nine months ended March 28, 2015 compared to the same period a year ago. This increase was primarily due to an increase in our Lasers segment, partially offset by a decrease in our OpComms segment as discussed below.

OpComms net revenue decreased $19.5 million, or 3.6%, during the nine months ended March 28, 2015 compared to the nine months ended March 29, 2014. This was driven by $37.4 million of net revenue decreases from products addressing the Consumer and Industrial market, primarily due to lower demand from a key customer for 3-D sensing products in the current period compared to the prior period, during which our customer launched its next generation gaming console. This was partially offset by $17.9 million of net revenue increases driven by the ramp of new products for the Datacom market and higher demand for our 40G and 100G products in the Telecom market.

Lasers net revenue increased $30.8 million, or 37.5%, during the nine months ended March 28, 2015 compared to the same period a year ago. This increase was primarily driven by the ramp of next generation products, coupled with incremental net revenue from the acquisition of Time-Bandwidth in the third quarter of fiscal 2014. This was partially offset by net revenue decreases from other Lasers products.

Revenue by Region

We operate in three geographic regions: Americas, Asia-Pacific and EMEA. Net revenue is assigned to the geographic region and country where our product is initially shipped. For example, certain customers may request shipment of our product to a contract manufacturer in one country, which may differ from the location of their end customers. The following table presents net revenue by the three geographic regions we operate in and net revenue from countries that exceeded 10% of our total net revenue (dollars in millions):

	Nine Months Ended
	March 28, 2015		March 29, 2014
Net revenue:
Americas:
United States	$125.7	20.0%	$139.2	22.6%
Mexico	81.0	12.9	89.2	14.5
Other Americas	22.9	3.6	23.2	3.7

Total Americas	$229.6	36.5%	$251.6	40.8%

Asia Pacific:
Japan	$83.7	13.3%	$63.7	10.3%
Hong Kong	87.0	13.9	101.5	16.5
Other Asia-Pacific	129.5	20.6	99.8	16.1

Total Asia-Pacific	300.2	47.8%	265.0	42.9%

EMEA	$98.4	15.7%	$100.3	16.3%
Total net revenue	$628.2	100.0%	$616.9	100.0%

During the nine months ended March 28, 2015 and March 29, 2014, net revenue from customers outside the United States, based on customer shipping location, represented 80.0% and 77.4%, respectively. Our net revenue is primarily denominated in U.S. dollars, including our net revenue from customers outside the United States as presented above. We expect revenue from customers outside of the United States to continue to be an important part of our overall net revenue and an increasing focus for net revenue growth opportunities.

Gross Margin and Segment Gross Margin

The following table summarizes segment gross margin and combined gross margin for the nine months ended March 28, 2015 and March 29, 2014, respectively (in millions, except for percentages):

	Gross Profit		Gross Margin
	Nine Months Ended		Nine Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
OpComms	$150.3	$164.8	29.2%	30.8%
Lasers	55.0	39.6	48.7%	48.2%

Segment Total	$205.3	$204.4	32.7%	33.1%

Unallocated corporate items (1)	(11.0)	(11.6)

Total	$194.3	$192.8	30.9%	31.3%

(1)	The unallocated corporate items for the periods presented include the effects of amortization of acquired developed technology intangible assets, share-based compensation, and certain other charges related to non-recurring activities. We do not allocate these items to the gross margin for each segment because management does not include such information in measuring the performance of the operating segments.

Gross Margin

Gross margin decreased 0.4 percentage points during the nine months ended March 28, 2015 from 31.3% in the nine months ended March 29, 2014 to 30.9% in the current period. The decrease was primarily due to a change in OpComms gross margin as discussed below. This was partially offset by a change in segment mix as Lasers net revenue, which generates higher gross margin generally than our OpComms segment, represented a higher percentage of combined net revenue in the current period, coupled with an improvement in Lasers gross margin as discussed below.

Segment Gross Margin

OpComms

OpComms gross margin decreased 1.6 percentage points from 30.8% to 29.2% during the nine months ended March 28, 2015 compared to the nine months ended March 29, 2014. This decrease was primarily due to a less favorable product mix, which was partially offset by higher factory utilization.

Lasers

Lasers gross margin increased 0.5 percentage points from 48.2% to 48.7% during the nine months ended March 28, 2015 compared to the nine months ended March 29, 2014. This increase was primarily due to the ramp of new and next generation products, which generally carry higher gross margin than our legacy products.

Research and Development

R&D expense increased by $6.8 million, or 6.9%, during the nine months ended March 28, 2015 compared to the nine months ended March 29, 2014 as we increased our investment in new R&D programs and the development of our product portfolio. As a result, our employee compensation expense increased by $7.0 million, primarily for additional headcount to support our various R&D programs. This increase was partially offset as R&D offsets from our customer-funded development projects were $0.8 million higher in the current period. As a percentage of net revenue, R&D expense increased by 0.8 percentage points in the current period as we continue to invest in our product portfolio to develop new technologies and products that offer our customers increased value and strengthen our position in our core markets.

Selling, General and Administrative

SG&A expense increased by $12.3 million, or 15.8%, during the nine months ended March 28, 2015 compared to the nine months ended March 29, 2014. This increase was driven by a $10.2 million increase in corporate allocations to us by JDSU primarily related to pre-separation costs for advisory services, coupled with a $0.8 million increase in employee compensation. As a percentage of net revenue, SG&A expense increased by 1.8 percentage points during the nine months ended March 28, 2015 compared to the same period a year ago.

Restructuring and Related Charges

We have reduced costs through targeted restructuring efforts intended to consolidate our operations, rationalize the manufacturing of our products, and align our businesses in response to market conditions. We estimate annualized cost savings of approximately $7.0 million excluding any one-time charge as a result of the restructuring activities initiated in the past year. Refer to “Note 7. Restructuring and Related Charges” to the interim condensed combined financial statements for more information.

During the nine months ended March 28, 2015, we recorded $6.7 million in restructuring and related charges. The charges are primarily the result of the following:

•	The accompanying combined statements of operations include allocated costs of $3.8 million of restructuring and related charges related to JDSU’s corporate and shared services employees.

•	We incurred a restructuring charge of $1.6 million primarily for severance and benefits for Robbinsville Closure Plan announced in fiscal 2015.

•	We incurred a restructuring charge of $0.3 million primarily for severance and benefits for the Separation Restructuring Plan announced in fiscal 2015.

•	We incurred a restructuring charge of $0.3 million primarily for the exit cost of the Serangoon lease located in Singapore announced in fiscal 2014.

•	We also incurred $0.7 million of additional restructuring and related charges from restructuring plans approved in fiscal 2014 and fiscal 2013, of which $0.5 million was for manufacturing transfer costs which were the result of the transfer of certain production processes into existing sites in the United States or to contract manufacturers.

During the nine months ended March 29, 2014, we recorded $1.1 million in restructuring and related charges. The charges are primarily the result of the following:

•	The accompanying unaudited interim condensed combined statements of operations include allocated costs of $0.7 million of restructuring and related charges related to JDSU’s corporate and shared services employees.

•	We also incurred $0.4 million of additional restructuring and related charges from restructuring plans approved in fiscal 2013, of which $0.3 million was for manufacturing transfer costs which were the result of the transfer of certain production processes into existing sites in the United States or to contract manufacturers.

Our restructuring and other lease exit cost obligations are net of sublease income or lease settlement estimates of approximately $1.1 million. Our ability to generate sublease income, as well as our ability to terminate lease obligations and recognize the anticipated related savings, is highly dependent upon the economic conditions, particularly commercial real estate market conditions in certain geographies, at the time we negotiate the lease termination and sublease arrangements with third parties as well as the performances by such third parties of their respective obligations. While the amount we have accrued represents the best estimate of the remaining obligations we expect to incur in connection with these plans, estimates are subject to change. Routine adjustments are required and may be required in the future as conditions and facts change through the implementation period. If adverse macroeconomic conditions continue, particularly as they pertain to the commercial real estate market, or if, for any reason, tenants under subleases fail to perform their obligations, we may be required to reduce estimated future sublease income and adjust the estimated amounts of future settlement agreements, and accordingly, increase estimated costs to exit certain facilities. Amounts related to the lease expense, net of anticipated sublease proceeds, will be paid over the respective lease terms through the third quarter of fiscal 2018.

Benefit from Income Tax

We have calculated our taxes on a separate return basis. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of JDSU. Consequently our future results after our separation from JDSU may be materially different from our historical results.

We recorded an income tax benefit of $22.0 million and an income tax benefit of $0.6 million for the nine months ended March 28, 2015 and March 29, 2014, respectively. The income tax benefit for the nine months ended March 28, 2015, primarily relates to income tax in certain foreign jurisdictions based on our forecasted pre-tax income or loss for the year in those locations, offset by a $21.8 million tax benefit recognized upon the settlement of an audit in a non-U.S. jurisdiction. The income tax benefit for the nine months ended March 29, 2014, primarily relates to income tax in certain foreign jurisdictions based on our forecasted pre-tax income for the year in those locations offset by the recognition of tax credits and other foreign tax incentive during the year.

The income tax benefit or expense recorded differs from the expected tax expense or benefit that would be calculated by applying the federal statutory rate to our income or loss before income taxes primarily as a result of the utilization of the net operating losses and the recognition of tax credits generated during the year.

As of March 28, 2015, we have recognized all major unrecognized tax benefits. As of June 28, 2014, our unrecognized tax benefits totaled $21.9 million, and were included in deferred taxes and other non-current tax liabilities, net.

Contractual Obligations

The following summarizes our contractual obligations at June 28, 2014, and the effect such obligations are expected to have on our liquidity and cash flow over the next five years (in millions):

	Payments due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Contractual Obligations
Asset retirement obligations—expected cash payments	$2.0	$1.1	$0.3	$0.6	$—
Purchase obligations (1)	86.4	84.3	2.0	0.1	—
Operating lease obligations (1)	32.2	7.3	13.8	7.5	3.6
Pension and postretirement benefit payments (2)	1.6	—	—	—	1.6
Other non-current liabilities related to an acquisition holdback (3)	2.3	—	2.3	—	—

Total	$124.5	$92.7	$18.4	$8.2	$5.2

(1)	Refer to “Note 12. Commitments and Contingencies” to the audited annual combined financial statements for more information.

(2)	Refer to “Note 11. Employee Benefit Plans” to the audited annual combined financial statements for more information.
(3)	Refer to “Note 5. Mergers and Acquisitions” to the audited annual combined financial statements for more information.

As of June 28, 2014, other current liabilities and other non-current liabilities on the combined balance sheets includes $1.1 million and $2.0 million, respectively, for restructuring and related activities in connection with our operating lease obligations disclosed above.

Purchase obligations represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements. Of the $86.4 million of purchase obligations as of June 28, 2014, $37.2 million are related to inventory and the other $49.2 million are non-inventory items.

As of June 28, 2014, our other non-current liabilities primarily relate to asset retirement obligations and pension which are presented in various lines in the preceding table.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as such term is defined in rules promulgated by the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Acquisitions

As part of our strategy, we are committed to the ongoing evaluation of strategic opportunities and, where appropriate, the acquisition of additional products, technologies or businesses that are complementary to, or broaden the markets for, our products. We believe we have strengthened our business model by expanding our addressable markets, customer base and expertise, diversifying our product portfolio, and fortifying our core businesses through acquisition as well as through organic initiatives.

In January 2014, we completed the acquisition of Time-Bandwidth, a privately-held provider of high powered and ultrafast lasers for industrial and scientific markets. Use of ultrafast lasers for micromachining applications is being driven primarily by the increasing use of consumer electronics and connected devices globally. Time-Bandwidth’s technology complements our current laser portfolio, while enabling Time-Bandwidth to use our high-volume and low-cost manufacturing model, global sales team and channel relationships. We acquired all outstanding shares of Time-Bandwidth for a total purchase price of $15.0 million in cash, including holdback payments of approximately $2.3 million.

Please refer to “Note 5. Mergers and Acquisitions” to the audited annual combined financial statements for more information.

Pension Benefits

As a result of acquiring Time-Bandwidth in January 2014, we have a pension plan for certain employees in Switzerland. This plan is open to new participants and additional service costs are being accrued. The Switzerland plan is partially funded. As of June 28, 2014, our pension plan was under funded by $1.6 million since the PBO exceeded the fair value of its plan assets.

We expect to contribute approximately $0.3 million to the Switzerland plan during fiscal 2015.

A key actuarial assumption in calculating the net periodic cost and the PBO is the discount rate. Changes in the discount rate impact the interest cost component of the net periodic benefit cost calculation and PBO due to the fact that the PBO is calculated on a net present value basis. Decreases in the discount rate will generally increase pre-tax cost, recognized expense and the PBO. Increases in the discount rate tend to have the opposite effect. We estimate a 50 basis point decrease or increase in the discount rate would cause a corresponding increase or decrease, respectively, in the PBO of approximately $0.5 million based upon data as of June 28, 2014.

Financial Condition

Liquidity and Capital Resources—Years ended June 28, 2014, June 29, 2013 and June 30, 2012

Historically, JDSU has provided financing, cash management and other treasury services to us. Cash transferred to and from JDSU has been recorded as intercompany payables and receivables which are reflected in JDSU net investment in the accompanying historical combined financial statements.

As of March 28, 2015 and June 28, 2014, our cash and cash equivalents of $10.6 million and $19.9 million, respectively, were held predominantly in Canada, China and Japan. Although the cash generated in the United States from future operations is expected to cover our normal operating requirements, a substantial amount of additional cash could be required for other purposes, such as dividends that may be declared, future stock repurchase programs and acquisitions. If in the future, after the separation, we encounter a significant need for liquidity domestically or at a particular location that we cannot fulfill through borrowings, equity offerings, or other internal or external sources, we may determine that cash repatriations are necessary. Repatriation could result in additional material U.S. federal and state income tax payments in future years. Such adverse consequences would occur, for example, if the transfer of cash into the United States is taxed and no foreign tax credit is available to offset the U.S. tax liability, resulting in higher taxes. These factors may cause us to have an overall tax rate higher than other companies or higher than our tax rates have been in the past.

Fiscal 2014

As of June 28, 2014 our combined balance of cash and cash equivalents and short-term investments increased by $12.1 million, or 149.4%, to $20.2 million from $8.1 million as of June 29, 2013.

Cash provided by operating activities was $62.8 million, primarily resulting from $70.1 million of net income adjusted for non-cash items such as depreciation, stock-based compensation, amortization of intangibles and changes in our deferred tax balances which are non-cash in nature, offset by changes in operating assets and liabilities of $7.3 million. Changes in our operating assets and liabilities related primarily to an increase in accounts receivable of $15.1 million, an increase in inventories of $13.5 million and a decrease in accrued expenses and other current and non-current liabilities of $1.0 million. This was partially offset by an increase in accounts payable of $18.7 million due to timing of payments and a decrease in other current and non-current assets of $3.5 million.

Cash used in investing activities was $76.9 million, primarily resulting from cash used for capital expenditures of $64.2 million, including the purchase of a fabrication facility in California that we previously leased, and $12.8 million for the acquisition of Time-Bandwidth Products.

Cash provided by financing activities was $26.2 million resulting from net transfers from JDSU.

Fiscal 2013

As of June 29, 2013 our combined balance of cash and cash equivalents and short-term investments decreased by $5.4 million, or 40.0%, to $8.1 million from $13.5 million as of June 30, 2012.

Cash provided by operating activities in fiscal 2013 was $54.9 million, primarily resulting from $65.8 million of net income adjusted for non-cash items such as depreciation, stock-based compensation, amortization of intangibles and changes in our deferred tax balances which are non-cash in nature, offset by changes in operating assets and liabilities of $10.9 million. Changes in operating assets and liabilities related primarily to an increase in other current and non-current assets $9.2 million, a decrease in accounts payable of $8.2 million due to timing of payments and an increase in inventories of $4.4 million. This was partially offset by a decrease in accounts receivable of $6.9 million due to timing of collections, an increase in accrued expenses and other current and non-current liabilities of $3.8 million and an increase in accrued payroll and related expenses of $2.9 million.

Cash used in investing activities was $31.9 million resulting from cash used for capital expenditures.

Cash used in financing activities was $27.7 million resulting from net transfers to JDSU.

Fiscal 2012

As of June 30, 2012 our combined balance of cash and cash equivalents and short-term investments increased by $4.9 million, or 57.0% to $13.5 million from $8.6 million as of July 2, 2011.

Cash provided by operating activities was $36.1 million, primarily resulting from $58.8 million of net income adjusted for non-cash items such as depreciation, stock-based compensation and amortization of intangibles, offset by changes in operating assets and liabilities of $22.7 million. Changes in operating assets and liabilities related primarily to a decrease in accounts payable of $20.7 million due to timing of payments, a decrease in accrued expenses and other current and non-current liabilities of $6.0 million, and a decrease in accrued payroll and related expenses $4.6 million, partially offset by a decrease in accounts receivable of $10.4 million.

Cash used in investing activities was $44.3 million, primarily related to cash used for capital expenditures of $40.8 million.

Cash provided by financing activities was $13.2 million resulting from net transfers from JDSU.

Liquidity and Capital Resources—Nine months ended March 28, 2015 and March 29, 2014

Nine Months Ended March 28, 2015

As of March 28, 2015 our combined balance of cash and cash equivalents and short-term investments decreased by $9.6 million, or 47.5%, to $10.6 million from $20.2 million as of June 28, 2014.

Cash used in operating activities was $3.7 million, primarily resulting from $67.9 million of net income adjusted for non-cash items such as depreciation, stock-based compensation, amortization of intangibles and changes in our deferred tax balances which are non-cash in nature, offset by changes in operating assets and liabilities of $71.6 million. Changes in our operating assets and liabilities related primarily to an increase in accounts receivable of $22.8 million, a decrease in accrued expenses and other current and non-current liabilities of $16.1 million, a decrease in income taxes payable of $12.9 million, an increase in other current and non-current assets of $11.4 million, a decrease in accrued payroll and related expenses of $4.7 million and an increase in inventories of $3.2 million.

Cash used in investing activities was $35.5 million, primarily resulting from cash used for capital expenditures.

Cash provided by financing activities was $31.8 million resulting from net transfers from JDSU.

Nine Months Ended March 29, 2014

As of March 29, 2014 our combined balance of cash and cash equivalents and short-term investments increased by $9.1 million, or 112.3%, to $17.2 million from $8.1 million as of June 29, 2013.

Cash provided by operating activities was $59.3 million, primarily resulting from $63.2 million of net income adjusted for non-cash items such as depreciation, stock-based compensation, amortization of intangibles and changes in our deferred tax balances which are non-cash in nature, offset by changes in operating assets and liabilities of $3.9 million. Changes in our operating assets and liabilities related primarily to a decrease in accrued expenses and other current and non-current liabilities of $9.6 million, a decrease in accrued payroll and related expenses of $6.2 million, an increase in accounts receivable of $3.9 million, an increase in inventories of $3.6 million and a decrease in income taxes payable of $2.3 million. This was partially offset by an increase in accounts payable of $19.8 million due to timing of payments

Cash used in investing activities was $55.7 million, primarily resulting from cash used for capital expenditures of $43.0 million and $12.8 million for the acquisition of Time-Bandwidth Products.

Cash provided by financing activities was $5.9 million resulting from net transfers from JDSU.

Liquidity and Capital Resources Requirement

Our primary liquidity and capital spending requirements over at least the next 12 months will be the funding of our operating activities and capital expenditures. As of June 28, 2014 our expected commitments for capital expenditures totaled approximately $13.5 million. Our balance sheet will also include the Series A Preferred Stock issued by our subsidiary, Lumentum Inc. We believe that the anticipated cash distribution of $127.0 million from JDSU along with our existing cash balances will be sufficient to meet our liquidity and capital spending requirements for at least the next 12 months. However, there are a number of factors that could positively or negatively impact our liquidity position, including:

•	global economic conditions which affect demand for our products and services and impact the financial stability of our suppliers and customers;

•	changes in accounts receivable, inventory or other operating assets and liabilities which affect our working capital;

•	increase in capital expenditures to support the revenue growth opportunity of our business;

•	the tendency of customers to delay payments or to negotiate favorable payment terms to manage their own liquidity positions;

•	timing of payments to our suppliers;

•	factoring or sale of accounts receivable;

•	volatility in fixed income and credit which impact the liquidity and valuation of our investment portfolios;

•	volatility in foreign exchange markets which impacts our financial results;

•	possible investments or acquisitions of complementary businesses, products or technologies;

•	issuance of debt or equity securities; and

•	potential funding of pension liabilities either voluntarily or as required by law or regulation.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

We conduct our business and sell our products to customers primarily in Asia, Europe and North America. In the normal course of business, our financial position is routinely subject to market risks associated with foreign currency rate fluctuations due to balance sheet positions in foreign currencies. Currently, JDSU evaluates foreign exchange risks and utilizes foreign currency forward contracts to reduce such risks on our behalf, hedging the gains or losses generated by the re-measurement of significant foreign currency denominated monetary assets and liabilities. A portion of the hedging activity results have been allocated to us and are included in our combined statements of operations. The forward contracts JDSU utilizes as part of this hedging program, most of which have a term of less than 120 days, were transacted near quarter end and therefore the fair value of the contracts are not significant. After our separation from JDSU, we anticipate that we will be exposed to the same changes in foreign currency exchange rates. We intend to implement our own program to hedge balance sheet exposures that are not denominated in the functional currencies of our subsidiaries similar to the program JDSU currently employs.

BUSINESS

Overview

We are an industry leading provider of optical and photonic products by revenue and market share addressing a range of end-market applications including Datacom and Telecom networking and commercial lasers for manufacturing, inspection and life-science applications. We are using our core optical and photonic technology and our volume manufacturing capability to expand into attractive emerging markets that benefit from advantages that optical or photonics-based solutions provide, including 3-D sensing for consumer electronics and diode light sources for a variety of consumer and industrial applications. The majority of our customers tend to be OEMs that incorporate our products into their products which then address end-market applications. For example, we sell fiber optic components that our network equipment manufacturer customers assemble into communications networking systems, which they sell to network service providers or enterprises with their own networks. Similarly, many of our customers for our Lasers products incorporate our products into tools they produce, which are used for manufacturing processes by their customers.

We operate in two reportable segments: Optical Communications (“OpComms”) and Commercial Lasers (“Lasers”). Our operations for these reportable segments are not distinct and separate; rather this segmentation reflects different end-markets with their own unique dynamics.

Headquartered in Milpitas, California, we have a global marketing and sales footprint that enables us to exploit global market opportunities for our products. We have manufacturing capabilities and facilities in North America, EMEA and Asia with employees engaged in R&D, administration, manufacturing, support and sales and marketing activities. We employ approximately 1,550 full-time employees around the world.

On September 10, 2014, JDSU announced plans to separate into two publicly traded companies. In connection with the separation, JDSU will change its name to “Viavi” and we will continue as an independent, publicly traded company called “Lumentum” that is comprised of substantially all of the operations of the existing CCOP segment of JDSU. Holders of shares of JDSU common stock are expected to receive, after giving effect to Viavi’s retention of 19.9% of our common stock, a pro rata distribution of the remaining 80.1% of the outstanding shares of our common stock. This distribution is expected to be tax-free for U.S. federal income tax purposes.

Our business traces its origins to Uniphase Corporation, which was formed in 1979, and became publicly traded in 1992. Uniphase was originally a supplier of commercial lasers, and later, a leading supplier of optical transmission products. In 1999, JDS Fitel Inc., a pioneer in products for fiber optic networking which was formed in 1981, merged with Uniphase to become JDSU, a global leader in optical networking. Subsequent acquisitions by JDSU have broadened the depth and breadth of our team, intellectual property, technology and product offerings. Notable amongst these acquisitions in the OpComms business are Agility Communications, Inc. in 2005 and Picolight, Inc. in 2007 which respectively brought widely tunable, long wavelength laser technology for metro and long haul networking applications and short wavelength vertical-cavity surface-emitting laser technology for enterprise and datacenter networking applications. These acquisitions brought industry leading fundamental laser component technologies, which form the basis of virtually all optical networks today and will continue to do so for the foreseeable future, and enable us to develop highly integrated products to satisfy our communications customers’ ever increasing needs for smaller, lower power and lower cost optical products. Notable acquisitions in the Lasers business are Lightwave Electronics Corporation in 2005 and Time-Bandwidth in 2014. Both of these Lasers acquisitions brought high power pulsed solid-state laser products and technology to JDSU which address the micro laser machining market and expanded our addressable market.

Industry Trends

Our business is driven by end-market applications which benefit from the performance advantages that optical solutions enable.

The OpComms markets we serve are experiencing continually increasing needs for higher data transmission speeds, fiber optic network capacity and network agility. This is driven by exponential growth in both the number of higher bandwidth broadband connections, notably those associated with mobile devices, such as high-definition video, online gaming, cloud computing and the number and scale of datacenters that require fiber optic links to enable the higher speeds and increased scale necessary to deliver high bandwidth video and other services. Our technology originally developed for communications applications is also finding use in other emerging market opportunities including 3-D sensing applications which employ our laser technology to enable the use of natural body gestures to control electronic devices.

In the Lasers markets, customer demand is driven by the need to enable faster, higher precision volume manufacturing techniques with lower power consumption, reduced manufacturing footprint and increased productivity. These capabilities are critical as industries develop products that are smaller and lighter, increasing productivity and yield and lowering their energy consumption.

Our optical and laser solutions, developed in close collaboration with OEM partners, are well positioned to meet demand resulting from these trends.

Strengths

Depth and Breadth of Products, Technology and Intellectual Property

Our product and technology portfolio stems from more than 30 years of innovation ranging from the design and manufacturing of fundamental fiber optic components to sophisticated optical communications subsystems and commercial laser systems. Our intellectual property portfolio currently consists of more than 1,000 issued patents, which were generated as our employees pioneered many of the optical and photonic products offered in the market today. Our leadership in products, technology and intellectual property is the result of the strength and capability of our people and our close long-term relationships with our key customers. Many of our products are developed through a collaborative innovation model where we work closely with our customers to identify their pressing optical challenges and deliver solutions that are highly differentiated. These solutions take advantage of the integration of fundamental optical components into higher level optical modules, subsystems and commercial laser systems in unique ways that optimize size, performance and/or cost. Our customers typically purchase a wide range of optical or photonic products and our ability to satisfy most, if not all, of their needs is a competitive strength as our customers also want to minimize the number of suppliers with which they need to engage.

Business Model

We have a global operation and maintain internal manufacturing capabilities for key differentiated, high intellectual property content, semiconductor wafer fabrication operations while using experienced high-volume contract manufacturing partners with operations in low-cost geographic regions. This manufacturing model results in much of our product costs being more variable in nature and is well adapted to changes in end-market demand and rapid high-volume product ramps as we introduce successful new products. We also maintain centrally managed global sales, marketing, order fulfillment and R&D organizations to minimize redundancy, increase organizational agility and cross-functional synergies, and permit the exploitation of global market opportunities. All of our products are developed, produced and managed in this business model regardless of the end-market application.

Customer Relationships

We have developed strong relationships with our customers over a lengthy period of time. By placing our product development, marketing and sales people close to our customers, our goal is to anticipate network challenges well before they appear. In certain instances these close trusted relationships allow our R&D team to become a virtual extension of our customer’s R&D teams. This partnership often results in highly differentiated solutions that help our customers win with their customers. It also enables us to develop early and important insights and knowledge of market dynamics in the optical communications and commercial lasers markets.

Experience

We benefit from more than 30 years of experience in the optical industry with important insights learned from our many years of developing and manufacturing optical and photonics products and the large number of products we have supplied to customers for use in the field. We apply this know-how to develop and manufacture high-quality and reliable products that our customers depend on with confidence. For example, Lumentum is a leading supplier of products that perform key roles in mission critical submarine optical networks where the cost of failure is tremendous. Our experience also has allowed us to anticipate challenges that customers have encountered in the optical networking domain before they materialize in the network and has formed the basis of our long-term partnerships with our customers. We believe our deep experience in developing and ramping to volume optical and photonics products, upon which our customers are critically reliant, gives our customers confidence that we will successfully execute and deliver what they need.

Strategy

To continue to be a leading provider in all the markets and industries we serve, our strategy includes:

Enabling Our Customers Through Collaborative Innovation

We plan to continue engaging with our customers at the early stages of development to give them the most innovative and timely products and to ensure that our focus remains aligned with their rapidly evolving requirements. We work closely with our customers from initial product design and manufacturing through their lifecycle to deployment of our products.

Maintaining a Lean and Scalable Business

We intend to continue to streamline our manufacturing operations and reduce costs by using contract manufacturers where appropriate, and consolidating to reduce our footprint and total fixed costs. We maintain centralized sales, product management and R&D teams to use our core optical expertise across the markets we serve.

Investing in Profitable, Market-Based Innovation

We expect to continue to invest aggressively in R&D and pursue acquisitions and partnerships to develop new technologies, products and services. This is designed to increase the value we can provide to our customers and strengthens our leadership position in our core markets. For example, our acquisition of Time-Bandwidth Products in 2014 strengthened our position as a leading provider of lasers for micromachining applications.

Expanding Our Addressable Markets

We anticipate continuing to explore new market opportunities for our differentiated technologies and products. By leveraging our technology capabilities, we have repeatedly demonstrated our ability to enter new markets or adjacent markets up or down stream for those initially addressed. For example, we have taken advantage of our laser diode expertise to expand vertically into the commercial laser module and laser system markets. Likewise, we have further taken advantage of our laser diode technology originally developed for Telecom applications by developing and providing laser diodes for 3-D sensing and industrial markets. Within our core communications markets, we have also expanded vertically from offering optical components and modules for Telecom transport applications to becoming an industry leader transport line card solutions in the form of super transport blades.

Although we expect to successfully implement our strategies, internal and external factors could impact our ability to meet any, or all, of our objectives. These factors are discussed in “Risk Factors.”

Reportable Segments

The table below discloses the percentage of our total net revenue attributable to our two reportable segments. In addition, it discloses the percentage of our total net revenue attributable to our product offerings which serve the Telecom and Datacom markets, which accounted for more than 10% of our combined net revenue in each of the last three fiscal years, and our product offerings for the Consumer and Industrial markets, which represent the remainder of OpComms revenue:

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Optical Communications:	85.0%	84.8%	84.3%
Telecom	60.6%	66.9%	70.7%
Datacom	14.3%	11.9%	10.0%
Consumer and Industrial	10.1%	6.0%	3.6%
Lasers	15.0%	15.2%	15.7%

OpComms

Our OpComms portfolio includes products used by Telecom and Datacom NEMs and both traditional and cloud/data center service providers. These products enable the transmission and transport of video, audio and text data over high-capacity fiber optic cables. Transmission products primarily consist of optical transceivers, optical transponders, and their supporting components such as modulators and source lasers, including innovative products such as the Tunable Small Form-factor Pluggable Plus transceiver. Transport products primarily consist of modules or sub-systems containing optical amplifiers, ROADMs or Wavelength Selective Switches, Optical Channel Monitors and their supporting components such as liquid crystal on silicon switching engines, pump lasers, passive devices and Arrayed Waveguide Gratings. Many of today’s most advanced optical networks are built on our transport and transmission components, modules and subsystems.

Our products for 3-D sensing applications, formerly referred to as our gesture recognition products, include a light source product. Customer solutions containing our 3-D sensing products let a person control electronic or computer devices with natural body or hand gestures instead of using a remote, mouse or other device. Emerging 3-D sensing systems simplify the way people interact with technology and are first being used in applications for gaming platforms.

Markets

Our OpComms products include a wide range of components, modules and subsystems to support and maintain customers in our two primary markets: Telecom, including service provider networks for access (local), metro (intracity), long-haul (city-to-city and worldwide) and submarine (undersea) networks and Datacom for enterprise, cloud and data center applications, including SANs, LANs and WANs. Additionally, our OpComms products include certain laser diode products addressing consumer and industrial applications such as our products that address 3-D sensing applications.

Customers

Our OpComms customers include Alcatel-Lucent International, Ciena Corporation, Cisco Systems, Inc., Coriant GmbH, Fujitsu Network Communications, Inc., Google Inc., Huawei Technologies Co. Ltd., Microsoft Corporation and Nokia Networks.

Trends

To remain competitive, network operators worldwide must offer broader suites of digital services. To do this, they are migrating to Internet-protocol (“IP”) networks and expanding long-haul, metro regional and metro access networks, which effectively deliver broadband services while lowering capital and operating costs of dense-wavelength-division multiplexing networks.

Demand for capacity in the Datacom market is driven by the growing needs of intra-company LAN and inter-company WAN networks. Datacom is also driven by web and cloud services companies that are expanding data center infrastructure, increasing the need for network capacity within and between these data centers. The growing demand for capacity encourages the adoption of OpComms products across the Datacom and Telecom markets.

Demand in the Telecom market is driven by new bandwidth-intensive applications that can result in sudden and severe changes in demand almost anywhere on the network. Increasing agility in optical networks by employing ROADMs, Wavelength Selective Switches, wavelength tunable transmission products and other agile optical products provides an effective way to respond to unpredictable bandwidth demands and to manage expenses. With more agile optical networks, a service provider can add capacity by using remote management applications rather than dispatching technicians to perform manual operations in the field.

In addition, the high-end routers, switches and cross-connect equipment that must handle legacy and internet-protocol traffic are becoming increasingly complex in order to meet higher bandwidth, scalability, speed and reliability needs. Products must provide higher levels of functionality and performance in compact designs that must also meet requirements for quality, reliability and cost.

Deployment of fiber closer to the end user increases the availability of high-bandwidth services and should result in increased demand on the metro regional and long-haul networks into which these services feed. The dynamically reconfigurable nature of today’s agile networks enables lower operating costs and other competitive advantages, allowing service providers to use and scale network capacity more flexibly, streamline service provisioning, accelerate rerouting around points of failure and modify network topology through simple point-and-click network management systems.

We are a leading provider of optical products which are well positioned to meet these demands. Our innovation has resulted in products that have more functionality, are smaller, require less power and are more cost-effective, particularly in the area of photonic integrated circuits, which can replace many discrete components with a single photonic chip. For example, the tunable 10-gigabit small form-factor pluggable transceiver we pioneered with its tunable photonic chip is 85% smaller than previous tunable models. We also developed the industry’s first tunable small form-factor pluggable transceiver for enterprise and metro networks. Higher levels of integration have also led to development of the Super Transport Blade, which delivers all transport functions (wavelength switching, pre-amplification, post-amplification, optical supervisory channel and monitoring) in a single, integrated platform, essentially replacing three blades with one.

Strategy

In OpComms, we are focused on technology leadership through collaborative innovation with our customers, cost leadership and functional integration. We will continue to align the latest technologies with industry leading, scalable manufacturing and operations to drive the next phase of optical communications for Telecom and Datacom applications that are faster, more agile and more reliable, making us a valuable business and technology partner for NEMs, cloud service providers and data center operators.

Competition

We compete against various public and private companies in the markets we serve. Publicly traded companies providing optical communications components include Finisar Corporation, Fujitsu Optical Components, Furukawa Electric Co., Ltd., Neophotonics Corporation, Oclaro, Inc. and Sumitomo Electric Industries, Ltd.

Offerings

Our OpComms offerings address the following markets: Telecom, Datacom and Consumer and Industrial. In addition to a full selection of active and passive components, we offer increasing levels of functionality and integration in modules, circuit packs and subsystems for transmission, amplification, wavelength management and more.

In the Telecom market, we provide transmission and transport solutions for optical networks that make up the backbone of the wireline Telecom infrastructure, thereby enabling the internet. Transmission products, such as our tunable transponder, transceiver and transmitter modules, transmit and receive high-speed data signals at the ingress/egress points of the network. These products use dense wavelength division multiplexing technology to enable high capacity (up to 10Tb/s) links driven by insatiable internet demand. We also offer components including tunable lasers, receivers and modulators to address the higher end of these same network applications.

Our transport products, such as ROADMs, amplifiers and Optical Channel Monitors provide switching, routing and conditioning of signals. We also provide components for transport, including passive components such as our attenuators, circulators, couplers/splitters/WDMs, gain flattening filters, hybrid interleavers, multiplexer/demultiplexers polarization components, switches and wavelength lockers.

Our innovation led to the Super Transport Blade, which integrates all major optical transport functions into a single-slot blade. This all-in-one solution reduces the size, cost and power requirements of optical components, incorporates nano wavelength selective switch technology and enables greater chassis density and a smaller footprint.

In the Datacom market, which relies on storing, moving and manipulating vast amounts of data, we offer transmission products, such as our optical transceivers for Fibre Channel and Ethernet applications. Our transceivers are also used to connect servers, switches, routers and other information technology infrastructure critical for today’s email, enterprise resource planning and other cloud services such as streaming of high definition video.

Our integrated fiber optic transceivers provide cost effective and scalable connectivity and are used in the hardware which runs many of the applications we use daily such as email, social networking, cloud storage, online gaming and streaming video. They are available in several hot-pluggable form factors and allow for very compact, high-density hardware designs.

For high data transfer rates of 10G, 40G and 100G, we offer several technologies to balance technical and commercial requirements. For high volume, short distance applications we developed our vertical-cavity surface-emitting lasers. Vertical-cavity surface-emitting lasers are ideal for reach because they are low power consumption, low cost and highly scalable. For high-performance, long distance applications we have our distributed feedback laser and electro-absorption modulated laser. Our individual lasers and compact laser arrays offer an innovative solution for the LANs, SANs, broadband Internet and metro-area network applications.

3-D sensing provides real time depth information to any photo or video image. This is a fundamental transition for image capture akin to the transition from monochrome to color and gives devices the ability to see the world around them in three dimensions. The immediate applications include full body imaging for gaming, 3-D scanning for space mapping and facial recognition for security. Emerging applications are in-cabin tracking in cars, self-navigating robotics and drones in industrial applications and 3-D capture of objects coupled with 3-D printing. 3-D sensing can be applied to any device with a camera. The technologies to achieve accurate and stable 3-D sensing converged to laser based solutions. We are the leading supplier of the critical laser illumination sources for 3-D sensing systems being used in applications for gaming, computing and home entertainment.

Lasers

We develop lasers employed in a variety of OEM applications. Our Lasers products serve customers in markets and applications such as manufacturing, biotechnology, graphics and imaging, remote sensing and precision machining such as drilling in printed circuit boards, wafer singulation and solar cell scribing. These products include diode, direct-diode, diode-pumped solid-state, fiber and gas lasers.

In addition, our photonic power products include fiber optic-based systems for delivering and measuring electrical power.

Markets

Our portfolio of laser products includes components and subsystems used in a variety of OEM applications that range in output power from milliwatts to kilowatts and include ultraviolet, visible and infrared wavelengths. We support customer applications in the biotechnology, graphics and imaging, remote sensing, materials processing and other precision machining areas.

Customers

Our Lasers customers include Amada Co., Ltd., ASML Holding N.V., Beckman Coulter, Inc., Becton, Dickinson and Company, DISCO Corporation, Electro Scientific Industries, Inc., EO Technics Co., Ltd. and KLA-Tencor Corporation.

Trends

As technology advances, industries increasingly turn to lasers when they need more precision, higher productivity and energy efficient, or “green,” alternatives for problems that cannot be solved by mechanical, electronic or other means. For example, industries are using lasers to develop products that are smaller and lighter to increase productivity and yield and to lower their energy consumption. Lasers have been used for years to help achieve the scale and precision needed in semiconductor processing. In biotech applications, lasers have been instrumental for advances (and new standard procedures) in cytology, hematology, genome sequencing and crime scene investigations, among others. We believe the long-term trends in these industries will likely lead to increased demand for lasers.

In addition, demand continues for electronic products, as well as products and components in other industries, to offer greater functionality while becoming smaller, lighter and less expensive. Product designs that achieve this are requiring precise micromachining and materials processing, such as micro bending, soldering and welding. At the scale and processing speed needed, lasers are replacing mature mechanical tools such as drills for minute holes, or “vias,” in printed circuit boards and saws and scribes for singulating silicon wafers, resulting in greater precision and productivity. As these trends continue, we believe that manufacturers and other industries will increase their reliance on lasers in order to maintain or increase their competitiveness.

We believe we are well-positioned with key OEM providers of laser solutions to these industries. We continue to develop our laser portfolio to offer smaller and more cost-effective products designed specifically for the performance, integration, reliability and support needs of our OEM customers.

Strategy

We leverage our long-term relationships with OEM customers to drive commercial laser innovation. Using established manufacturing, engineering, lasers and photonics expertise, we deliver products that meet cost-of-ownership and reliability needs while delivering on volume production demands.

Competition

We compete against various public and private companies in the commercial laser markets we serve. Publicly traded companies providing commercial laser products include IPG Photonics Corporation, Coherent, Inc., Rofin-Sinar Technologies Inc. and Newport Corporation.

Offerings

Our broad range of products includes diode-pumped solid-state, fiber, diode, direct-diode and gas lasers such as argon-ion and helium-neon lasers. Diode-pumped solid-state and fiber lasers that provide excellent beam quality, low noise and exceptional reliability are used in biotechnology, graphics and imaging, remote sensing, materials processing and precision machining applications. Diode and direct-diode lasers address a wide variety of applications, including laser pumping, thermal exposure, illumination, ophthalmology, image recording, printing, plastic welding and selective soldering. Gas lasers such as argon-ion and helium-neon lasers provide a stable, low-cost and reliable solution over a wide range of operating conditions, making them well suited for complex, high-resolution OEM applications such as flow cytometry, DNA sequencing, graphics and imaging and semiconductor inspection.

Acquisitions

We are committed to the ongoing evaluation of strategic opportunities and, where appropriate, the acquisition of additional products, technologies or businesses that are complementary to, or broaden the markets for, our products. We believe we have strengthened our business model by expanding our addressable markets, customer base and expertise, diversifying our product portfolio and fortifying our core businesses through acquisitions as well as through organic initiatives.

In January 2014, we completed the acquisition of Time-Bandwidth, a privately-held provider of high powered and ultrafast lasers for industrial and scientific markets. Use of ultrafast lasers for micromachining applications is being driven primarily by the increasing use of consumer electronics and connected devices globally. Manufacturers are taking advantage of high-power and ultrafast lasers to create quality micro parts for consumer electronics and to process semiconductor chips for consumer devices. Time-Bandwidth’s technology complements our current laser portfolio, while enabling Time-Bandwidth to use our high volume and low-cost manufacturing model, global sales team and channel relationships. We acquired all outstanding shares of Time-Bandwidth for a total purchase price of $15.0 million in cash, including holdback payments of approximately $2.3 million.

Please refer to “Note 5. Mergers and Acquisitions” to the audited annual combined financial statements for further information.

Restructuring Programs

During the last three fiscal years we have approved targeted restructuring plans primarily intended to reduce costs, consolidate our operations, rationalize the manufacturing of our products and align our business in response to market needs. We have focused on consolidating product manufacturing, while taking into consideration our current investment strategy, product offerings, core competencies, opportunities to enhance cost efficiency and the availability of alternative manufacturers, as appropriate. As part of this strategy we initiated plans to improve the efficiency of our manufacturing operations by consolidating or transferring operations to contract manufacturers. We will continue to focus on strengthening our partnerships with our contract manufacturers as part of this strategy.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the audited annual combined financial statements for further discussion on these charges.

Research and Development

During fiscal 2014, 2013 and 2012, we incurred R&D expenses of $134.9 million, $113.7 million and $107.0 million, respectively. The number of employees engaged in R&D was approximately 570 as of June 28, 2014, 510 as of June 29, 2013 and 470 as of June 30, 2012.

We devote substantial resources to R&D to develop new and enhanced products to serve our markets. Once the design of a product is complete, our engineering efforts shift to enhancing both product performance and our ability to manufacture it in greater volume and at lower cost.

In our OpComms reportable segment, we are increasing our focus on the most promising markets while maintaining our capability to provide products throughout the network. We are increasing our emphasis on Datacom products, such as 40G and 100G transceivers while we continue to maintain strong investments in Telecom components and modules such as ROADMs and tunable devices needed for long-haul and metro markets. We are also responding to our customers’ requests for higher levels of integration, including the integration of optics, electronics and software in our modules, subsystems and circuit packs. We are providing optical technology for 3-D sensing systems that enable the control of technology by natural body gestures instead of using a remote, mouse or other device. Emerging 3-D sensing systems simplify the way that people interact with technology and are initially being used in applications for gaming platforms, computing and home entertainment.

In our Lasers reportable segment, we continue to develop new product offerings in both solid-state and fiber lasers that take advantage of technologies and components we develop. All these developments are targeted at serving customers engaging in biotechnology, graphics and imaging, remote sensing, and materials processing and precision micromachining markets.

Manufacturing

Our significant manufacturing facilities are located in the United States and Switzerland, while our significant contract manufacturing partners are located in China, Taiwan and Thailand.

Sources and Availability of Raw Materials

We use various suppliers and contract manufacturers to supply parts and components for the manufacture and support of multiple product lines. Although our intention is to establish at least two sources of supply for materials whenever possible, for certain components we have sole or limited source supply arrangements. We may not be able to procure these components from alternative sources at acceptable prices within a reasonable time, or at all; therefore, the loss or interruption of such arrangements could impact our ability to deliver certain products on a timely basis.

Intellectual Property

Intellectual property rights that apply to our various products include patents, trade secrets and trademarks. We do not intend to broadly license our intellectual property rights unless we can obtain adequate consideration or enter into acceptable patent cross-license agreements. We own approximately 760 U.S. patents and approximately 275 foreign patents, and have approximately 140 patent applications pending throughout the world.

Backlog

Backlog consists of purchase orders for products for which we have assigned shipment dates.

As of March 28, 2015, our backlog was approximately $127 million, as compared to approximately $120 million as of March 29, 2014. Due to possible changes in product delivery schedules and cancellation of product orders, and because our sales often reflect orders shipped in the same quarter in which they are received, our backlog at any particular date is not necessarily indicative of actual revenue or the level of orders for any succeeding period.

Employees

As of March 28, 2015, we employed approximately 1,550 full-time employees including approximately 850 employees in manufacturing, 550 employees in R&D and 150 employees in SG&A. Prior to our separation, we anticipate that approximately 100 additional JDSU corporate and shared services employees will transfer to our business.

Outside of the United States, our business is subject to labor laws that differ from those in the United States. We follow the statutory requirements of those countries where we operate. We consider our employee relations to be good.

Environmental

Our R&D, manufacturing and distribution operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We apply strict standards for protection of the environment and occupational health and safety to sites inside and outside the United States, even if not subject to regulation imposed by foreign governments. We believe that our properties and operations at our facilities comply in all material respects with applicable environmental laws and occupational health and safety laws. However, the risk of environmental liabilities cannot be completely eliminated and there can be no assurance that the application of environmental and health and safety laws will not require us to incur significant expenditures. We are also regulated under a number of international, federal, state and local laws regarding recycling, product packaging and product content requirements. The environmental, product content/disposal and recycling laws are gradually becoming more stringent and may cause us to incur significant expenditures in the future.

In connection with the separation, we will indemnify Viavi for any liability associated with contamination from past operations at all properties transferred to us from JDSU to the extent primarily related to our business.

International Operations

During fiscal 2014, 2013 and 2012, net revenue from customers outside the United States based on the geographic region and country where our product is initially shipped, represented 78.3%, 73.8% and 68.4% of net revenue, respectively. In certain circumstances customers may request shipment of our product to a contract manufacturer in one country, which may differ from the location of their end customers. During fiscal 2014, our net revenue from Hong Kong, Mexico and Japan represented 15.8%, 13.6% and 11.9% of our combined net revenue, respectively. During fiscal 2013, our net revenue from Hong Kong and Japan represented 16.4% and 10.2% of our combined net revenue, respectively. During fiscal 2012, our net revenue from Hong Kong represented 14.4% of our combined net revenue. Our net revenue is primarily denominated in U.S. dollars, including our net revenue from customers outside the United States based on customer shipment locations as presented above.

As of June 28, 2014 and June 29, 2013, long-lived assets, namely our net property, plant and equipment, located outside of the United States comprised 59.0% and 69.6% of our total property, plant and equipment, net, respectively. As of June 28, 2014, approximately 27.5% and 21.8% of our net property, plant and equipment were located in China and Thailand, respectively. As of June 29, 2013, approximately 36.0% and 22.5% of our net property, plant and equipment were located in China and Thailand, respectively.

Please refer to “Note 13. Operating Segments and Geographic Information” to the audited annual combined financial statements for more information. For information regarding risks associated with our international operations, see “Risk Factors.”

Properties

We own and lease various properties in the United States and in seven other countries around the world. We use the properties for executive and administrative offices, data centers, product development offices, customer service offices and manufacturing facilities. Our corporate headquarters of approximately 126,000 square feet is located in Milpitas, California. Our leased and owned properties in total are approximately 600,000 square feet, of which we own approximately 81,000 square feet. Larger leased sites include properties located in Canada, China and the United States. We believe our existing properties, including both owned and leased sites, are in good condition and suitable for the conduct of our business.

From time to time we consider various alternatives related to our long-term facilities needs. While we believe our existing facilities are adequate to meet our immediate needs, it may become necessary to lease, acquire, or sell additional or alternative space to accommodate future business needs.

Legal Proceedings

We are subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on our financial position, results of operations or cash flows for the period in which the effect becomes reasonably estimable.

MANAGEMENT

Executive Officers Following the Separation

While all of the individuals who currently are expected to serve as our executive officers are currently officers or employees of JDSU, upon the separation, none of these individuals will continue to be employees or executive officers of JDSU. The following table sets forth information regarding individuals who are expected to serve as our executive officers, including their positions after the separation. Our executive officers will be formally appointed prior to the distribution.

Name	Age	Position
Alan Lowe	53	President and Chief Executive Officer

Aaron Tachibana	54	Chief Financial Officer

Vincent Retort	61	Senior Vice President, R&D

Craig Cocchi	50	Senior Vice President, Operations

Jason Reinhardt	41	Senior Vice President, Sales

Judy Hamel	49	General Counsel and Secretary

Alan Lowe joined JDSU in September 2007 as senior vice president of the Lasers business, and became executive vice president and president of CCOP in October 2008. Prior to joining JDSU, Mr. Lowe was senior vice president, Customer Solutions Group at Asyst Technologies, Inc. a leader in automating semiconductor and flat panel display fabs. From 2000 to 2003, he was president and chief executive officer of Read-Rite Corporation (“Read-Rite”), a manufacturer of thin-film recording heads for disk and tape drives. From 1989 to 2000, Mr. Lowe served in roles of increasing responsibility at Read-Rite, including president and chief operating officer, and senior vice president of customer business units. Mr. Lowe holds Bachelor of Arts degrees in computer science and business economics from the University of California, Santa Barbara and completed the Stanford Executive Program in 1994.

Aaron Tachibana joined JDSU in November 2013 as vice president of finance and corporate controller. Prior to joining JDSU, Mr. Tachibana served as chief financial officer at Pericom Semiconductor Corp., a supplier of performance connectivity and timing solutions, from March 2010 to October 2013 where he led finance and human resources. From 1992 to 2010, he held executive and senior management positions with Asyst Technologies, Inc., Allied Telesis, Inc., TapCast Inc. and TeraStor Corporation. Mr. Tachibana holds a Bachelor of Science degree in Business Administration and Finance from San Jose State University.

Craig Cocchi joined JDSU in January 2008 as vice president of operations, Lasers, Optical Components and Telecom Equipment and became senior vice president of operations of CCOP in May 2009. From 2005 to 2007, Mr. Cocchi served as vice president of business operations at SAE Magnetics (HK) Ltd., a hard disc drive design and manufacturing company. From 1999 to 2003 he held senior executive positions at Read-Rite. Mr. Cocchi holds a Bachelor of Science degree in Electrical Engineering and Sociology from the University of California, San Diego.

Vincent Retort joined JDSU in 2008 as vice president of research & development, CCOP, and became senior vice president of research & development of CCOP in 2011. From 2004 to 2008, Mr. Retort was vice president of product engineering, reliability and quality at NeoPhotonics Corporation, a designer and manufacturer of photonic integrated circuit based modules and subsystems. From 2002 to 2004, Mr. Retort served as senior director of development engineering, magnetic recording performance at Seagate Technologies PLC, an international manufacturer and distributor of computer disk drives. From 2000 to 2002, Mr. Retort served as vice president of product engineering at Lightwave Microsystems Corporation, a communications equipment company. Mr. Retort holds a Masters of Science degree in Biological Sciences from Stanford University and a Bachelor of Arts degree in Biology from West Virginia University.

Jason Reinhardt joined JDSU in May 2008 as Director of Sales for North America. He was subsequently promoted to Senior Director of North America Sales, VP and Senior VP of Global Sales, holding that position from August 2010 until January 2014, after which he focused on charitable humanitarian work while holding a part-time business development position. Mr. Reinhardt has now returned to a full-time role as of June 2015, serving again as JDSU’s Senior VP of Global Sales. Before joining JDSU, Mr. Reinhardt served as Deputy Country Director of HOPE worldwide Afghanistan, Senior Director of North America Sales at Avanex Corporation and Account Manager and Production Engineer at Corning Incorporated. He also served as an officer in the United States Air Force prior to those roles. Mr. Reinhardt holds a Bachelor of Science degree in Electrical Engineering from Montana State University, and a Master of Business Administration degree from Babson College’s Franklin W. Olin Graduate School of Business.

Judy Hamel joined JDSU in August 2012 as senior corporate counsel. Prior to joining JDSU, from September 2006 to August 2012, Ms. Hamel served as vice president legal affairs at Cortina Systems, Inc., a global communications supplier of port connectivity solutions to the networking and telecommunications sector. Previously, Ms. Hamel worked as a corporate associate at Silicon Valley law firms Cooley Godward LLP and Wilson Sonsini Goodrich and Rosati PC. Ms. Hamel holds a Juris Doctor degree from Santa Clara University School of Law, a Masters degree in Business Administration from San Jose State University and a Bachelor of Science degree in Economics and Finance from Southern New Hampshire University.

Board of Directors Following the Separation

The following table sets forth information with respect to those persons who are expected to serve on our board of directors following the completion of the separation. The nominees will be presented to our sole stockholder, JDSU, for election prior to the separation.

Name	Age	Position
Alan Lowe	53	Director

Harold Covert	68	Director (1)(2)

Penelope Herscher	54	Director (2)(3)

Martin Kaplan	77	Director (1)(3)(4)

Brian Lillie	50	Director (1)(3)

Samuel Thomas	63	Director (2)

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our governance committee
(4)	Chairman of the Board

We have determined that Mr. Lowe is qualified to serve as a member of our board of directors because of his years of experience at JDSU, Asyst Technologies, Inc. and Read-Rite. In these roles Mr. Lowe has developed extensive business, management, and leadership skills, as well as broad and deep experience with our company and its businesses. Mr. Lowe brings unique understandings and perspectives to our board on strategic, management, and operational matters.

Harold Covert is an independent business consultant. Mr. Covert served as executive vice president and chief financial officer of Lumos Networks Corporation, a fiber-based service provider from 2011 to 2014. From 2010 to 2011, Mr. Covert was an independent business consultant. From 2007 to 2010, Mr. Covert was president, chief financial officer and chief operating officer of Silicon Image, Inc., a provider of semiconductors for storage, distribution and presentation of high-definition content. Mr. Covert is a member of the board of directors of JDSU and Harmonic, Inc. Mr. Covert anticipates resigning from the board of directors of JDSU effective and contingent on the separation and distribution while continuing as one of our directors. Within the past five years he was also a member of the board of directors of Solta Medical, Inc., which was acquired in 2014. Mr. Covert holds a Bachelor of Science degree in Business Administration from Lake Erie College and a Masters degree in Business Administration from Cleveland State University and is also a Certified Public Accountant. We have determined that Mr. Covert is qualified to serve as a member of our board of directors because of his significant experience and service in leadership roles in finance and accounting obtained through his tenure as chief financial officer of seven publicly traded technology companies.

Penelope Herscher is the president and chief executive officer of FirstRain, Inc., an enterprise software company, which she joined in 2005. From 2002 to 2003, Ms. Herscher held the position of executive vice president and chief marketing officer at Cadence Design Systems, Inc., an electronic design automation software company. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Ms. Herscher serves on the board of directors of Rambus Inc., FirstRain and JDSU. Ms. Herscher anticipates resigning from the board of directors of JDSU effective and contingent on the separation and distribution while continuing as one of our directors. Ms. Herscher holds a Master of Arts degree in Mathematics and a Bachelor of Arts degree with honors in Mathematics from Cambridge University in England. We have determined that Ms. Herscher is qualified to serve as a member of our board of directors because of her experience as chief executive officer of several technology companies, her extensive marketing and technical background and her position on the board and compensation committee at Rambus, Inc.

Martin Kaplan is a member of the board of both JDSU and Superconductor Technologies and is chairman of the board of Superconductor Technologies. Mr. Kaplan anticipates resigning from the board of directors of JDSU effective and contingent on the separation and distribution while continuing as one of our directors. Within the past five years, Mr. Kaplan also served on the board of directors of Tekelec, Inc. From May 1998 until his retirement in May 2000 after 40 years in the technology industry, Mr. Kaplan was executive vice president of Pacific Telesis Group, Inc., parent of Pacific Bell, a telecommunications company, responsible for integration following the merger of SBC Communications, Inc. (“SBC”), a telecommunications company, and Pacific Telesis Group, Inc., followed by the same role for other SBC mergers. Mr. Kaplan holds a Bachelor of Science degree in Engineering from California Institute of Technology. We have determined that Mr. Kaplan is qualified to serve as a member of our board of directors because of his extensive business leadership, operational and technical experience in the telecommunications industry, including substantial experience in mergers and acquisitions. Additionally, his experience on the boards and committees of public and private companies will be useful in his service as a member of our board and committees.

Brian Lillie is the Chief Information Officer of Equinix, Inc., a global provider of data center and internet exchange services, which he joined in 2008. Prior to joining Equinix, Mr. Lillie held several executive-level roles at VeriSign, Inc., a provider of intelligent infrastructure services, including Vice President of global information systems and Vice President of global sales operations. Mr. Lillie holds a Master of Science degree in Management from Stanford University’s Graduate School of Business, a Master of Science degree in Telecommunications Management from Golden Gate University and a Bachelor of Science degree in Mathematics from Montana State University. We have determined that Mr. Lillie is qualified to serve as a member of our board of directors because of his extensive executive-level experience in the technology industry and specifically in the data center markets.

Samuel Thomas is chairman, chief executive officer and president of Chart Industries, Inc., an engineered cryogenic equipment manufacturer serving the natural gas and industrial gas industries, which he joined in 2003. From 1998 to 2003, Mr. Thomas was executive vice president of Global Consumables at ESAB Holdings Ltd., a provider of welding consumables and equipment. Mr. Thomas holds a Bachelor of Sciences degree in Mechanical Engineering from Rensselaer Polytechnic Institute. We have determined that Mr. Thomas is qualified to serve as a member of our board of directors because of his extensive executive-level experience in manufacturing, sales and marketing and operations. Additionally, we also have a substantial international presence and Mr. Thomas has significant international experience gained over a 39-year career with Chart Industries, ESAB Holdings Ltd. and T&N Plc.

Director Independence

Immediately following the separation, we expect that our board of directors will consist of six members. We anticipate that our board of directors will consist of a majority of independent directors and that committees of our board of directors will consist solely of independent directors, as required by NASDAQ listing standards. Our board of directors is expected to formally determine the independence of its directors following the separation. We expect that our board of directors will determine that the following directors, who are anticipated to be elected to our board of directors, are independent: Harold Covert, Penelope Herscher, Martin Kaplan, Brian Lillie and Samuel Thomas.

Committees of the Board of Directors

Upon completion of the separation, the committees of our board of directors are expected to consist of an audit committee, a compensation committee, and a governance committee. Each of these committees will be comprised entirely of independent directors, as required by NASDAQ listing standards. Our board of directors will adopt a written charter for each of these committees, which will be posted to our website prior to the distribution date.

Audit Committee

Messrs. Covert, Kaplan and Lillie are expected to be the members of our audit committee. Mr. Covert is expected to be the audit committee chairperson. Each member will be an independent director as defined in NASDAQ listing standards, will satisfy the additional criteria for independence for audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and will be financially literate as prescribed by NASDAQ listing standards. At least one member of our audit committee will qualify as “audit committee financial expert” under SEC rules. Our audit committee will oversee our accounting and financial reporting processes and audits of our consolidated financial statements. Our audit committee will be responsible for the appointment, compensation, retention, oversight and termination of our independent registered public accounting firm, including evaluating its independence and reviewing its performance. In addition, our audit committee will be responsible for reviewing and discussing the annual audit plan with our independent registered public accounting firm, reviewing our annual consolidated financial statements, our interim consolidated financial statements, our internal control over financial reporting, and our accounting practices and policies. Furthermore, our audit committee will oversee our internal audit function, will review and approve our annual internal audit plan, will review with management our risk assessment and risk management policies and procedures, will review and approve or disapprove any proposed transactions required to be disclosed by Item 404 of Regulation S-K, and will review legal and regulatory matters. Our audit committee will also review the results of the year-end audit with the independent registered public accounting firm and will recommend to our board of directors whether the financial statements should be included in our annual reports. Additionally, it will prepare our audit committee report to be included in the annual proxy statement. Our audit committee will also perform other functions or duties, within the scope of its responsibilities, as deemed appropriate by our audit committee or our board of directors.

Our audit committee will establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Ms. Herscher and Messrs. Covert and Thomas are expected to be the members of our compensation committee. Ms. Herscher is expected to be the compensation committee chairperson. Each member will be an independent director as defined in NASDAQ listing standards. Our compensation committee will administer our executive compensation programs and will be responsible for reviewing the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including adjustments to annual base salary and the establishment of the applicable performance goals under our annual management incentive bonus plan and the specific bonus amount for each potential level of goal attainment. Our compensation committee will also administer our equity incentive plan and will have the exclusive authority to make awards under such plan to our executive officers other than our chief executive officer. In addition, our compensation committee will administer our retirement plans. Our compensation committee will have authority over the 401(k) Plan and have discretionary authority to delegate the day to day administrative responsibility of the 401(k) Plan to a benefits committee.

Our compensation committee will also approve all employment agreements, severance or termination arrangements and other compensatory contracts or arrangements made with our executive officers other than our chief executive officer. Our compensation committee will also perform other functions or duties as may be assigned to it under the terms of any executive compensation or equity-based benefit plan or as otherwise deemed appropriate by our board of directors.

Our board of directors will make all decisions regarding the cash and equity compensation of our chief executive officer, although our compensation committee will recommend to our board of directors the compensation. With respect to all other executive officers, our compensation committee will determine their compensation, taking into account the recommendations of our chief executive officer who will annually review the performance of the other executive officers and will then present to our compensation committee the conclusions reached and the recommendations for their compensation based on those reviews. Our compensation committee may exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that will not be provided to all senior-level employees will be made by our compensation committee after taking into consideration the recommendations made by our chief executive officer.

Our compensation committee will have the authority to retain the services of independent counsel, consultants, or other advisors, including an independent compensation consulting firm, in connection with its responsibilities in setting compensation for our executive officers. Our compensation committee may form subcommittees and delegate such authority as the compensation committee deems appropriate, subject to any restrictions imposed by law or listing standard.

It is not expected that any of our executive officers except Alan Lowe will serve as a member of our board of directors, or as a member of a compensation committee of any other company that has an executive officer serving as a member of our board of directors or our compensation committee.

Governance Committee

Ms. Herscher and Messrs. Kaplan and Lillie are expected to be the members of our governance committee. Mr. Kaplan is expected to be the governance committee chairperson. Each member will be an independent director as defined in NASDAQ listing standards. Our governance committee will be responsible for reviewing, evaluating and nominating director candidates, including by (i) identifying, recruiting and, if appropriate, interviewing candidates to fill positions on our board of directors; (ii) establishing procedures to be followed by stockholders in submitting recommendations for director candidates; (iii) reviewing backgrounds and qualifications of individuals being considered as director candidates; (iv) recommending to our board of directors the director nominees; and (v) reviewing the suitability for continued service as a director of each member of our board of directors when his or her term expires and when he or she has a change in status. Our governance committee will also be responsible for assisting our board of directors with regard to the composition, structure and procedures of our board of directors and its committees, including by reviewing and making recommendations to our board of directors regarding the size and structure of our board of directors; the frequency and nature of meetings of our board of directors; any other aspect of the procedures of our board of directors; the size and composition of each committee of our board of directors; individuals qualified to fill vacancies on the committees; the functioning of the committees; committee assignments and any policies regarding rotation of committee memberships and/or chairpersonships; and the establishment of special committees. Our governance committee will also oversee the evaluation of our board of directors and its committees, will evaluate and make recommendations regarding the termination of board membership and assist with the selection of a new chairman or chief executive officer if necessary. In addition, our governance committee will be responsible for reviewing periodically, and recommending to our board of directors, the corporate governance guidelines and the Code of Business Conduct and any changes thereto, as well as considering and making any other recommendations related to corporate governance issues.

Code of Business Conduct

Prior to completion of the separation, we will adopt a code of ethics (known as the Code of Business Conduct), which will apply to all of our outside directors, officers and employees, including our chief executive officer and our chief financial officer and accounting officer. The Code of Business Conduct will constitute our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and our “code of conduct” within the meaning of NASDAQ listing standards. A copy of the Code of Business Conduct will be posted on the corporate governance page of our website prior to the distribution date.

Compensation Committee Interlocks and Insiders Participation

Our compensation committee will consist entirely of independent directors who our board of directors determines to be independent within the meaning of listing standards. We do not anticipate that any of our compensation committee’s members will be:

•	a current or former officer or employee of Lumentum;

•	a participant in a “related person” transaction occurring after July 3, 2011 (for a description of our policy on related-person transactions, see “Certain Relationships and Related Person Transactions-Procedures for Approval of Related Person Transactions”); or

•	an executive officer of another entity at which one of our executive officers serves on our board of directors.

EXECUTIVE COMPENSATION

Introduction

We are currently a wholly-owned subsidiary of JDSU and, following the spin-off, we will be an independent publicly traded company that will operate JDSU’s current CCOP business. The information presented in this section describes the compensation of our employee who is expected to be appointed to serve as our chief executive officer and our two other most highly compensated employees, based on compensation paid by JDSU for the fiscal year ended June 28, 2014, who are expected to be appointed to serve as our executive officers following the separation (collectively, our “named executive officers” or our “NEOs”). Each of our NEOs has been employed by JDSU prior to the separation. Accordingly, decisions as to the past compensation of our NEOs have been made by JDSU. After the separation, our own compensation committee will be responsible for our executive compensation programs going forward, which may be different from the information presented below.

Our NEOs and their titles prior to the separation are as follows:

•	Alan Lowe, Executive Vice President and President, Communications & Commercial Optical Products

•	Craig Cocchi, Senior Vice President, Operations

•	Vincent Retort, Senior Vice President, Research and Development

Summary Compensation Table

The following table provides certain summary information concerning the compensation paid by JDSU for the fiscal year ended June 28, 2014 to our NEOs. The amounts and forms of compensation reported below are not necessarily indicative of the compensation that our NEOs will receive following the separation.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Alan Lowe
President and Chief Executive Officer	2014	555,231	1,725,200	175,683	4,000	2,460,114
Craig Cocchi
Senior Vice President, Operations	2014	305,368	575,068	77,168	4,000	961,604
Vincent Retort
Senior Vice President, Research and Development	2014	318,846	718,834	80,384	4,000	1,122,064

(1)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value in the period presented as determined pursuant to stock-based compensation accounting rule FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are set forth under “Note 10. Stock Based Compensation” to the audited annual combined financial statements for more detail, which are included elsewhere in this information statement.
(2)	All non-equity incentive plan compensation for fiscal year 2014 was paid pursuant to the JDSU Variable Pay Plan.
(3)	All amounts represent 401(k) matching or 401(k) contributions by JDSU.

Variable Pay Plan

JDSU utilizes a single cash incentive program for the majority of its employees globally, including its named executive officers, known as the Variable Pay Plan (“VPP”). Under the VPP, incentive bonuses are determined based on a quarterly operating income metric, and are paid semi-annually. Each participant in the VPP is assigned a target incentive opportunity (“TIO”) equal to a percentage of his or her base salary, based upon the individual’s grade level within JDSU. For fiscal year 2014, the assigned TIO for Mr. Lowe was 75%, and the assigned TIO for Mr. Cocchi and Mr. Retort was 60%. The actual cash incentive payments awarded to each employee annually under the VPP may range from 0% to 200% of each employee’s assigned TIO, depending on JDSU’s achievement of its operating income target. Additionally, the actual incentive payment awarded to all employees within any individual operating segment participating in the VPP may be adjusted lower or higher by up to 15% based upon the discretion of the chief executive officer, although any adjustment that would affect the chief executive officer must be approved by the independent members of our board of directors, any adjustment that would affect the other named executive officers must be approved by the compensation committee. In the first quarter of fiscal year 2014, JDSU’s chief executive officer exercised this discretion to increase the VPP awards paid to employees in the CCOP segment by 15% in recognition of the fact that CCOP exceeded its annual operating plan targets for the first quarter of fiscal year 2014. Mr. Lowe participated in the increased VPP award along with all employees in the CCOP segment. Actual incentive payments awarded to Mr. Lowe in fiscal year 2014 are indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Market Stock Units

JDSU grants performance-based RSUs with market conditions, also known as MSUs, to executive officers. Each unit represents a right to receive one share of common stock upon vesting. When granting MSUs, the compensation committee assigns a target number of units to each award. MSUs vest over three or four years, and the number of units actually earned on each vesting date is determined by comparing JDSU’s total stockholder return (“TSR”) for the relevant period to the TSR of the component companies of the NASDAQ Telecommunications Index (the “Index”) on a straight-line scale from 0% to 150% as described in the following table.

Relative Performance	Percent of Target Award Vesting
JDSU TSR below 25th percentile	0%
JDSU TSR at 25th percentile	50%
JDSU TSR at 50th percentile	100%
JDSU TSR at or above 75th percentile	150%

TSR is initially calculated for a baseline period, which for grants made in fiscal year 2014 was July 15, 2013 through September 15, 2013 (the “Initial Measurement Period”). Vesting is then determined by comparing the TSR during each of the next three July 15 through September 15 measurement periods against the Initial Measurement Period. The target number of units subject to MSU awards held by Mr. Lowe is shown in the Outstanding Equity Awards At Fiscal-Year End Table. Mr. Lowe’s MSUs will be adjusted in connection with the spin-off as described under “Treatment of Equity Awards at Separation.”

Outstanding Equity Awards At Fiscal Year-End Table

The following table provides information regarding outstanding equity awards and applicable market values at the end of fiscal year 2014.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name	Exercisable		Unexercisable
Alan Lowe	36,667	(2)	0		5.87	8/15/2017
	18,334	(2)	0		5.87	8/15/2017
	36,250	(2)	0		10.27	8/15/2018
	72,500	(2)	0		10.27	8/15/2018
							4,832	(3)	59,675
							27,219	(3)	336,155
							60,000	(3)	741,000
										19,232	(4)	237,515
										43,334	(4)	535,175
										60,000	(4)	741,000
Craig Cocchi	26,667	(2)	0		3.56	2/15/2017
	45,334	(2)	0		5.87	8/15/2017
	60,000	(2)	0		10.27	8/15/2018
	18,750	(2)	0		25.05	2/15/2019
	0		37,500	(5)	25.05	2/15/2019
							1,424	(3)	17,586
							10,469	(3)	129,292
							20,000	(3)	247,000
										5,667	(4)	69,987
										16,667	(4)	205,837
										20,000	(4)	247,000
Vincent Retort	30,334	(2)	0		5.87	8/15/2017
	60,000	(2)	0		10.27	8/15/2018
	18,750	(2)	0		25.05	2/15/2019
	0		37,500	(5)	25.05	2/15/2019
							1,655	(3)	20,439
							12,563	(3)	155,153
							25,000	(3)	308,750
										6,584	(4)	81,312
										20,000	(4)	247,000
										25,000	(4)	308,750

(1)	Amounts reflecting market value of RSUs are based on the price of $12.35 per share, which was the closing price of our common stock as reported on NASDAQ on June 27, 2014.
(2)	Fully vested stock option.
(3)	Time-based RSUs that vest 1⁄3 of the awarded units on the first anniversary of the grant date and the remainder of the units in equal quarterly installments for two years thereafter.
(4)	MSUs that vest in three annual tranches based upon our TSR relative to the performance of the component companies of the Index over the three-year period. The actual number of shares that vest range from 0% to 150% of the target amount for each vesting tranche. The number of MSUs disclosed in the table above reflects vesting at 100% of the target amount.

(5)	Performance-based stock options granted on February 15, 2011, which vest 1⁄4 of the awarded options on the first anniversary of the grant date and the remainder of the awarded options in equal quarterly installments for three years thereafter. The options become exercisable upon the latter to occur of (i) the vesting schedule noted in the previous sentence and (ii) the appreciation of the price of our common stock such that it will have traded at a minimum of a 25% premium to the exercise price of the options for at least 30 consecutive trading days.

Payments Upon a Termination or Change of Control

Mr. Lowe is a participant in the JDSU Change of Control Plan adopted by the compensation committee of JDSU’s board of directors in August 2008 (as amended to date, the “Change of Control Plan”). Eligible executives of JDSU participating in the Change of Control Plan will receive cash payments and accelerated vesting in full of options and other securities (determined by the target number of units in the case of an MSU award) in the event of a qualifying termination during the plan’s “coverage period.” The coverage period generally begins upon the consummation of a change of control of JDSU or a spin-off of at least 50% of the assets of one or more of JDSU’s operating segments and ends 12 months following such event, provided that a qualifying termination will be deemed to occur during the coverage period if it occurs following JDSU’s public announcement of its intent to consummate a change of control or spin-off and JDSU’s chief executive officer and the chair of the compensation committee of the board of directors certify that the eligible executive’s services are no longer required.

2015 CCOP Change of Control Benefits Plan

On February 10, 2015, the compensation committee of the JDSU board of directors adopted the 2015 Communications and Commercial Optical Products Change of Control Benefits Plan (the “CCOP Plan”) to provide certain severance and other benefits to eligible executives employed by JDSU in the CCOP business whose employment is terminated as a result of or following a change of control of the CCOP business occurring prior to the spin-off. Eligible executives under the CCOP Plan include all of our named executive officers other than Alan Lowe. A change of control of the CCOP business is defined for this purpose as a sale, transfer or other disposition resulting in a separation of at least 50% of the CCOP business assets or revenues from JDSU other than by means of the spin-off. The CCOP Plan will terminate on December 31, 2016 if no change of control of the CCOP business has occurred by that date.

The CCOP Plan provides that in the event of a qualifying termination, each of the eligible executives will be entitled to receive (i) accelerated vesting in full of any unvested stock options, restricted stock units, performance units and other securities or similar incentives held at the time of termination (including accelerated vesting of any performance-based awards at 100% of the target achievement level), (ii) a lump sum payment (less applicable tax and other withholdings) equal to 18 months’ base salary in the case of Executive Vice Presidents and Senior Vice Presidents or 12 months’ base salary in the case of Vice Presidents, Senior Directors and Directors, and (iii) reimbursement of COBRA premiums for the lesser of 12 months or the maximum allowable COBRA period. A qualifying termination under the CCOP Plan is (i) any involuntary termination without cause or resignation for good reason during the period beginning upon the public announcement of an intent to consummate a change of control of the CCOP business and ending 12 months following the consummation of the change of control, or (ii) any termination due to disability or death occurring within 12 months following a change of control of the CCOP business.

Lumentum Holdings Inc. 2015 Change in Control Benefits Plan

On April 14, 2015, the board of directors of JDSU approved the Lumentum 2015 Change in Control Benefits Plan (the “Lumentum CIC Plan”) to provide certain severance and other benefits to eligible executives employed by Lumentum or its subsidiaries whose employment is terminated as a result of or following a change in control of Lumentum occurring after the spin-off. A change in control of Lumentum includes the acquisition by any person of more than 50% of the fair market value or voting power of outstanding Lumentum voting stock, a merger of Lumentum unless the Lumentum stockholders retain more than 50% of the voting power of the securities of the surviving entity and the Lumentum directors constitute a majority of the surviving entity’s board of directors, or sale of substantially all of the assets of Lumentum.

Eligible executives are those employed in the United States or Canada who are (a) at the level of Senior Vice President or above and who (i) hold one or more of the following positions or their functional equivalents: Chief Financial Officer, Chief Administrative Officer, Chief Legal Officer, Chief Information Officer, Chief Marketing Officer, Chief Research & Development Officer, Chief Operations Officer, Global Sales Officer and the senior executive responsible for Human Resources, or (ii) are designated in writing by the Chief Executive Officer as being an eligible executive, subject to subsequent review and ratification by the compensation committee at its discretion, or (b) are at the level of Vice President or above and who hold the position of VP Laser Product Line Management, VP Optical Communications Product Line Management, VP Strategy and Corporate Development, or VP General Counsel.

The Lumentum CIC Plan provides that in the event of a qualifying termination, each of the eligible executives will be entitled to receive (i) accelerated vesting in full of any unvested equity awards held at the time of termination (including accelerated vesting of any performance-based awards at 100% of the target achievement level), (ii) a lump sum payment (less applicable tax and other withholdings) equal to two years’ base salary, and (iii) reimbursement of COBRA premiums for the lesser of 12 months or the maximum allowable COBRA period. A qualifying termination under the Lumentum CIC Plan is (i) any involuntary termination without cause or resignation for good reason during the period beginning upon the public announcement of an intent to consummate a change in control of Lumentum and ending 12 months following the consummation of the change in control, or (ii) any termination due to disability or death occurring within 12 months following a change in control of Lumentum.

The Lumentum CIC Plan will be administered by the compensation committee of the Lumentum board of directors. It will terminate on June 30, 2018 if no change in control of Lumentum has occurred by that date.

Treatment of Equity Awards at Separation

JDSU has outstanding equity awards relating to its common stock in the form of stock options, RSUs and MSUs under its Amended and Restated 2003 Equity Incentive Plan and 2005 Acquisition Equity Incentive Plan (the “JDSU Equity Plans”). The JDSU Equity Plans require adjustments to outstanding JDSU equity awards in the event of certain transactions, including the distribution of our common stock in connection with the separation.

Generally, JDSU equity awards held by our employees immediately prior to the separation will be converted into awards for shares of our common stock under the Lumentum 2015 Equity Incentive Plan described below, with specific adjustments to these awards to reflect the separation depending on the type of award.

The following discussion describes the treatment of JDSU equity awards held by our employee that we expect will be set forth in an employee matters agreement that will be entered into between JDSU and us in connection with the separation and is subject to the approval of JDSU’s and our boards of directors. This treatment will become effective as of the distribution date.

Service-Vesting Stock Options

JDSU options that vest based solely on their holder’s service and that are outstanding on the distribution date and held by our employees will be converted into Lumentum options, without any changes to the original terms of the JDSU options, other than appropriate adjustments to the number of shares of our common stock subject to each Lumentum option and to the exercise price payable per share in order to preserve the economic value of the JDSU options immediately prior to the separation.

Stock Options with Market Conditions

Certain outstanding JDSU options held by our employees vest based upon the holder’s continued service but do not become exercisable until JDSU’s common stock price exceeds a stated threshold for 30 consecutive trading days. These options will be adjusted in the same manner described for service-vesting options, except that, for purposes of determining whether the share price requirement is satisfied during the 30 days following the distribution date, our share price (as adjusted to reflect the distribution) will be combined with the Viavi share price.

Restricted Stock Units

JDSU restricted stock units (“RSUs”) held by our employees on the distribution date will be converted into RSUs for shares of our common stock, without any changes to the original terms of the JDSU RSUs, other than appropriate adjustments to the number of shares of our common stock subject to the Lumentum RSU awards in order to preserve the economic value of these awards immediately prior to the separation.

Market Stock Units

JDSU MSU awards vest based upon their holder’s continued service and the relative JDSU TSR in comparison to the TSR range of the companies included in the Index during a specified measurement period. JDSU MSU awards held by our employees on the distribution date will be converted into Lumentum MSU awards in the same manner described for JDSU RSUs. In connection with the separation and distribution, the 2015 measurement period was amended so that it will begin 60 days prior to the distribution date and end on the trading day immediately prior to the distribution date. Following the distribution date, our board of directors will adjust the vesting and performance goals applicable to the remaining Lumentum MSU awards.

Continued Service-Vesting

The service-vesting requirements in effect for each JDSU award held by our employees will remain unchanged in connection with the separation and will be measured in terms of both service prior to the separation and continued service with Lumentum after the separation.

Employee Stock Purchase Plan

The current purchase period under the JDSU 1998 Employee Stock Purchase Plan will end as of May 29, 2015 and all then-outstanding purchase rights will be exercised in accordance with the provisions of the plan. We have adopted the Lumentum Employee Stock Purchase Plan for the benefit of our employees following the separation.

Lumentum Holdings Inc. 2015 Equity Incentive Plan

On June 23, 2015, we adopted, and the JDSU board of directors approved, the Lumentum Holdings Inc. 2015 Equity Incentive Plan (the “2015 Plan”), under which 8.5 million shares of our common stock will initially be authorized for issuance. The Lumentum equity-based compensation awards into which outstanding JDSU equity-based compensation awards held by our service providers will be converted upon the separation (see in this section “Treatment of Equity Awards at Separation”) will be issued pursuant to the 2015 Plan and will reduce the number of shares remaining available for grant under the 2015 Plan.

The following description of the 2015 Plan is intended to be only a summary of its material provisions.

Purpose of the 2015 Plan

The purpose of the 2015 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance. The 2015 Plan is designed to permit the grant of awards providing compensation intended to qualify as performance-based compensation under Section 162(m) of the Code.

Plan Administration

The 2015 Plan is administered by our board of directors or a committee of our board of directors, either of which we refer to as the “Administrator.” Our board of directors has delegated to its compensation committee the authority generally to administer the 2015 Plan. In the case of awards granted to officers and members of our board of directors or which are intended to qualify as “performance-based” for purposes of Section 162(m) of the Code, the 2015 Plan requires that the Administrator be constituted in a manner that complies with applicable law. Subject to applicable laws and the terms of the 2015 Plan, the Administrator has the authority, in its discretion, to:

•	select the employees, directors and consultants to whom awards are to be granted;

•	determine the type of award granted;

•	determine the number of shares or the amount of other consideration to be covered by each award;

•	approve award agreements for use under the 2015 Plan;

•	determine the terms and conditions of each award;

•	amend the terms of outstanding awards;

•	construe and interpret the terms of the 2015 Plan and the awards granted;

•	establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions; and

•	take any other action not inconsistent with the terms of the 2015 Plan as the Administrator deems appropriate.

Without the approval of our stockholders, the Administrator may not reprice underwater options or stock appreciation rights or cancel such underwater awards for cash or the grant of full value awards, such as restricted stock.

Shares Authorized for Issuance Under the 2015 Plan

A maximum of 8.5 million shares of our common stock are initially authorized for issuance pursuant to all awards (including incentive stock options) that may be granted under the 2015 Plan. The number of our shares issued pursuant to Lumentum awards into which JDSU awards are converted upon the separation will count against this share authorization. Shares issued under the 2015 Plan may be authorized, but unissued, or reacquired shares of our common stock.

Shares subject to an award that is forfeited or canceled or which expires will not be treated as having been issued under the 2015 Plan and will again be available for issuance under the 2015 Plan. Shares will not be treated as having been issued under the 2015 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or reacquired by us in satisfaction of a tax withholding obligation in connection with an award or that are tendered in payment of the exercise price of an option will not be made available for new awards under the 2015 Plan. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the 2015 Plan will be reduced by the gross number of shares for which the award is exercised.

Limits on Certain Awards

The maximum number of shares for which awards may be granted to any participant during a fiscal year is 1,000,000 shares, and the maximum dollar amount for which performance-based awards denominated in dollars may become payable to any participant in any fiscal year is $20,000,000. These award limits will be adjusted proportionately in the event of a stock split or other change in our capital structure. A nonemployee director may not receive in any fiscal year awards for more than a number of shares determined by dividing $500,000 by the fair market value of a share of our common stock on the day immediately preceding the grant date.

Eligibility

Awards may be granted to our employees, directors and consultants or any present or future parent or subsidiary corporation or other entity affiliated with us. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Lumentum or a parent or subsidiary corporation of Lumentum.

Terms and Conditions of Awards

The 2015 Plan provides for the grant of awards in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, and dividend equivalent rights. Stock options granted under the 2015 Plan may be either incentive stock options complying with Section 422 of the Code or nonqualified stock options.

Each award must be evidenced by an award agreement designating the type of award granted. Stock options must be designated as either incentive stock options or nonqualified stock options. However, to the extent that the aggregate fair market value of shares of our common stock subject to options designated as incentive stock options which become exercisable by an employee for the first time during any calendar year exceeds $100,000, such excess options are treated as nonqualified stock options. The term of any award granted under the 2015 Plan may not exceed eight years, provided that the term of an incentive stock option granted to an employee who owns stock representing more than 10% of the combined voting power of Lumentum or any parent or subsidiary of Lumentum may not exceed five years.

Awards may be granted with such vesting conditions, including satisfaction of performance criteria, as are determined by the Administrator. Compensation realized by a covered employee pursuant to a stock-based award other than a stock option or stock appreciation right will qualify as performance-based for purposes of Section 162(m) of the Code if it is payable only upon the achievement of one or more performance goals established by the Administrator not later than 90 days (or other period required by Section 162(m) of the Code) after the commencement of the services to which the goal relates and while the outcome is substantially uncertain. The 2015 Plan establishes the following business criteria upon which the Administrator may base such performance goals for purposes of qualifying the Award as performance-based for purposes of Section 162(m) of the Code: (i) share price, (ii) earnings per share, (iii) TSR, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) net income, (xiii) cash flow, (xiv) revenue, (xv) expenses, (xvi) earnings before any one or more of share-based compensation expense, interest, taxes, depreciation and amortization, (xvii) economic value added, (xviii) market share, (xix) personal management objectives, (xx) product development, (xxi) completion of an identified special project, (xxii) completion of a joint venture or other corporate transaction, and (xxii) other measures of performance selected by the Administrator.

Stock options and stock appreciation rights must have an exercise price per share that is not less than 100% of the fair market value of a share of our common stock on the date the option is granted, except that in the case of incentive stock options granted to an employee who owns stock representing more than 10% of the combined voting power of Lumentum or any parent or subsidiary of Lumentum such exercise price may not be less than 110% of the fair market value of a share of common stock on the date the option is granted. The exercise price is generally payable in cash, by check, through the surrender of shares of our common stock or, in the case of options, by means of a broker-assisted sale and remittance procedure.

Under the 2015 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish separate programs for the grant of particular forms of awards to one or more classes of participants.

Termination of Service

A participant in the 2015 Plan whose service with us terminates may exercise an award only to the extent and only within the time period provided in the award agreement. Any award designated as an incentive stock option not exercised within the time permitted by Section 422 of the Code following the participant’s termination of employment will be treated as a nonqualified stock option.

Transferability of Awards

Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the participant only by the participant. Other awards may be transferred only by will or by the laws of descent and distribution, or by gift or domestic relations order to the participant’s immediate family in a manner determined by the Administrator. The 2015 Plan permits the designation of beneficiaries by holders of awards.

Change in Capitalization

Subject to any required action by our stockholders, the number of shares of our common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2015 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a fiscal year, and the like, will be proportionally adjusted in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the common stock, or (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us. In addition, the Administrator is required to provide for such adjustments in connection with any other transaction with respect to our common stock, including a merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction.

Corporate Transactions

Outstanding awards will terminate upon the consummation of a corporate transaction (as described below) except to the extent that they are continued by us or assumed by the successor entity or its parent. Except as otherwise provided by the award agreement, the vesting of an outstanding award will be accelerated in full if it is not continued by us or assumed or replaced by the successor entity or its parent in connection with a corporate transaction. The 2015 Plan provides that a corporate transaction includes (i) the sale of all or substantially all of our assets, (ii) the complete dissolution or liquidation of Lumentum, (iii) a merger or consolidation in which Lumentum is not the surviving entity, (iv) any reverse merger in which Lumentum is the surviving entity but in which securities possessing more than 40% of the total combined voting power of Lumentum’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities.

Amendment, Suspension or Termination of the 2015 Plan

Our board of directors may at any time amend, suspend or terminate the 2015 Plan. The 2015 Plan will terminate automatically on June 23, 2025. To the extent necessary to comply with applicable law and listing requirements, we will obtain stockholder approval of any amendment to the 2015 Plan. Our board of directors may unilaterally amend the 2015 Plan or any award agreement, retroactively or otherwise, in order to conform to the 2015 Plan or award agreement to any present or future law, regulation, rule or listing requirement applicable to the 2015 Plan, including Section 409A of the Code. Section 409A establishes certain requirements applicable to nonqualified deferred compensation and imposes tax penalties on such deferred compensation that does not satisfy these requirements. Certain awards granted under the 2015 Plan may be deemed to constitute deferred compensation and will be required to comply with the requirements of Section 409A.

DIRECTOR COMPENSATION

Director Compensation Following the Separation

Directors who will be employed by us following the separation and distribution will not receive any compensation for their services as members of JDSU’s board of directors. Compensation for our non-employee directors (“Outside Directors”) is expected to be a mix of cash and equity-based compensation that is competitive with the compensation paid to non-employee directors within our peer group.

The following sets forth the annual retainer, equity awards and committee premiums for our Outside Directors approved by the JDSU board of directors:

Equity Awards

Initial Award

Each Outside Director will be granted an initial award of RSUs with a grant date fair value equal to $200,000 (the “Initial RSU Award”). These awards will be granted on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became an Outside Director. The Initial RSU Award will vest in three annual installments from the commencement of the individual’s service as an Outside Director, subject to continued service as a director through the applicable vesting date. If a director’s status changes from an employee director to an Outside Director, he or she will not receive an Initial RSU Award.

Annual Awards

On the date of each annual meeting of our stockholders, each Outside Director who has served on our board of directors for at least the preceding six months will be granted an award of RSUs with a grant date fair value equal to $175,000 (the “Annual RSU Award”). The Annual RSU Award will vest upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from grant, subject to continued service as a director through the applicable vesting date.

Severance Provisions for Equity Awards

Upon retirement of an Outside Director, all unvested RSUs will automatically vest in full. The treatment of unvested RSUs held by an Outside Director upon a change in control will be determined by the terms of the 2015 Plan.

Cash Compensation

Annual Fee

Each Outside Director will receive an annual cash retainer of $85,000 for serving on our board of directors (the “Annual Fee”), paid quarterly. In addition to the Annual Fee, the non-employee board chair will be entitled to an additional cash retainer of $60,000.

Committee Service

The chairpersons of the three standing committees of our board of directors will be entitled to the following annual cash retainers, paid quarterly:

Board Committee	Chairperson Fee
Audit Committee	$25,500
Compensation Committee	20,000
Governance Committee	15,000

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with JDSU

Following the separation and distribution, we and JDSU will operate separately, each as an independent, publicly traded company. We will enter into a separation agreement with JDSU. In connection with the separation, we will also enter into various other ancillary agreements to effect the separation and provide a framework for our relationship with JDSU after the separation, including a contribution agreement, a membership interest transfer agreement, a supply agreement, a tax matters agreement, an employee matters agreement, an escrow agreement, an intellectual property matters agreement, stockholder’s and registration rights agreement, and the local transfer documents executed in connection with the separation. These agreements will provide for the allocation between us and JDSU of JDSU’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from JDSU and will govern certain relationships between us and JDSU after the separation. Additionally, we entered into a securities purchase agreement with JDSU and Amada relating to the sale of Lumentum Inc.’s Series A Preferred Stock by JDSU to Amada. Certain agreements listed above will be filed as exhibits to the registration statement of which this information statement is a part.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the applicable agreements that are filed, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which JDSU commences distribution of our common stock to the holders of JDSU common stock.

The Contribution Agreement

Transfer of Assets and Assumption of Liabilities

The contribution agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of us and JDSU and Lumentum Operations LLC, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the contribution agreement provides that, among other things, subject to the terms and conditions contained therein:

•	all assets primarily used by our business, which are referred to as “Lumentum Assets,” will be transferred to us, including, among others:

•	manufacturing facilities located in San Jose, California and Bloomfield, Connecticut;

•	R&D facilities primarily located in the United States, Canada, China and Switzerland;

•	contracts (or portions thereof) related to our business;

•	intellectual property related to our business;

•	rights and assets expressly allocated to us pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation; and

•	other assets that are included in our pro forma balance sheet.

•	certain liabilities primarily related to our business or the Lumentum Assets, which are referred to as the “Lumentum Liabilities,” will also be transferred;

•	all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Lumentum Assets and the Lumentum Liabilities (such assets and liabilities referred to as the “JDSU Assets” and the “JDSU Liabilities,” respectively) will be retained by or transferred to JDSU; and

•	certain contingent liabilities, unless specifically attributable to either us or JDSU, will be allocated between the two parties according to a formula to be agreed upon by the two parties.

Except as expressly set forth in the contribution agreement or any ancillary agreement, neither we nor JDSU make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the contribution, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either our subsidiaries or JDSU or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets are transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement and the ancillary agreements, unless the context otherwise requires. The contribution agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to Lumentum Operations LLC or JDSU, as applicable, does not occur prior to the contribution, then until such assets or liabilities are able to be transferred or assigned, Lumentum Operations LLC or JDSU, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities in the ordinary course of business, provided that the other party will advance or reimburse Lumentum Operations LLC or JDSU, as applicable, for any payments made in connection with the maintenance of such assets or the performance and discharge of such liabilities.

The Membership Interest Transfer Agreement

The membership interest transfer agreement will provide that JDSU will transfer all of the membership interests in Lumentum Operations LLC, which will hold the CCOP business assets and associated liabilities, to Lumentum Inc. in exchange for all of the issued and outstanding common stock, Series A Preferred Stock (which JDSU has entered into a contract to sell to Amada) and Series B Preferred Stock of Lumentum Inc.

The Separation and Distribution Agreement

Contribution of Operating Subsidiary Common Stock and Series B Preferred Stock

The separation agreement will provide that JDSU will contribute all of the issued and outstanding common stock and Series B Preferred Stock of Lumentum Inc., which will hold all of the membership interests in Lumentum Operations LLC, which in turn will hold the CCOP business assets and associated liabilities, to Lumentum.

The Cash Contribution

The separation agreement will provide that, prior to the distribution, JDSU will make a cash contribution to Lumentum in an amount equal to $127.0 million so that our total cash amount will be $137.6 million.

The Distribution

The separation agreement also governs the rights and obligations of the parties regarding the distribution. On the distribution date, after giving effect to Viavi’s retention of 19.9% of our common stock, JDSU intends to distribute to its stockholders that hold shares of JDSU common stock as of the record date for the distribution of the remaining 80.1% of the issued and outstanding shares of our common stock on a pro rata basis. JDSU stockholders will receive cash in lieu of any fractional shares of our common stock.

Conditions to the Distribution

The separation agreement provides that the distribution is subject to satisfaction (or waiver by JDSU) of certain conditions. These conditions are described under “The Separation and Distribution-Conditions to the

Distribution.” JDSU has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Termination of Arrangements and Agreements between us and JDSU

The separation agreement provides that all agreements, arrangements, commitments or understandings as to which there are no third parties and that are between us, on the one hand, and JDSU, on the other hand, as of the distribution, will be terminated as of the distribution, except for the separation agreement and the ancillary agreements, certain shared contracts and other arrangements specified in the separation agreement. The separation agreement also provides that at or prior to the distribution date, all bank and brokerage accounts owned by us will be de-linked from the JDSU accounts.

Releases

The contribution agreement provides that we and our affiliates will release and discharge JDSU and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and all conditions existing, prior to the effective time of the contribution, including in connection with the implementation of the contribution, except as expressly set forth in the contribution agreement. The separation agreement provides that JDSU and its affiliates will release and discharge us and our affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and all conditions existing, prior to the effective time of the contribution, including in connection with the implementation of the contribution, except as expressly set forth in the contribution agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the contribution, which agreements include, but are not limited to, the contribution agreement, the supply agreement, the tax matters agreement, the employee matters agreement, the intellectual property matters agreement, the escrow agreement and the local transfer documents executed in connection with the separation.

Indemnification

In the contribution agreement, we agree to indemnify, defend and hold harmless JDSU, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	any Lumentum Liabilities;

•	the failure of on our part to pay, perform or otherwise promptly discharge any Lumentum Liabilities or Lumentum contracts, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by JDSU for our benefit, unless related to a JDSU Liability;

•	any breach by us of the contribution agreement or any of the ancillary agreements or any action by us in contravention of our amended and restated certificate of incorporation or amended and restated bylaws; and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation, the contribution or the distribution or primarily relates to the transactions contemplated by the contribution agreement, other than any such statement or omission specifically relating to the JDSU Assets, the JDSU Liabilities or JDSU or its subsidiaries (other than us and our subsidiaries).

JDSU agrees to indemnify, defend and hold us harmless, along with each of our affiliates and all respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the JDSU Liabilities;

•	the failure of JDSU or any of its subsidiaries, other than us, to pay, perform or otherwise promptly discharge any of the JDSU Liabilities, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by us for the benefit of JDSU, unless related to a Lumentum Liability;

•	any breach by JDSU or any of its subsidiaries, other than us, of the contribution agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or primarily relates to the transactions contemplated by the contribution agreement, but only to the extent specifically relating to the JDSU Assets, the JDSU Liabilities or JDSU or its subsidiaries (other than us and our subsidiaries).

The contribution agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Neither party’s indemnification obligations are subject to maximum loss clauses.

Legal Matters

Each party to the contribution agreement generally will assume the liability for, and control of, all pending and threatened legal matters primarily related to its own business, and indemnify the other party for any liability arising out of or resulting from such assumed legal matters.

Insurance

The contribution agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims. In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

Further Assurances

In addition to the actions specifically provided for in the contribution agreement, we and JDSU agree to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The contribution agreement contains provisions that govern, except as otherwise provided in certain ancillary agreements, the resolution of disputes, controversies or claims that may arise between us and JDSU related to such agreements, the contribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims first by escalation of the matter to our senior management or JDSU senior management, before availing themselves of any other remedies. The parties may also jointly select a mediator, whose opinion shall be strictly advisory and nonbinding, to assist them in their discussions and negotiations.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, JDSU will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by us and JDSU, all such fees, costs and expenses incurred in connection with the separation and distribution after the effective time of the distribution will be paid by the party incurring such fee, cost or expense.

Other Matters

Other matters governed by the separation agreement and certain ancillary agreements include access to financial and other information, confidentiality, access to and provision of witnesses and records, certain environmental matters and treatment of outstanding guarantees.

Termination

The separation agreement provides that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of JDSU without the approval of any person, including our stockholders or JDSU’s stockholders. In the event of a termination of the separation agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the separation agreement may not be terminated except by an agreement in writing signed by us and JDSU.

Tax Matters Agreement

We intend to enter into a tax matters agreement with JDSU that will govern the respective rights, responsibilities and obligations of JDSU and us after the distribution with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other taxes and related tax returns. The tax matters agreement generally will provide that all tax liabilities of JDSU resulting from the failure of the spin-off to qualify as tax-free shall be apportioned between JDSU and us, except that such tax liabilities incurred as a result of an action, omission or breach of certain covenants shall be allocated to us. The tax matters agreement will provide for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business and may discourage or delay a change of control that you may consider favorable. Though valid as between the parties, the tax matters agreement will not be binding on the tax authorities. As a wholly-owned subsidiary of JDSU, we have (and will continue to have following the distribution) several liability with JDSU to the IRS and certain state tax authorities for the consolidated U.S. federal and combined state and local income taxes of the JDSU consolidated group relating to the taxable periods in which we were part of that group.

Employee Matters Agreement

We also expect to enter into an employee matters agreement with JDSU to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits arrangements, and other related matters in connection with the contribution. The employee matters agreement is anticipated to provide that employees engaged in the Lumentum business will transfer to Lumentum and employees engaged in the JDSU business will remain with or transfer to JDSU, as applicable.

The employee matters agreement is also anticipated to provide that generally, liabilities relating to Lumentum employees will transfer to Lumentum and liabilities relating to JDSU employees will remain with JDSU.

Compensation and Benefits Plans

Generally and subject to certain exceptions, effective upon the contribution Lumentum will provide its employees with compensation and benefit plans that are substantially similar to the corresponding JDSU compensation and benefit plans. Lumentum will credit each employee with service to JDSU prior to the contribution for all purposes under the Lumentum benefit plans to the same extent such service was recognized by JDSU for similar purposes and so long as such crediting does not result in a duplication of benefits.

Retirement and Deferred Compensation Programs

Lumentum has established a qualified defined contribution retirement plan for Lumentum allocated employees. In connection with the contribution, assets, liabilities and account balances (as applicable) of Lumentum employees contained in the JDSU qualified defined contribution retirement plan may either be transferred to Lumentum or Lumentum plans, as applicable or if permitted under the terms of the plan be distributed to Lumentum employees. JDSU plans will retain assets, liabilities and account balances of JDSU employees. As soon as practicable following the distribution, Lumentum will establish a non-qualified deferred compensation plan to which the assets allocated to Lumentum employees participating in the JDSU non-qualified deferred compensation plan will be transferred.

Welfare Plans

With regard to certain specified account based medical benefits, Lumentum will assume liability for claims made by Lumentum employees for services performed following the separation and distribution.

Equity Compensation Awards

The employee matters agreement provides for the treatment, as of the distribution, of all outstanding awards granted under JDSU’s equity award plans. JDSU equity awards held by our employees prior to the distribution will be converted into awards relating to shares of our common stock and adjusted to reflect the distribution in order to preserve their economic value, as described in “Executive Compensation—Treatment of Equity Awards at Separation.” All JDSU equity awards held by JDSU employees prior to the separation will remain outstanding for JDSU shares under the JDSU equity award plan under which they were granted, but they will also be appropriately adjusted to reflect the distribution in order to preserve their economic value.

Intellectual Property Matters Agreement

We intend to enter into an intellectual property matters agreement with JDSU pursuant to which (i) JDSU will convey to us the intellectual property rights and technology primarily used in the Lumentum business, and (ii) JDSU will license to us certain intellectual property and technology owned or controlled by JDSU. We also intend to license to JDSU certain intellectual property and technology owned or controlled by us.

In addition, JDSU intends to grant us a transitional, non-exclusive license to use certain of JDSU’s marks in connection with our corporate identity materials, licensed products, collateral material and marketing materials.

We intend to enter into non-compete restrictions with JDSU that appropriately restrict each of (i) Lumentum from the manufacture, supply, distribution, sale, support (including consulting and other services) and maintenance of any products or services in certain JDSU markets; and (ii) JDSU from the manufacture, supply, distribution, sale, support (including consulting and other services) and maintenance of any products or services in certain Lumentum markets.

Stockholder’s and Registration Rights Agreement

We intend to enter into a stockholder’s and registration rights agreement with JDSU pursuant to which we will agree that, upon the request of JDSU, we will effect the registration under applicable federal and state securities laws of the shares of our common stock retained by JDSU after the distribution. In addition, JDSU will grant us a proxy to vote the shares of our common stock that JDSU retains immediately after the distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from JDSU to a person other than JDSU, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer.

Securities Purchase Agreement

We have entered into a securities purchase agreement with JDSU, Lumentum Inc., and Amada pursuant to which JDSU will sell a minimum of $30 million and up to a maximum of $40 million in Lumentum Inc.’s non-voting Series A Preferred Stock to Amada on or about the second week following the spin-off.

The Series A Preferred Stock may be converted into shares of our common stock commencing on the second anniversary of the closing of the stock purchase (absent a change of control of us or similar event) using a conversion price calculated equal to 125 percent of the volume weighted average price per share of our common stock in the five “regular-way” trading days following the spin-off. The Series A Holders will be entitled to certain demand and “piggyback” registration rights.

Cumulative senior dividends on the Series A Preferred Stock will accrue at the annual rate of 2.5 percent, but will be paid only when and if declared by our board of directors. If Lumentum Inc. is in arrears on the payment of dividends to the Series A Preferred Stock stockholders, (i) Lumentum Inc. will not be able to pay any dividends to us, subject to certain exceptions, and (ii) we will not be able to make any distribution on or repurchase of our common stock.

The Series A Preferred Stock will be senior to all other classes or series of capital stock of Lumentum Inc. Lumentum Inc. will be prohibited from issuing any capital stock ranking senior to the Series A Preferred Stock without the prior consent of the holders of a majority of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed by us upon the third anniversary of the date of issuance or the preferred stockholders may cause us to redeem the Series A Preferred Stock upon the fifth anniversary of the date of issuance.

Supply Agreement

We intend to enter into a supply agreement with JDSU pursuant to which JDSU will supply test equipment to Lumentum and Lumentum will supply components related to the metro, fiber, and optical product lines and development services related to smart transceivers to JDSU. All products will be sold with warranties that are consistent with JDSU’s practices prior to the distribution date.

Escrow Agreement

We intend to enter into an escrow agreement with JDSU and an independent third-party escrow agent pursuant to which the escrow agent will maintain a copy of certain information that is considered confidential to us and JDSU. The escrow agent will release some or all of such confidential information to us or JDSU upon certain conditions, including to the extent that either of us require access to such information to respond to a governmental or regulatory investigation, litigation or other proceeding related to such information and each of us will be subject to customary restrictions on use or disclosure of such information other than as permitted by the escrow agreement.

Other Relationships and Related Person Transactions

Jeff von Richter, an employee of JDSU since 2013, will be a Supply Chain Manager at Lumentum. Mr. von Richter is the brother-in-law of Alan Lowe, our president and chief executive officer. For the fiscal year ended June 28, 2014, Mr. von Richter’s total compensation, including salary, bonus, 401(k) matching and the amount of stock-based compensation expense determined pursuant to accounting rule FASB ASC Topic 718, excluding the effect of estimated forfeitures, was approximately $170,000. Mr. von Richter will also be eligible to participate in employee benefit plans generally available to our employees.

Procedures for Approval of Related Person Transactions

We expect that our board of directors will adopt a written policy under which our audit committee must review and approve or disapprove of all related person transactions that are required to be disclosed under SEC Regulation S-K, Item 404(a), unless such transaction has otherwise been approved by a comparable committee or our entire board of directors. Prior to entering into a transaction with our company, directors and executive officers (and their family members) and stockholders who beneficially own more than 5% of our common stock will be required to make full disclosure of all facts and circumstances to our legal department. The legal department will then determine whether such transaction requires the approval of our audit committee. Our audit committee will consider all of the relevant facts available, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the person in question is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder, or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Our audit committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders.

We review all relationships and transaction in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions that are determined to be directly or indirectly material to us or a related person will be disclosed in our proxy statement. Our audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. This review and approval process is evidenced in the minutes of the audit committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of the outstanding shares of our common stock will be owned beneficially and of record by JDSU. Following the distribution, Lumentum expects to have outstanding an aggregate of approximately 58,409,685 shares of common stock based upon approximately 233,930,791 shares of JDSU common stock outstanding on March 28, 2015, excluding treasury shares and assuming no exercise of JDSU options, and applying the distribution ratio. Viavi intends to retain 19.9 percent of our common stock.

Security Ownership of Certain Beneficial Owners

The following table reports the number of shares of our common stock beneficially owned, immediately following the completion of the separation calculated as of March 28, 2015, based upon the distribution of one shares of our common stock for every five common shares of JDSU, of each person known by us who will beneficially own more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned
	Number	Percentage
JDS Uniphase Corporation 430 N. McCarthy Boulevard Milpitas, CA 95035	11,623,527	19.9%

Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	5,635,654	9.6%

T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, MD 21202	5,182,013	8.8%

The Bank of New York Mellon Corporation (3) One Wall Street, 31[s]t Floor New York, NY 10022	3,867,605	6.6%

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,939,344	5.0%

The Vanguard Group (5) 100 Vanguard Boulevard Malvern, PA 19355-2331	2,822,493	4.8%

(1)	As reported on the Schedule 13G filed on February 13, 2015, Capital Research Global Investors has sole voting and dispositive power with respect to 5,635,654 shares.
(2)	As reported on the Schedule 13G filed on February 10, 2015, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,289,544 shares and sole dispositive power with respect to 5,182,013 shares. The Schedule 13G reported that T. Rowe Price Mid-Cap Growth Fund, Inc., a registered investment company sponsored by T. Rowe Price Associates, Inc., has sole voting power with respect to 2,750,000 shares.
(3)	As reported on the Schedule 13G filed on February 10, 2015, The Bank of New York Mellon Corporation has sole voting power with respect to 3,074,233 shares, shared voting power with respect to 1,000 shares, sole dispositive power with respect to 3,828,525 shares and shared dispositive power with respect to 26,250 shares.
(4)	As reported on the Schedule 13G filed on January 30, 2015, BlackRock, Inc. has sole voting power with respect to 2,791,772 shares and sole dispositive power with respect to 2,939,344 shares.
(5)

As reported on the Schedule 13G filed on February 10, 2015, The Vanguard Group has sole voting power with respect to 31,246 shares, sole dispositive power with respect to 2,795,787 shares and shared dispositive power with respect to 26,706 shares. The Schedule 13G reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The

Vanguard Group, Inc., is the beneficial owner of 133,531 of the reported shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G reported that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,700 of the reported shares as a result of its serving as investment manager of Australian investment offerings.

Share Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the separation calculated as of March 28, 2015, based upon the distribution of one share of our common stock for every five shares of JDSU common stock, regarding (i) each expected director and NEO of ours and (ii) all of our expected directors and executive officers as a group. The address of each expected director and executive officer shown in the table below is: c/o Lumentum Holdings Inc., Attention: Secretary, 400 N. McCarthy Blvd., Milpitas, CA 95035.

Name of Beneficial Owner	Number of Shares Beneficially Owned (6)
	Number	Percentage
Directors and Named Executive Officers
Alan Lowe (7)	77,885	*
Harold Covert (8)	15,365	*
Penny Herscher (9)	10,150	*
Martin Kaplan (9)	10,346	*
Brian Lillie (9)	—	*
Samuel Thomas (9)	—	*
Craig Cocchi (10)	36,497	*
Vincent Retort (11)	23,762	*
All directors and executive officers as a group (11 persons) (12)	189,177	*

*	Indicates ownership of less than 1% of the Company’s Common Stock.
(6)	Pursuant to SEC regulations, shares receivable through the exercise of JDSU stock options that are exercisable, and shares issuable pursuant to JDSU RSUs that will vest, within 60 days after March 28, 2015 are deemed to be beneficially owned as of March 28, 2015. For purposes of this table, shares of JDSU common stock currently underlying options and RSUs are treated as outstanding as of March 28, 2015 and converted into Lumentum shares based upon the distribution ratio.
(7)	Includes (i) 32,750 shares subject to stock options currently exercisable or exercisable within 60 days of March 28, 2015 and (ii) 2,093 RSUs which vest within 60 days of March 28, 2015.
(8)	Includes 325 shares subject to stock options currently exercisable or exercisable within 60 days of March 28, 2015.
(9)	Includes no shares subject to stock options currently exercisable or exercisable or RSUs which vest within 60 days of March 28, 2015.
(10)	Includes (i) 28,583 shares subject to stock options currently exercisable or exercisable within 60 days of March 28, 2015 and (ii) 753 RSUs which vest within 60 days of March 28, 2015.
(11)	Includes (i) 20,250 shares subject to stock options currently exercisable or exercisable within 60 days of March 28, 2015 and (ii) 921 RSUs which vest within 60 days of March 28, 2015.
(12)	Includes (i) 86,933 shares subject to stock options currently exercisable or exercisable within 60 days of March 28, 2015 and (ii) 4,656 RSUs which vest within 60 days of March 28, 2015.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Consequences to U.S. Holders of JDSU Common Stock

The following is a summary of the material U.S. federal income tax consequences to holders of JDSU common stock in connection with the distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this information statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of JDSU common stock that are U.S. Holders, as defined immediately below, that hold their JDSU common stock as a capital asset. A “U.S. Holder” is a beneficial owner of JDSU common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired JDSU common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of JDSU equity;

•	stockholders owning JDSU common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	stockholders who are subject to the alternative minimum tax;

•	persons who own JDSU common stock through partnerships or other pass-through entities; or

•	persons who hold JDSU common stock through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds JDSU common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

You are urged to consult your own tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of the distribution.

General

Subject to the qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), PwC, JDSU’s tax advisor, is of the opinion that for U.S. federal income tax purposes:

•	no gain or loss should be recognized by, or be includible in the income of, a U.S. Holder upon its receipt of shares of our common stock in the distribution, except with respect to any cash received in lieu of fractional shares;

•	the aggregate tax basis of the JDSU common stock and our common stock held by each U.S. Holder immediately after the distribution should be the same as the aggregate tax basis of the JDSU common stock held by the U.S. Holder immediately before the distribution, allocated between the JDSU common stock and our common stock in proportion to their respective relative fair market values immediately after the distribution (subject to reduction upon the deemed sale of any fractional shares, as described below); and

•	the holding period of our common stock received by each U.S. Holder should include the holding period of the JDSU common stock with respect to which our common stock was distributed, provided that such JDSU common stock is held as a capital asset on the date of the distribution.

U.S. Holders that have acquired different blocks of JDSU common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of our common stock distributed with respect to such blocks of JDSU common stock.

If a U.S. Holder receives cash in lieu of a fractional share of common stock as part of the distribution, the U.S. Holder will be treated as though it first received a distribution of the fractional share in the distribution and then sold it for the amount of cash actually received. Provided the fractional share is considered to be held as a capital asset on the date of the distribution, the U.S. Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the JDSU common stock is more than one year on the date of the distribution.

The opinion of PwC, JDSU’s tax advisor, only addresses the U.S. federal income tax consequences of the spin-off and will not address any U.S. state or local or foreign tax consequences. The opinion assumes that the spin-off will be completed according to the terms of the separation and distribution agreement and relies on the facts as stated in the separation and distribution agreement, the tax matters agreement, the other ancillary agreements, this information statement and a number of other documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, JDSU and us. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect. The opinion of PwC, JDSU’s tax advisor, is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position.

If the distribution were determined not to qualify for non-recognition of gain and loss, the above consequences would not apply and U.S. Holders could be subject to tax. In this case, each U.S. Holder who receives our common stock in the distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of JDSU’s current and accumulated earnings and profits;

•	a reduction in the U.S. Holder’s basis (but not below zero) in JDSU common stock to the extent the amount received exceeds the stockholder’s share of JDSU’s earnings and profits; and

•	a taxable gain from the exchange of JDSU common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of JDSU’s earnings and profits and the U.S. Holder’s basis in its JDSU common stock.

Backup Withholding and Information Statement

Payments of cash in lieu of a fractional share of our common stock may, under certain circumstances, be subject to “backup withholding,” unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules.

Corporations will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Treasury Regulations require each JDSU stockholder that, immediately before the distribution, owned 5% or more (by vote or value) of the total outstanding stock of JDSU to attach to such stockholder’s U.S. federal income tax return for the year in which the distribution occurs a statement setting forth certain information related to the distribution.

Consequences to JDSU

The following is a summary of the material U.S. federal income tax consequences to JDSU in connection with the spin-off that may be relevant to holders of JDSU common stock.

Subject to the qualifications and limitations set forth herein, PwC, JDSU’s tax advisor, is of the opinion that for U.S. federal income tax purposes separation and the distribution should qualify for non-recognition of gain and loss under Sections 368(a)(1)(D) and 355 of the Code.

The opinion of PwC is subject to the same qualifications and limitations as are set forth above in relation to the opinion of PwC regarding consequences to U.S. Holders.

If the distribution were determined not to qualify for non-recognition of gain and loss under Sections 368(a)(1)(D) and 355 of the Code, then JDSU would recognize gain in an amount equal to the excess of the fair market value of our common stock held by it immediately before the distribution over its tax basis in our stock.

The contribution by JDSU to Lumentum Inc. of all of the membership interests in Lumentum Operations LLC, to which JDSU will contribute all of the assets and liabilities associated with the CCOP business, has been structured so that it is treated as a taxable exchange. As a result, it is expected that JDSU will have a fair market value or substantially stepped-up tax basis in our common stock held by it immediately before the distribution. Assuming JDSU has a fair market value or substantially stepped-up tax basis in our common stock held by it immediately prior to the distribution, JDSU would recognize zero or nominal gain.

Indemnification Obligation

If, due to any of our representations being untrue or our covenants being breached, it were determined that the distribution did not qualify for non-recognition of gain and loss under Sections 368(a)(1)(D) and 355 of the Code, we could be required to indemnify JDSU for taxes resulting from the recognition of gain described above and related expenses. In addition, current tax law generally creates a presumption that the distribution would be taxable to JDSU, but not to holders, if we or our stockholders were to engage in transactions that result in a 50% or greater change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the distribution, unless it were established that such transactions and the distribution were not part of a plan or series of related transactions giving effect to such a change in ownership. If the distribution were taxable to JDSU due to such a 50% or greater change in ownership of our stock, JDSU would recognize gain in an amount equal to the excess of the fair market value of our common stock held by it immediately before the distribution over its tax basis in such stock, and we generally would be required to indemnify JDSU for the tax on such gain and related expenses. The Indemnification obligation is not expected to be material because JDSU is expected to have a fair market value or substantially stepped-up tax basis in our shares, immediately prior to the separation. If, contrary to our expectation, it were determined that JDSU did not have a fair market value or substantially stepped-up tax basis in our shares, any such indemnification obligation could materially adversely affect our financial condition.

DESCRIPTION OF MATERIAL INDEBTEDNESS

From and after the spin-off, JDSU and Lumentum will, in general, each be responsible for the debts, liabilities, rights and obligations related to the business or businesses that it owns and operates following consummation of the spin-off. See “Certain Relationships and Related Person Transactions—Agreements with JDSU.” We may enter into certain financing arrangements prior to or concurrently with the separation.

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock as of the time of the distribution. The certificate of incorporation and bylaws to be in effect at the time of the distribution are included as exhibits to the registration statement of which this information statement forms a part.

General

Our authorized capital stock consists of 990,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, we expect that approximately 58,400,000 shares of our common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding based on approximately 233,900,000 shares of JDSU common stock outstanding as of March 28, 2015.

Common Stock

Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Lumentum, holders of our common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series without further action by the holders of its common stock. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Registration Rights

After the spin-off, JDSU and Series A Holders will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in the stockholder’s and registration rights agreement and the securities purchase agreement.

Stockholder’s and Registration Rights Agreement

The registration rights provided for in the Stockholder’s and Registration Rights Agreement will expire (i) three years following the distribution date, (ii) the securities that are registerable pursuant to the stockholder’s and registration rights agreement (“Retained Securities”) are no longer held by JDSU or its “Permitted Transferees” (as such term is defined in the stockholder’s and registration rights agreement), or (iii) when all Retained Securities have been sold pursuant to one or more registration statements. Subject to certain conditions, we will pay the registration expenses.

Demand Registration Rights

Prior to the third anniversary of the distribution date, the holders of at least 20% of the Retained Shares, except JDSU which will have no threshold, can, on not more than three occasions, request that we register all or a portion of their shares.

Piggyback Registration Rights

Prior to the third anniversary of the distribution date, if we propose to register any of our securities under the Securities Act, in connection with the public offering of such securities solely for cash, the Retained Securities will be entitled to certain “piggyback” registration rights allowing the holder of such shares to include their shares in such registration. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to (i) a company stock plan, (ii) the exchange of securities in certain corporate reorganizations, (iii) dividend reinvestment or similar plan or (iv) a registration in which the only stock being registered is stock issuable upon the conversion of debt securities that are also being registered, holders of the Retained Securities are entitled to notice of the registration and have the right, subject to certain limitations, to include the Retained Securities in the registration.

Securities Purchase Agreement

The registration rights provided for in the Securities Purchase Agreement will expire five years following the Series A Preferred Stock’s conversion into shares of our common stock, or, immediately prior to a “Liquidation Event” (as such term is defined in the Series A Preferred Stock certificate of designation). Subject to certain conditions, we will pay the registration expenses of the Series A Holders. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such Series A Holders may include in the offering.

Demand Registration Rights

At any time after Amada’s Series A Preferred Stock converts into shares of our common stock, Amada can on one occasion request that we register all or a portion of its shares. The request for registration must cover at least that number of shares with an anticipated aggregate offering price of at least $15 million. If we determine that it would be detrimental to our stockholders to effect such a demand registration, we have the right to defer such registration once for a period of up to 90 days.

Piggyback Registration Rights

At any time after Amada’s Series A Preferred Stock converts into shares of our common stock, if we propose to register any of our securities under the Securities Act, in connection with the public offering of such securities solely for cash, Amada’s converted shares of our common stock will be entitled to certain “piggyback” registration rights allowing Amada to include its converted shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to (i) a company stock plan, (ii) the exchange of securities in certain corporate reorganizations, or (iii) a registration in which the only stock being registered is stock issuable upon the conversion of debt securities that are also being registered, Amada is entitled to notice of the registration and has the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include its converted shares in the registration.

Anti-Takeover Provisions

Charter and Bylaw Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws will include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Vacancies

Our amended and restated bylaws will provide that any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that there shall be no cumulative voting.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our amended and restated bylaws will provide that a majority of the members of our board of directors then in office, the chairman of the board of directors or the chief executive officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our amended and restated bylaws will establish advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation will provide for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Delaware General Corporation Law

We will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Choice of Forum

Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations of Liability; Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the DGCL, which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the 121poration or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain the provisions permitted by Section 102(b)(7) of the DGCL.

Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

Our amended and restated certificate of incorporation will provide indemnification of directors and officers to the fullest extent permitted by applicable law. We have obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of us. We intend to enter into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing

We have applied to have our common stock listed on NASDAQ under the symbol “LITE.”

Sale of Unregistered Securities

On February 10, 2015, we issued 1,000 shares of our common stock to JDSU pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of JDS Uniphase Corporation:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, comprehensive income, cash flows and invested equity present fairly, in all material respects, the financial position of the Communications and Commercial Optical Product business of JDS Uniphase Corporation at June 28, 2014 and June 29, 2013, and the results of its operations and its cash flows for each of the three years in the period ended June 28, 2014, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 17, 2015

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

COMBINED STATEMENTS OF OPERATIONS

(in millions)

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Net revenue	$817.9	$769.9	$727.9
Cost of sales	$552.3	534.9	512.7
Amortization of acquired technologies	9.0	12.2	10.3

Gross profit	256.6	222.8	204.9

Operating expenses:
Research and development	134.9	113.7	107.0
Selling, general and administrative	108.2	102.6	101.6
Restructuring and related charges	4.8	2.6	0.8

Total operating expenses	247.9	218.9	209.4

Income (loss) from operations	8.7	3.9	(4.5)
Interest and other income (expense), net	1.3	0.8	9.4
Interest expense	(0.2)	(1.0)	(0.9)

Income before taxes	9.8	3.7	4.0
(Benefit from) provision for income taxes	(0.9)	(2.8)	1.4

Net income	$10.7	$6.5	$2.6

The accompanying notes are an integral part of these combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Net income	$10.7	$6.5	$2.6
Other comprehensive loss:
Net change in cumulative translation adjustment, net of tax	(1.6)	(1.7)	(0.4)
Net change in defined benefit obligation, net of tax
Unrealized actuarial losses arising during the period	(0.3)	—	—

Net change in accumulated other comprehensive income	(1.9)	(1.7)	(0.4)

Comprehensive income	$8.8	$4.8	$2.2

The accompanying notes are an integral part of these combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

COMBINED BALANCE SHEETS

(in millions)

	June 28, 2014	June 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$19.9	$7.8
Accounts receivable, net (Note 6)	136.5	121.8
Inventories	96.5	79.2
Prepayments and other current assets	33.1	36.5

Total current assets	286.0	245.3

Property, plant and equipment, net	136.5	103.1
Goodwill and intangibles, net	35.8	30.3
Deferred income taxes	33.3	31.5
Other non-current assets	0.5	0.5

Total assets	$492.1	$410.7

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$82.1	$58.6
Accrued payroll and related expenses	19.2	18.8
Income taxes payable	14.7	15.4
Accrued expenses	9.4	11.5
Other current liabilities	11.5	7.6

Total current liabilities	136.9	111.9

Other non-current liabilities	19.6	17.0
Commitments and contingencies (Note 12)
Invested equity:
JDSU net investment	312.9	257.2
Accumulated other comprehensive income	22.7	24.6

Total invested equity	335.6	281.8

Total liabilities and invested equity	$492.1	$410.7

The accompanying notes are an integral part of these combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
OPERATING ACTIVITIES:
Net income	$10.7	$6.5	$2.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	35.5	33.6	31.5
Amortization of acquired technologies and other intangibles	9.3	12.4	10.5
Stock-based compensation	18.5	16.3	14.5
Other non-cash (income) expenses	(1.4)	1.6	0.4
Changes in operating assets and liabilities, net of impact of acquisitions of businesses and dispositions of assets:
Accounts receivable	(15.1)	6.9	10.4
Inventories	(13.5)	(4.4)	(1.0)
Other current and non-current assets	3.5	(9.2)	(0.2)
Accounts payable	18.7	(8.2)	(20.7)
Income taxes payable	(0.5)	(2.7)	(0.6)
Deferred taxes, net	(2.5)	(4.6)	(0.7)
Accrued payroll and related expenses	0.6	2.9	(4.6)
Accrued expenses and other current and non-current liabilities	(1.0)	3.8	(6.0)

Net cash provided by operating activities	62.8	54.9	36.1

INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash acquired	(12.8)	—	(3.6)
Capital expenditures	(64.2)	(31.9)	(40.8)
Proceeds from the sale of property and equipment	0.1	—	0.1

Net cash used in investing activities	(76.9)	(31.9)	(44.3)

FINANCING ACTIVITIES:
Net transfers from (to) JDSU	26.2	(27.7)	13.2

Net cash provided by (used in) financing activities	26.2	(27.7)	13.2

Effect of exchange rates on cash and cash equivalents	—	(0.8)	(0.1)
Increase (decrease) in cash and cash equivalents	12.1	(5.5)	4.9
Cash and cash equivalents at beginning of period	7.8	13.3	8.4

Cash and cash equivalents at end of period	$19.9	$7.8	$13.3

The accompanying notes are an integral part of these combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

COMBINED STATEMENTS OF INVESTED EQUITY

(in millions)

	JDSU Net Investment	Accumulated Other Comprehensive Income/(Loss)	Total Invested Equity
Invested equity, July 2, 2011	$230.6	$26.7	$257.3
Net income	2.6	—	2.6
Other comprehensive loss	—	(0.4)	(0.4)
Net transfers from JDSU	28.3	—	28.3

Invested equity, June 30, 2012	261.5	26.3	287.8
Net income	6.5	—	6.5
Other comprehensive loss	—	(1.7)	(1.7)
Net transfers to JDSU	(10.8)	—	(10.8)

Invested equity, June 29, 2013	257.2	24.6	281.8
Net income	10.7	—	10.7
Other comprehensive loss	—	(1.9)	(1.9)
Net transfers from JDSU	45.0	—	45.0

Invested equity, June 28, 2014	$312.9	$22.7	$335.6

The accompanying notes are an integral part of these combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

As the Communications and Commercial Optical Products business (“CCOP,” also referred to as “our business”, “our,” “we,” and “us”) of JDS Uniphase Corporation (“JDSU” or “parent”) we are an industry leading provider of optical and photonic products addressing a range of end markets including data communications (“Datacom”) and telecommunications (“Telecom”) networking, and industrial and commercial lasers (“commercial lasers”), for manufacturing, inspection and life-science applications.

On September 10, 2014, JDSU announced plans to separate into two publicly traded companies: an optical components and commercial lasers company consisting of JDSU’s current CCOP business and a network and service enablement company consisting of JDSU’s current network enablement, service enablement and optical security and performance products businesses. JDSU will spin-off the CCOP business as a new company named Lumentum Holdings Inc. (“Lumentum”). In connection with the separation, it is anticipated that JDSU will be renamed Viavi Solutions Inc. (“Viavi”) and Viavi will continue to operate the existing network enablement, service enablement and optical security and performance products businesses. As part of the distribution, JDSU plans to transfer the assets, liabilities and operations of the CCOP business to a wholly-owned limited liability company of Lumentum prior to the distribution. The distribution is expected to occur through a pro rata distribution of Lumentum shares to JDSU stockholders that is tax-free to JDSU’s stockholders for U.S. federal income tax purposes and is expected to be completed in the third calendar quarter of 2015. Lumentum was incorporated in Delaware as a wholly-owned subsidiary of JDSU on February 10, 2015. The distribution is subject to a number of conditions, including that the transfer of assets and liabilities to Lumentum has occurred in accordance with the separation agreement, the receipt of the opinion of a tax advisor stating the separation and distribution should qualify as tax-free to JDSU’s stockholders for U.S. federal income tax purposes, all actions and filings necessary or appropriate under U.S. laws have become effective or accepted.

Upon examination of the operations of JDSU’s business segments, the board of JDSU has determined that the WaveReady product lines (“WaveReady”), which address system level optical communications needs of communications services providers, have attributes that would lend them to being included within either of JDSU’s business segments. However, due to the characteristics of the intellectual property of WaveReady and the plans for WaveReady and our business going forward, the board of JDSU concluded that the contribution of WaveReady’s assets and liabilities to the CCOP business going forward and transferring WaveReady to us in connection with the spin-off was in the best interests of JDSU and its stockholders. Accordingly, we have reflected the assets, liabilities and results of operations of WaveReady in our historical combined financial statements. In the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012, revenue associated with WaveReady would have represented approximately 3% of our net revenue assuming we were a stand-alone company as of these dates. References to the CCOP business in these financial statements also include WaveReady.

Basis of Presentation

Our combined financial statements have been presented on a standalone basis and are derived from the consolidated financial statements and accounting records of JDSU. The accompanying financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and are in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

We receive significant management and shared administrative services from JDSU and engage with JDSU in certain intercompany transactions. We rely on JDSU for a significant portion of our operational and administrative support. The combined financial statements include allocation of certain JDSU corporate expenses

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

including costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. These costs have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, square footage, headcount or other measures.

JDSU uses a centralized approach to cash management and financing of its operations. In the combined financial statements, we attributed all cash and cash equivalents generated by our activity in the legal entities that will transfer to us from JDSU. Cash management and financing transactions relating to our business are accounted for through the JDSU net investment account on the combined balance sheets. None of the JDSU cash and cash equivalents or short-term investments held by other JDSU legal entities have been attributed to us in the combined financial statements, with the exception of short-term investments held related to our portion of the deferred compensation plan. JDSU’s debt and related interest expense have not been attributed or allocated to us for the periods presented since we are not the legal obligor of the debt and JDSU’s borrowings were not directly attributable to us.

Our management (“Management”) believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate. The expenses and cost allocations have been determined on a basis that JDSU and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of JDSU. Consequently, our future results of operations after our separation from JDSU will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different from our historical results of operations, statement of comprehensive income, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of our future results of operations, financial position and cash flows.

See “Note 3. Transactions with JDSU” in the combined financial statements for further information regarding the relationships we have with JDSU and other JDSU businesses.

Fiscal Years

We utilize a 52-53 week fiscal year ending on the Saturday closest to June 30th. Our fiscal 2014 ended on June 28, 2014 and was a 52-week year. Our fiscal 2013 ended on June 29, 2013 and was a 52-week year. Our fiscal 2012 ended on June 30, 2012 and was a 52-week year.

Principles of Combination

The combined financial statements include certain assets and liabilities that have historically been held at the JDSU level but are specifically identifiable or otherwise attributable to us. All significant intra-company transactions within the business have been eliminated. All significant transactions between us and other businesses of JDSU are reflected as net transfer to and from JDSU in the combined statements of invested equity. All intercompany transactions are considered to be effectively settled for cash and are reflected as a component of financing activities as net transfers from (to) JDSU in the combined statements of cash flows at the time the transaction is recorded.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of our combined financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, the reported amount of net revenue and expenses and the disclosure of commitments and contingencies during the reporting periods. We base estimates on historical experience and on various assumptions about the future believed to be reasonable based on available information. Our reported financial position or results of operations may be materially different under changed conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies. If estimates or assumptions differ from actual results, subsequent periods are adjusted to reflect more current information.

Cash and Cash Equivalents

We consider highly-liquid instruments such as money market funds with original maturities of 90 days or less at the time of purchase to be cash equivalents.

Inventories

Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of net realizable market value. We assess the valuation on a quarterly basis and write down the value for estimated excess and obsolete inventory based upon estimates of future demand, including warranty requirements. Our inventories include material, labor, and manufacturing overhead costs.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method generally over the following estimated useful lives of the assets: 10 to 50 years for building and improvements, 3 to 5 years for machinery and equipment, and 2 to 5 years for furniture, fixtures, software and office equipment. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business or assets over the fair value of the identifiable assets acquired and liabilities assumed. We test for impairment of goodwill on an annual basis in the fourth quarter and at any other time when events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Refer to “Note 7. Goodwill and Other Intangible Assets” for more information.

Circumstances that could trigger an impairment test include, but are not limited to: a significant adverse change in the business climate or legal factors, an adverse action or assessment by a regulator, change in customer, target market and strategy, unanticipated competition, loss of key personnel, or the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed.

An assessment of qualitative factors may be performed to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If the result of the qualitative assessment is that it is more likely than not (i.e., greater than 50% likelihood) that the fair value of a reporting unit, is less than its carrying amount, then the quantitative test is required. Otherwise, no further testing is required.

Under the quantitative test, if the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded in the combined statements of operations. Measurement of

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

the fair value of a reporting unit is based on one or more of the following fair value measures: amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties, using present value techniques of estimated future cash flows, or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

Intangible Assets

Intangible assets consist primarily of purchased intangible assets through acquisitions. Purchased intangible assets primarily include acquired developed technologies (developed and core technology). Intangible assets are amortized using the straight-line method over the estimated economic useful lives of the assets, which is the period during which expected cash flows support the fair value of such intangible assets.

Long-lived Asset Valuation (Property, Plant and Equipment and Intangible Assets Subject to Amortization)

We test long-lived assets for recoverability, at the asset group level, when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset, significant adverse changes in the business climate or legal factors, accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset, current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset, or current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the difference between the carrying amount of the asset and the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Pension Benefits

The funded status of our retirement-related benefit plans is recognized on the combined balance sheets. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at fiscal year end, the measurement date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (“PBO”) which represents the actuarial present value of benefits expected to be paid upon retirement. This partially funded plan, with the benefit obligation exceeding the fair value of plan assets, is recorded as a retirement benefit obligation equal to this excess.

Net periodic pension cost (income) is recorded in the combined statements of operations and includes service cost, interest cost, expected return on plan assets, amortization of prior service cost and (gains) losses previously recognized as a component of accumulated other comprehensive income. Service cost represents the actuarial present value of participant benefits attributed to services rendered by employees in the current year. Interest cost represents the time value of money cost associated with the passage of time. (Gains) losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service cost (credit) represents the cost of benefit improvements attributable to prior service granted in plan amendments. (Gains) losses and prior service cost (credit) not recognized as a component of net periodic pension cost (income) in the combined statements of operations as they arise are recognized as a component of accumulated other comprehensive income on the combined balances sheets, net of tax. Those (gains) losses and prior service cost (credit) are subsequently recognized as a component of net periodic pension period cost (income) pursuant to the recognition and amortization provisions of the authoritative guidance.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The measurement of the benefit obligation and net periodic pension cost (income) is based on our estimates and actuarial valuations, provided by third-party actuaries, which are approved by management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, and mortality rates. We evaluate these assumptions annually at a minimum. In estimating the expected return on plan assets, we consider historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plan’s invested assets.

Concentration of Credit and Other Risks

Financial instruments that potentially subject our business to concentration of credit risk consist primarily of cash and cash equivalents, trade receivables as well as foreign currency forward contracts. Our cash and cash equivalents are held in safekeeping by large, creditworthy financial institutions. Currently, JDSU utilizes foreign currency forward contracts to reduce foreign exchange exposures on our behalf. Post separation we intend to engage in currency hedging transactions to reduce our foreign exchange exposures utilizing foreign currency derivative instruments. These foreign currency derivative instruments will potentially expose us to credit risk to the extent the counterparties may be unable to meet the terms of the agreements. Such risk could be mitigated but not eliminated by limiting our counterparties to major financial institutions and by spreading such risk across several major financial institutions. We perform credit evaluations of our customers’ financial condition and generally do not require collateral from our customers. These evaluations require significant judgment and are based on a variety of factors including, but not limited to, current economic trends, payment history, bad debt write-off experience, and financial review of the customer.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. When we become aware that a specific customer is unable to meet their financial obligations, we record a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, we record additional allowances based on certain percentages of aged receivable balances. These percentages take into account a variety of factors including, but not limited to, current economic trends, payment history and bad debt write-off experience. We classify bad debt expenses as selling, general and administrative (“SG&A”) expense.

We are not able to predict changes in the financial stability of our customers. Any material change in the financial status of any one or a group of customers could have a material adverse effect on our results of operations and financial condition. Although such losses have been within management’s expectations to date, there can be no assurance that such allowances will continue to be adequate. We have significant trade receivables concentrated in the telecommunications industry. While our allowance for doubtful accounts balance is based on historical loss experience along with anticipated economic trends, unanticipated financial instability in the telecommunications industry could lead to higher than anticipated losses.

During fiscal 2014, 2013 and 2012, a few customers generated more than 10% of total net revenue. Refer to “Note 13. Operating Segments and Geographic Information” for more information.

As of June 28, 2014, no customers represented greater than 10% of our total accounts receivable, net. As of June 29, 2013, one end customer represented 10.5% of total accounts receivable, net.

We rely on a limited number of suppliers for a number of key components contained in our products. We also rely on a limited number of significant independent contract manufacturers for the production of certain key components and subassemblies contained in our products.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

We generally use a rolling twelve month forecast based on anticipated product orders, customer forecasts, product order history and backlog to determine our materials requirements. Lead times for the parts and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If the forecast does not meet or if it exceeds actual demand, we may have excess or shortfalls of some materials and components, as well as excess inventory purchase commitments. We could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could have a material adverse impact on our results of operations.

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income, within the combined statements of invested equity. Income and expense accounts are translated at the prior month balance sheet exchange rates, which are deemed to approximate average monthly rate. Gains and losses from re-measurement of monetary assets and liabilities denominated in currencies other than the respective functional currencies are included in the combined statements of operations as a component of interest and other income (expense), net. Net gains or (losses) resulting from foreign currency transactions, including hedging gains and losses that are allocated to us by JDSU, are reported in interest and other income (expense), net and was $1.6 million, $1.1 million and $(0.4) million during fiscal 2014, 2013 and 2012, respectively.

Revenue Recognition

We recognize revenue when all four revenue recognition criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) the product has been delivered or the service has been rendered, (iii) the price is fixed or determinable and (iv) collection is reasonably assured. Revenue from product sales is recorded when all of the foregoing conditions are met and risk of loss and title passes to the customer. Our products typically include a warranty and the estimated cost of product warranty claims, based on historical experience, is recorded at the time the sale is recognized. Sales to customers are generally not subject to any price protection or return rights.

The majority of our sales are made to original equipment manufacturers (“OEM”), distributors, resellers and end-users and do not require installation of the products by our business and are not subject to other post-delivery obligations. Our sales to distributors, resellers and end-user customers typically do not have customer acceptance provisions.

Warranty

We provide reserves for the estimated costs of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise.

Shipping and Handling Costs

We record costs related to shipping and handling of revenue in cost of sales for all periods presented.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Research and Development (“R&D”) Expense

Costs related to R&D, which primarily consists of labor and benefits, supplies, facilities, consulting and outside service fees, are charged to expense as incurred.

Invested Equity

This balance represents the accumulation of our net earnings over time, including stock-based compensation recorded, cash transferred to and from JDSU, and net intercompany between us and JDSU.

Stock-Based Compensation

Our employees have historically participated in JDSU’s various stock-based benefit plans, including employee stock options, restricted stock units (“RSUs”) and the employee stock purchase plan (“ESPP”). Until consummation of the distribution, we will continue to participate in JDSU’s stock-based compensation plans and record stock-based compensation based on the equity awards granted to our employees as well as an allocation of expenses from JDSU’s employees in corporate and shared services function.

Stock-based compensation is measured at grant date, based on the fair value of the award, and recognized as compensation over the requisite service period. The fair value of the time-based RSUs is based on the closing market price of JDSU common stock on the grant date of the award. We use the Monte Carlo simulation to estimate the fair value of RSUs with market conditions (“MSUs”). We estimate the fair value of ESPP using the Black-Scholes Merton option-pricing model. These valuation models require the input of highly subjective assumptions, including the award’s expected life, the price volatility of the underlying stock and the average volatility of peer companies.

We estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. When estimating forfeitures, we consider voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture is trued up to actual forfeiture as the equity awards vest. The total fair value of the equity awards, net of forfeiture, is recorded on a straight-line basis over the requisite service period of the awards, which is generally the vesting period, except for MSUs which are amortized based upon graded vesting method.

Income Taxes

We have calculated our taxes on a separate tax return basis. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of JDSU. Our operations in the United States have historically been transacted within the same JDSU U.S. legal entities as the other JDSU businesses which have filed U.S. and state income tax returns on that basis. Accordingly, we are not able to retain many of the tax attributes attributable to our business as a matter of U.S. tax law. Therefore, we have not reflected on the balance sheet deferred tax assets and the corresponding valuation allowance related to approximately $5.8 billion of federal net operating losses, $1.6 billion of state net operating losses, $54.7 million of federal tax credits, and $5.2 million of state tax credits related to our business but which cannot be transferred as a matter of U.S. tax law. Some of our foreign entities have historically housed both our business and other JDSU businesses. Accordingly, we have not reflected on the balance sheet deferred tax assets related to approximately $14.5 million of our net operating losses that have been utilized by JDSU’s other businesses in those foreign entities. We have reflected deferred tax assets related to foreign research tax incentives of approximately $4.3 million that were generated by other JDSU businesses in those foreign entities and which will be retained by us. Also, it is possible that we will make different tax accounting elections and assertions, such as the amount of earnings that will be permanently reinvested outside the United States following our distribution from JDSU.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In accordance with the authoritative guidance on accounting for income taxes, we recognize income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our combined financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

The authoritative guidance provides for recognition of deferred tax assets if the realization of such deferred tax assets is more likely than not to occur based on an evaluation of both positive and negative evidence and the relative weight of the evidence. With the exception of certain international jurisdictions, we have determined that at this time it is more likely than not that deferred tax assets attributable to the remaining jurisdictions will not be realized, primarily due to uncertainties related to our ability to utilize our net operating loss carryforwards before they expire. Accordingly, we have established a valuation allowance for such deferred tax assets. If there is a change in our ability to realize our deferred tax assets for which a valuation allowance has been established, then our tax provision may decrease in the period in which we determine that realization is more likely than not. Likewise, if we determine that it is not more likely than not that deferred tax assets will be realized, then a valuation allowance may be established for such deferred tax assets and our tax provision may increase in the period in which we make the determination.

The authoritative guidance on accounting for uncertainty in income taxes clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, it provides guidance on recognition, classification, and disclosure of tax positions. We are subject to income tax audits by the respective tax authorities in all of the jurisdictions in which we operate. The determination of tax liabilities in each of these jurisdictions requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. We recognize liabilities based on our estimate of whether, and the extent to which, additional tax liabilities are more likely than not. If we ultimately determine that the payment of such a liability is not necessary, then we reverse the liability and recognize a tax benefit during the period in which the determination is made that the liability is no longer necessary.

The recognition and measurement of current taxes payable or refundable and deferred tax assets and liabilities requires that we make certain estimates and judgments. Changes to these estimates or a change in judgment may have a material impact on our tax provision in a future period.

Restructuring Accrual

In accordance with authoritative guidance on accounting for costs associated with exit or disposal activities, generally costs associated with restructuring activities are recognized when they are incurred. However, in the case of leases, the expense is estimated and accrued when the property is vacated. Additionally, a liability for post-employment benefits for workforce reductions related to restructuring activities is recorded when payment is probable, and the amount is reasonably estimable. We continually evaluate the adequacy of the remaining liabilities under our restructuring initiatives. Although we believe that these estimates accurately reflect the costs of our restructuring plans, actual results may differ, thereby requiring us to record additional provisions or reverse a portion of such provisions. In addition to the restructuring plans directly attributable to us, a portion of restructuring and related charges related to corporate and shared services employees was allocated by JDSU to us. Refer to “Note 3. Transactions with JDSU” and “Note 8. Restructuring and Related Charges” for more detail.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Loss Contingencies

We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to determine whether such accruals should be adjusted and whether new accruals are required.

Asset Retirement Obligations (“ARO”)

Our ARO are legal obligations associated with the retirement of long-lived assets pertaining to leasehold improvements. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, we record period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. We derecognize ARO liabilities when the related obligations are settled. As of June 28, 2014, the combined balance sheets included ARO of $1.1 million in other current liabilities and $0.9 million in other non-current liabilities. As of June 29, 2013, the combined balance sheets included ARO of $3.8 million in other non-current liabilities, as our ARO was long-term in nature.

Note 2. Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance to provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. This guidance is effective for us in the first quarter of fiscal 2017. Prospective application is required, and early adoption is permitted. We are evaluating the impact of adopting this new accounting guidance on our combined financial statements.

In May 2014, the FASB issued new authoritative guidance related to revenue recognition. This guidance will replace current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. The new revenue recognition guidance provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This standard allows for either full retrospective adoption, or modified retrospective adoption.

On April 1, 2015, the FASB proposed deferring the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also proposed permitting early adoption of the standard, but not before the original effective date of December 15, 2016. Presently, the FASB’s proposed deferral is not a final decision. We are evaluating the effect that this new guidance will have on our combined financial statements and the related disclosures.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 3. Transactions with JDSU

Intercompany Transactions

During the periods covered in the combined financial statements we sold finished goods to and purchased products and services from JDSU. The amounts of these transactions, which are reflected in the combined financial statements, are not material.

Allocated Costs

The combined statements of operations includes our direct expenses for cost of sales, R&D, sales and marketing, and administration as well as allocations of expenses arising from shared services and infrastructure provided by JDSU to us. These allocated expenses include costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. In addition, other costs allocated to us include restructuring and stock-based compensation related to JDSU’s corporate and shared services employees and are included in the table below. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by our business. The allocation methods include revenue, headcount, square footage, actual consumption and usage of services and others.

Allocated costs included in the accompanying combined statements of operations are as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Selling, general and administrative	$63.5	$58.2	$51.8
Restructuring and related charges	2.3	—	—
Interest and other (income) expenses, net	(1.3)	(0.8)	—
Interest expense	0.2	1.0	0.9

Total allocated costs	$64.7	$58.4	$52.7

Agreements with JDSU

We share and operate under agreements executed by JDSU with third parties, including but not limited to purchasing, manufacturing, and freight agreements; use of facilities owned, leased, and managed by JDSU; and software, technology and other intellectual property agreements.

Note 4. Accumulated Other Comprehensive Income

Our accumulated other comprehensive income consists of the accumulated net unrealized gains or losses on foreign currency translation adjustments and defined benefit obligation.

At June 28, 2014 and June 29, 2013, balances for the components of accumulated other comprehensive income were as follows (in millions):

	Foreign currency translation adjustments, net of tax	Defined benefit obligation, net of tax (1)	Total
Beginning balance as of June 29, 2013	$24.6	$—	$24.6
Other comprehensive loss before reclassification	(1.6)	(0.3)	(1.9)

Net current-period other comprehensive loss	(1.6)	(0.3)	(1.9)

Ending balance as of June 28, 2014	$23.0	$(0.3)	$22.7

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(1) Refer to “Note 11. Employee Benefit Plans” for more information on the computation of net periodic cost for pension plans.

Note 5. Mergers and Acquisitions

Time-Bandwidth Products AG (“Time-Bandwidth”)

On January 27, 2014 (“Time-Bandwidth Closing Date”), we completed the acquisition of Time-Bandwidth, a privately-held company headquartered in Switzerland. Time-Bandwidth is a provider of high-powered and ultrafast lasers for industrial and scientific markets. We acquired all outstanding shares of Time-Bandwidth for a purchase price consideration of $15.0 million in cash, subject to a holdback payment of approximately $2.3 million, which is reserved for potential breaches of representations and warranties. The holdback payment will be released following the eighteen-month anniversary of the Time-Bandwidth Closing Date, minus any deductions for actual or pending claims.

Time-Bandwidth provides innovative high-powered and ultrafast laser technology that can rapidly and precisely process parts at high volumes during the manufacturing process. Use of ultrafast lasers for micromachining applications is being driven primarily by increasing use of consumer electronics and connected devices globally. Manufacturers are taking advantage of high-power and ultrafast lasers to create quality micro parts for consumer electronics and to process semiconductor chips for consumer devices. Time-Bandwidth’s technology complements our current laser portfolio, while enabling Time-Bandwidth to use Lumentum’s high volume and low-cost manufacturing model, global sales team and channel relationships. Time-Bandwidth was integrated into our Commercial Lasers (“Lasers”) segment.

We accounted for the transaction in accordance with the authoritative guidance on business combinations; therefore, the tangible and intangible assets acquired and liabilities assumed were recorded at fair value on the acquisition date.

The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$2.0
Intangible assets acquired:
Developed technology	6.7
Customer relationships	0.5
Goodwill	5.8

Total purchase price	$15.0

The following table summarizes the components of the net tangible assets acquired at fair value (in millions):

Accounts receivable	$1.4
Inventories	5.0
Property and equipment	1.5
Accounts payable	(0.6)
Accrued expenses and other liabilities, net of other assets	(3.5)
Deferred tax liabilities, net	(1.8)

Net tangible assets acquired	$2.0

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Acquired intangible assets are classified as Level 3 assets for which fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement. The fair value of acquired developed technology and customer relationships was determined based on an income approach using the discounted cash flow method. The acquired developed technology and customer relationships are being amortized over their estimated useful lives of eight and three years, respectively.

The goodwill arising from this acquisition is primarily attributed to sales of future products and services and the assembled workforce of Time-Bandwidth. Goodwill has been assigned to the Lasers segment and is not deductible for tax purposes. Goodwill is not being amortized but is reviewed annually for impairment or more frequently if impairment indicators arise, in accordance with authoritative guidance.

Time-Bandwidth’s results of operations have been included in our combined financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements.

Note 6. Balance Sheet and Other Details

Accounts receivable allowances

As of June 28, 2014, our accounts receivable allowance was $0.1 million. Our accounts receivable allowance balance as of June 29, 2013 was immaterial.

Inventories

The components of inventories were as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Finished goods	$50.6	$42.1
Work in process	31.2	25.6
Raw materials and purchased parts	14.7	11.5

Inventories	$96.5	$79.2

Prepayments and other current assets

The components of prepayments and other current assets were as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Prepayments	$15.4	$19.7
Advances to contract manufacturers	8.6	8.2
Other current assets	9.1	8.6

Prepayments and other current assets	$33.1	$36.5

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Property, plant and equipment, net

The components of property, plant and equipment, net were as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Land	$5.9	$—
Buildings and improvement	28.1	—
Machinery and equipment	299.4	263.5
Furniture and fixtures and software	8.2	7.0
Leasehold improvements	20.0	36.9
Construction in progress	16.1	7.8

	377.7	315.2
Less: Accumulated depreciation	(241.2)	(212.1)

Property, plant and equipment, net	$136.5	$103.1

During the second quarter of fiscal 2014, we purchased a fabrication facility in California for $14.7 million which we previously leased.

During fiscal 2014, 2013 and 2012, we recorded depreciation expense of $35.5 million, $33.6 million and $31.5 million, respectively.

Other current liabilities

The components of other current liabilities were as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Warranty accrual	$2.7	$3.3
Restructuring accrual	2.2	1.0
VAT liabilities	2.8	1.3
Other	3.8	2.0

Other current liabilities	$11.5	$7.6

Other non-current liabilities

The components of other non-current liabilities were as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Long-term taxes payable	$8.9	$8.2
Pension accrual	1.6	—
Asset retirement obligation	0.9	3.8
Deferred rent	2.3	1.7
Other	5.9	3.3

Other non-current liabilities	$19.6	$17.0

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Interest and other income (expense), net

The components of interest and other income (expense), net were as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Foreign exchange gains (losses), net	$1.6	$1.1	$(0.4)
Proceeds from insurance claims (1)	—	—	9.4
Other income (expense), net	(0.3)	(0.3)	0.4

Interest and other income (expense), net	$1.3	$0.8	$9.4

(1)	During fiscal 2012, one of our primary manufacturing partners, Fabrinet, experienced significant flooding which resulted in suspension of operations for a portion of the quarter. As a result, we filed an insurance claim for business interruption and miscellaneous property losses related to the event. During the fourth quarter of fiscal 2012, we received $10.5 million net of deductibles from the insurance company of which $9.4 million was recorded in interest and other income (expense), net.

Note 7. Goodwill and Other Intangible Assets

Goodwill

The following table presents the changes in goodwill allocated to the reportable segments (in millions):

	Optical Communications	Commercial Lasers	Total
Balance as of June 29, 2013	$—	$—	$—
Goodwill from Time-Bandwidth acquisition (1)	—	5.8	5.8
Currency translation and other adjustments	—	0.1	0.1

Balance as of June 28, 2014	$—	$5.9	$5.9

(1)	Refer to “Note 5. Mergers and Acquisitions” for more information.

Impairment of Goodwill

We review goodwill for impairment annually during the fourth quarter of the fiscal year or more frequently if events or circumstances indicate that an impairment loss may have occurred. No triggering events were noted during the interim periods of fiscal 2014 and thus, we reviewed goodwill for impairment during the fourth quarter of the fiscal year. We determined that, based on our organizational structure and the financial information that is provided to and reviewed by Management for the year ended fiscal 2014, our reporting units are: Optical Communications and Commercial Lasers. We had no goodwill as of or during the fiscal years ended June 29, 2013 or June 30, 2012.

Fiscal 2014

We reviewed goodwill under the two-step quantitative goodwill impairment test in accordance with the authoritative guidance. Under the first step of the authoritative guidance for impairment testing, the fair value of our Lasers reporting unit was determined based on the market approach, which estimates the fair value based on comparable market prices. Based on the first step of the analysis, we determined that the fair value of Lasers

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

reporting unit is significantly above its carrying amount. As such, we were not required to perform step two of the analysis on the reporting unit to determine the amount of the impairment loss. We recorded no impairment charge in accordance with our annual impairment test.

Acquired Developed Technology and Other Intangibles

The following tables present details of our acquired developed technology and other intangibles (in millions):

As of June 28, 2014	Gross Carrying Amount	Accumulated Amortization	Net
Acquired developed technology	$105.3	$(76.4)	$28.9
Other	9.7	(8.7)	1.0

Total Intangibles	$115.0	$(85.1)	$29.9

As of June 29, 2013	Gross Carrying Amount	Accumulated Amortization	Net
Acquired developed technology	$136.4	$(106.8)	$29.6
Other	38.6	(37.9)	0.7

Total Intangibles	$175.0	$(144.7)	$30.3

During fiscal 2013, we approved a plan to exit the concentrated photovoltaic (“CPV”) product line and incurred a $2.6 million charge for accelerated amortization of related intangibles that is included in amortization of acquired technologies in the combined statements of operations.

During fiscal 2014, 2013 and 2012, we recorded $9.3 million, $12.4 million and $10.5 million, respectively, of amortization related to acquired developed technology and other intangibles. The following table presents details of our amortization (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Cost of sales	$9.0	$12.2	$10.3
Operating expense	0.3	0.2	0.2

Total	$9.3	$12.4	$10.5

Based on the carrying amount of acquired developed technology and other intangibles of June 28, 2014, and assuming no future impairment of the underlying assets, the estimated future amortization is as follows (in millions):

Fiscal Years
2015	$8.0
2016	7.1
2017	6.7
2018	2.8
2019	2.6
Thereafter	2.7

Total amortization	$29.9

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 8. Restructuring and Related Charges

We have initiated various strategic restructuring events primarily intended to reduce costs, consolidate our operations, rationalize the manufacturing of our products and align our business in response to the market conditions. As of June 28, 2014 and June 29, 2013 our total restructuring accrual was $2.2 million and $1.4 million, respectively. During fiscal 2014, 2013 and 2012, we recorded $4.8 million, $2.6 million and $0.8 million, respectively, in restructuring and related charges in the combined statements of operations. Of the $4.8 million charge recorded during fiscal 2014, $2.3 million related to costs allocated to us by JDSU for plans impacting JDSU’s corporate and shared services employees. There were no plans impacting JDSU’s corporate and shared services employees in fiscal 2013 and 2012 which required restructuring and related charges to be allocated to us by JDSU. Our restructuring charges can include severance and benefit costs to eliminate a specified number of positions, facilities and equipment costs to vacate facilities and consolidate operations, and lease termination costs. The timing of associated cash payments is dependent upon the type of restructuring charge and can extend over multiple periods.

Summary of Restructuring Plans

The adjustments to the accrued restructuring expenses related to all of our restructuring plans described below for the year ended June 28, 2014, were as follows (in millions):

	Balance June 29, 2013	Fiscal Year 2014 Charges	Cash Settlements	Balance June 28, 2014
Fiscal 2014 Plans
Serangoon Closure Plan (Workforce Reduction)	$—	$1.7	$—	$1.7
Fiscal 2013 Plans
Outsourcing Plan
Workforce Reduction	0.7	—	(0.2)	0.5
Facilities and Equipment	—	0.8	(0.8)	—
Product Line Marketing Plan (Workforce Reduction)	0.5	0.1	(0.6)	—

Fiscal 2012 Plans
Other Plans	$0.2	$(0.1)	$(0.1)	$—

Total	$1.4	$2.5	$(1.7)	$2.2

As of June 28, 2014 our restructuring liability was short-term in nature and included as a component of other current liabilities on the combined balance sheets. As of June 29, 2013, $0.4 million of our restructuring liability was long-term in nature and included as a component of other non-current liabilities with the remaining short-term portion included as a component of other current liabilities on the combined balance sheets.

Fiscal 2014 Plans

Serangoon Closure Plan

During the fourth quarter of fiscal 2014, Management approved a plan impacting our Optical Communications (“OpComm”) segment to close the Serangoon office located in Singapore and move to a lower cost region in order to reduce manufacturing and R&D expenses. As a result, a restructuring charge of $1.7 million was recorded for severance and employee benefits for approximately 50 employees primarily in manufacturing and R&D functions. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2015.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal 2013 Plans

Outsourcing Plan

During the third quarter of fiscal 2013, Management approved a plan impacting our OpComms segment to transition certain functions to an offshore contract manufacturer as part of our continuous efforts to optimize our supply chain. As a result, approximately 40 employees primarily in manufacturing, R&D and SG&A functions located in the United States were impacted. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2015.

Product Line Marketing Plan

During the fourth quarter of fiscal 2013, Management approved a plan impacting our OpComms segment to re-align certain functions to drive organizational efficiency and enhance our product line marketing leadership. As a result, approximately 30 employees primarily in manufacturing, R&D and SG&A functions located in the North America and Asia were impacted. Payments related to the severance and benefits accrual were paid by the end of the fourth quarter of fiscal 2014.

Ottawa Lease Exit Costs

During fiscal 2008, we recorded lease exit charges, net of assumed sub-lease income related to our Ottawa facility which was included in SG&A expenses as the space was never occupied and we had no need for the space in the foreseeable future due to changes in business requirements. The fair value of the remaining contractual obligations, net of sublease income is $3.1 million and $3.7 million as of June 28, 2014 and June 29, 2013, respectively. We included the long-term portion of the contract obligations of $2.0 million and $2.7 million in other non-current liabilities as of each period end, and the short-term portion in other current liabilities on the combined balance sheets. During fiscal 2014, we recorded $0.7 million in SG&A charges, offset by $1.3 million in cash settlements. The payments related to these lease costs are expected to be paid by the end of the third quarter of fiscal 2018.

Note 9. Income Taxes

Our income (loss) before income taxes consisted of the following (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Domestic	$(0.3)	$(3.7)	$(7.6)
Foreign	10.1	7.4	11.6

Income (loss) before income taxes	$9.8	$3.7	$4.0

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Our income tax (benefit) expense consisted of the following (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Federal:
Current	$(0.2)	$—	$—
Deferred	—	—	(0.1)

	(0.2)	—	(0.1)

State:
Current	—	—	0.1
Deferred	—	—	—

	—	—	0.1

Foreign:
Current	2.3	2.5	1.7
Deferred	(3.0)	(5.3)	(0.3)

	(0.7)	(2.8)	1.4

Total income tax (benefit) expense	$(0.9)	$(2.8)	$1.4

The foreign current expense primarily relates to our profitable operations in certain foreign jurisdictions. The foreign deferred tax benefit primarily relates to the recognition of research and development tax credits and related incentives in a non-U.S. jurisdiction.

There was no material tax benefit associated with exercise of stock options for the fiscal years ended June 28, 2014, June 29, 2013 and June 30, 2012.

A reconciliation of our income tax expense (benefit) at the federal statutory rate to the income tax (benefit) expense at the effective tax rate is as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Income tax (benefit) expense computed at federal statutory rate	$3.4	$1.3	$1.4
Foreign rate differential	—	0.2	—
Valuation allowance	(2.4)	(3.7)	(1.8)
Reversal of previously accrued taxes	(0.3)	(0.1)	—
Research and experimentation benefits and other tax credits	(4.4)	(3.7)	(1.7)
Non-deductible expenses	1.9	1.6	2.3
Unrecognized tax benefits	0.9	1.2	1.2
Other	—	0.4	—

Total income tax (benefit) expense	$(0.9)	$(2.8)	$1.4

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The components of our net deferred taxes consisted of the following (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Gross deferred tax assets:
Tax credit carry forwards	$33.8	$30.2	$34.2
Net operating loss carryforwards	91.4	99.9	99.7
Inventories	6.7	5.8	4.3
Accruals and reserves	4.2	4.1	4.6
Other	61.0	61.1	63.1
Acquisition-related items	32.6	60.6	92.2

Gross deferred tax assets	229.7	261.7	298.1
Valuation allowance	(184.6)	(215.3)	(255.3)

Deferred tax assets	45.1	46.4	42.8

Gross deferred tax liabilities:
Acquisition-related items	(9.4)	(11.2)	(15.4)
Undistributed foreign earnings	(2.4)	(3.2)	—
Other	(0.9)	—	—

Deferred tax liabilities	(12.7)	(14.4)	(15.4)

Total net deferred tax assets	$32.4	$32.0	$27.4

As of June 28, 2014, we had federal, state and foreign tax net operating loss carryforwards of approximately $114.8 million, $10.0 million and $233.6 million, respectively, and state and foreign research and other tax credit carryforwards of approximately $0.3 million and $45.1 million, respectively. Our policy is to account for the utilization of tax attributes under a with-and-without approach. The tax net operating loss and tax credit carryforwards will start to expire in 2015 and at various other dates through 2027 if not utilized. Utilization of the tax net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state and foreign provisions. Loss carryforward limitations may result in the expiration or reduced utilization of a portion of our net operating losses.

U.S. income and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries have not been provided on $0.8 million of undistributed earnings for certain foreign subsidiaries. We intend to reinvest these earnings indefinitely outside of the United States. We estimate that an additional $0.1 million of U.S. income or foreign withholding taxes would have to be provided if these earnings were repatriated back to the U.S.

The valuation allowance decreased by $30.6 million in fiscal 2014, decreased by $40.1 million in fiscal 2013, and decreased by $43.9 million in fiscal 2012. The decrease during all three years was primarily related to the amortization of intangibles and tax deductible goodwill.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

A reconciliation of unrecognized tax benefits between July 2, 2011 and June 28, 2014 is as follows (in millions):

Balance at July 2, 2011	$29.5
Reductions due to foreign currency rate fluctuation	(4.2)

Balance at June 30, 2012	25.3
Reductions due to foreign currency rate fluctuation	(0.5)
Reductions based on ITC expiration	(2.4)

Balance at June 29, 2013	22.4
Reductions due to foreign currency rate fluctuation	(0.5)

Balance at June 28, 2014	$21.9

The liabilities for unrecognized tax benefits relate primarily to the allocations of revenue and costs among our global operations and the validity of some non-U.S. net operating losses. In addition, utilization of our tax net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state and foreign provisions. As a result, loss carryforward limitations may result in the expiration or reduced utilization of a portion of our net operating losses.

Included in the balance of unrecognized tax benefits at June 28, 2014 are $21.9 million of tax benefits that, if recognized, would result in adjustments to the valuation allowance.

Our policy is to recognize accrued interest and penalties related to unrecognized tax benefits within the income tax provision. The amount of interest and penalties accrued as of June 28, 2014 and June 29, 2013 was approximately $23.3 million and $22.9 million, respectively. During fiscal 2014, accrued interest and penalties increased by $0.4 million primarily because of current year interest and foreign currency rate fluctuations. The unrecognized tax benefits that may be recognized during the next twelve months is approximately $21.8 million. The recognition of the unrecognized tax benefits is dependent on whether or not certain foreign tax controversies are settled within the next twelve months. If the controversies were to be settled, then the settlements may result in the recognition of foreign deferred tax assets. Any such increase in deferred tax assets must be evaluated on whether or not they are more likely than not to be realized in the applicable jurisdictions. Based on currently available information, we do not anticipate that we will be able to realize any such increase in deferred tax assets and, therefore, they will be subject to a full valuation allowance.

We are routinely subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

The following table summarizes our major tax jurisdictions and the tax years that remain subject to examination by such jurisdictions as of June 28, 2014:

Tax Jurisdictions	Tax Years
United States	2011 and Onward
Canada	2007 and Onward
China	2009 and Onward
Japan	2010 and Onward

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 10. Stock-Based Compensation

JDSU maintains various stock-based compensation plans including employee stock options, RSUs and the ESPP. Until consummation of the distribution, we will continue to participate in JDSU’s stock-based benefit plans and record stock-based compensation based on the equity awards granted to our employees as well as an allocation of JDSU’s corporate employee expenses. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have experienced as an independent publicly traded company for the periods presented.

Description of JDSU Stock-Based Benefit Plans

Stock Option Plans

As of June 28, 2014, JDSU had 12.9 million shares of stock options and RSUs issued and outstanding to employees and directors under 2005 Acquisition Equity Incentive Plan (“the 2005 Plan”), Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and various other plans JDSU assumed through acquisitions. The exercise price for stock options is equal to the fair value of the underlying stock at the date of grant. JDSU issues new shares of common stock upon exercise of stock options. Options generally become exercisable over a three-year or four-year period and, if not exercised, expire from five to ten years after the date of grant.

On November 14, 2012, JDSU’s stockholders approved two amendments to the 2003 Plan. The first amendment increased the number of shares that may be issued under this plan by 10 million shares. The second amendment extended the 2003 Plan’s terms for an additional ten year period after the date of approval of the amendment.

As of June 28, 2014, 8.2 million shares of common stock, primarily under the 2003 Plan and the 2005 Plan, were available for grant.

Employee Stock Purchase Plan

In June 1998, JDSU adopted the JDS Uniphase Corporation 1998 Employee Stock Purchase Plan, as amended (the “1998 Purchase Plan”). The 1998 Purchase Plan, which became effective August 1, 1998, provides eligible employees with the opportunity to acquire an ownership interest in JDSU through periodic payroll deductions and provides a discounted purchase price as well as a look-back period. The 1998 Purchase Plan is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the 1998 Purchase Plan is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The 1998 Purchase Plan will terminate upon the earlier of August 1, 2018 or the date on which all shares available for issuance have been sold. Of the 50.0 million shares authorized under the 1998 Purchase Plan, 4.4 million shares remained available for issuance as of June 28, 2014. The 1998 Purchase Plan provides a 5% discount and a six month look-back period.

Restricted Stock Units

RSUs are granted with the exercise price equal to zero and converted to shares immediately upon vesting. These RSUs are performance-based with market conditions, time-based or a combination of both and expected to vest over one to four years. The fair value of the time-based RSUs is based on the closing market price of JDSU common stock on the date of award.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The impact on our results of operations of recording stock-based compensation by function for fiscal 2014, 2013 and 2012 was as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Cost of sales	$5.6	$5.5	$4.5
Research and development	7.3	6.1	5.4
Selling, general and administrative	12.9	11.2	10.0

	$25.8	$22.8	$19.9

Approximately $1.1 million of stock-based compensation was capitalized to inventory at June 28, 2014. The table above includes allocated stock-based compensation from JDSU of $7.3 million, $6.5 million and $5.4 million for fiscal 2014, 2013 and 2012, respectively. Refer to “Note 3. Transactions with JDSU” for more information.

Stock Option Activity

JDSU granted no stock options during fiscal 2014, 2013 and 2012. The total intrinsic value of options exercised by our employees during the year ended June 28, 2014 was $1.4 million. In connection with these exercises, the tax benefit realized by us was immaterial due to the fact that JDSU has no material benefit in foreign jurisdictions and a full valuation allowance on its domestic deferred tax assets.

The following table summarizes our stock options activities in fiscal 2014 (amount in millions except per share amounts):

	Options Outstanding
	Number Of Shares	Weighted-Average Exercise Price
Balance as of June 29, 2013	1.5	$10.51
Exercised	(0.2)	6.90
Canceled	(0.1)	22.67

Balance as of June 28, 2014	1.2	9.97

The following table summarizes significant ranges of our outstanding and exercisable options as of June 28, 2014:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Number of Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)
$0.00 - 10.00	499,024	3.0	$5.28	$3.5	499,024	3.0	$5.28	$3.5
10.01 - 20.00	627,188	3.8	11.00	1.0	615,938	3.8	10.97	1.0
20.01 - 30.00	112,500	4.6	25.05	—	112,500	4.6	25.05	—
30.01 - 100.00	1	—	70.48	—	1	—	70.48	—

	1,238,713	3.6	9.97	$4.5	1,227,463	3.5	9.95	$4.5

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on JDSU’s closing stock price of $12.35 as of June 28, 2014, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of June 28, 2014 was 1.1 million.

Employee Stock Purchase Plan Activity

The compensation expense we recorded in connection with JDSU’s ESPP for the year ended June 28, 2014 was $0.8 million. The expense related to the plan is recorded on a straight-line basis over the relevant subscription period.

The following table summarizes the shares issued to our employees and the fair market value at purchase date, during the year ended June 28, 2014:

Purchase Date	January 31, 2014	July 31, 2013
Shares Issued	204,306	176,325
Fair market value at purchase date	$13.29	$14.67

Restricted Stock Units Activity

As of June 28, 2014, $23.4 million of unrecognized stock-based compensation cost related to RSUs granted to our employees remains to be amortized. That cost is expected to be recognized over an estimated amortization period of 2.1 years.

A summary of the status of our non-vested RSUs as of June 28, 2014 and changes during fiscal 2014 is presented below (amount in millions, except per share amounts):

	Full Value Awards
	Performance-based shares with market conditions	Time-based shares	Total number of shares	Weighted-average grant-dated fair value
Non-vested at June 29, 2013	0.2	2.2	2.4	$12.54
Awards granted	0.2	1.8	2.0	13.39
Awards vested	(0.1)	(1.2)	(1.3)	12.40
Awards forfeited	—	(0.1)	(0.1)	12.60

Non-vested at June 28, 2014	0.3	2.7	3.0	13.11

During fiscal 2014, 2013 and 2012, 0.2 million, 0.1 million and 0.1 million MSUs were granted to our employees, respectively. These MSUs shares represent the target amount of grants and the actual number of shares awarded upon vesting of the MSUs may be higher or lower depending upon the achievement of the relevant market conditions. The majority of MSUs vest in equal annual installments over three years based on the attainment of certain total stockholder return performance measures and the employee’s continued service through the vest date. The aggregate grant-date fair value of MSUs granted to our employees during fiscal 2014, 2013 and 2012 was estimated to be $2.1 million, $1.8 million and $1.7 million, respectively, and was calculated using a Monte Carlo simulation.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Valuation Assumptions

We estimate the fair value of the MSUs on the date of grant using a Monte Carlo simulation with the following assumptions:

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Volatility of common stock	53.9%	57.5%	68.7%
Average volatility	58.6%	58.3%	68.4%
Average correlation coefficient	0.292	0.3208	0.3383
Risk-free interest rate	0.8%	0.4%	0.7%

Note 11. Employee Benefit Plans

Employee 401(k) Plans

Eligible employees may participate in the JDS Uniphase Corporation Employee 401(k) Retirement Plan (the “401(k) Plan”), a Defined Contribution Plan under ERISA, which provides retirement benefits for its eligible employees through tax deferred salary deduction. The 401(k) Plan allows employees to contribute up to 50% of their annual compensation, with contributions limited to $17,500 in calendar year 2014 as set by the Internal Revenue Service.

For all eligible participants who have completed 180 days of service with us, the 401(k) Plan provided for a 100% match of employees’ contributions up to the first 3% of annual compensation and 50% match on the next 2% of compensation. All matching contributions are made in cash and vest immediately. JDSU made matching contributions on our behalf to the 401(k) Plan in the amount of $2.5 million, $2.3 million and $2.0 million in fiscal 2014, 2013 and 2012, respectively.

Employee Defined Benefit Plans

During the third quarter of fiscal 2014, we assumed a defined benefit plan in connection with the acquisition of Time-Bandwidth. Prior to the third quarter of fiscal 2014, we did not have any significant defined benefit plans. This plan, which covers certain Swiss employees, is open to new participants and additional service costs are being accrued. Benefits are generally based upon age and compensation. As of June 28, 2014, the plan was partially funded. Our policy for partially funded plans is to make contributions equal to or greater than the requirements prescribed by law or regulation. Future estimated benefit payments are summarized below. No other required contributions to this defined benefit plan are expected in fiscal 2014, but we can, at our discretion, make contributions to the plan.

We account for our obligations under this pension plan in accordance with the authoritative guidance which requires us to record our obligation to the participants, as well as the corresponding net periodic cost. We determine our obligation to the participants and our net periodic cost principally using actuarial valuations provided by third-party actuaries. The net obligation of $1.6 million as of June 28, 2014 is recorded in our combined balance sheets as non-current liabilities and is reflective of the total PBO and the fair value of plan assets.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The change in the benefit obligations and plan assets of the pension and benefits plan were as follows (in millions):

Pension Benefit Plans
2014
Change in benefit obligation:
Benefit obligation at beginning of year	$—
Acquisitions	3.8
Service cost	0.1
Interest cost	—
Plan participants’ contribution	0.1
Actuarial (gains)/losses	0.4
Benefits paid	0.2
Foreign exchange impact	—

Benefit obligation at end of year	$4.6

Change in plan assets:
Fair value of plan assets at beginning of year	$—
Acquisitions	2.7
Actual return on plan assets	0.1
Employer contribution	(0.1)
Plan participants’ contribution	0.1
Benefits paid	0.2
Foreign exchange impact	—

Fair value of plan assets at end of year	$3.0

Funded status	$(1.6)

Accumulated benefit obligation	$3.7

Assumptions

Underlying both the calculation of the PBO and net periodic cost are actuarial valuations. These valuations use participant-specific information such as salary, age and assumptions about interest rates, compensation increases and other factors. At a minimum, we evaluate these assumptions annually and make changes as necessary.

The discount rate reflects the estimated rate at which the pension benefits could be effectively settled. In developing the discount rate, we consider the yield available on an appropriate AA corporate bond index, adjusted to reflect the term of the scheme’s liabilities.

The expected return on assets was estimated by using the weighted average of the real expected long-term return (net of inflation) on the relevant classes of assets based on the target asset mix and adding the chosen inflation assumption.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the assumptions used to determine net periodic cost and benefit obligation for the pension plan:

Pension Benefit Plans
2014
Assumptions used to determine net periodic cost:
Discount rate	2.4%
Expected long-term return on plan assets	3.3%
Rate of pension increase	2.3%
Assumptions used to determine benefit obligation at end of year:
Discount rate	2.0%
Rate of pension increase	—

Fair Value Measurement of Plan Assets

The following table sets forth the plan’s assets at fair value and the percentage of assets allocations as of June 28, 2014 (in millions, except percentage data).

				Fair value measurement as of June 28, 2014
	Target Allocation	Total	Percentage of Plan Asset	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs (Level 2)
Assets:
Global equity	21%	$0.7	23.3%	$—	$0.7
Fixed income	43%	1.3	43.3%	—	1.3
Other	36%	1.0	33.4%	—	1.0

Total Assets		$3.0	100.0%	$—	$3.0

Our pension assets consist of multiple institutional funds (“pension funds”) of which the fair values are based on the quoted prices of the underlying funds. Pension funds are classified as Level 2 assets since such funds are not directly traded in active markets. Global equity consists of several funds that invest primarily in Swiss and Foreign equities; Fixed income consists of several funds that invest primarily in investment grade domestic and overseas bonds; Other consists of several funds that primarily invest in hedge fund, private equity, global real estate and infrastructure funds.

Future Benefit Payments

We estimate our expected benefit payments to defined benefit pension plan participants based on the same assumptions used to measure our PBO at year end which includes benefits attributable to estimated future compensation increases. Based on this approach, we expect to make payments of $0.4 million during the five year period between fiscal 2020 and fiscal 2024 and the remaining $1.2 million of payments in fiscal years subsequent to fiscal 2024.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 12. Commitments and Contingencies

Operating Leases

We lease certain real and personal property from unrelated third parties under non-cancellable operating leases that expire at various dates through fiscal 2026. Certain leases require us to pay property taxes, insurance and routine maintenance, and include escalation clauses. As of June 28, 2014, the future minimum annual lease payments under non-cancellable operating leases were as follows (in millions):

2015	$7.3
2016	7.3
2017	6.5
2018	4.9
2019	2.6
Thereafter	3.6

Total minimum operating lease payments	$32.2

Included in the future minimum lease payments table above is $3.1 million related to lease commitments in connection with our restructuring and related activities. Refer to “Note 8. Restructuring and Related Charges” for more information.

Rental expense relating to building and equipment was $10.0 million, $9.3 million and $8.8 million in fiscal 2014, 2013 and 2012, respectively.

Purchase Obligations

Purchase obligations of $86.4 million as of June 28, 2014, represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements. Although open purchase orders are considered enforceable and legally binding, the terms generally allow the option to cancel, reschedule and adjust the requirements based on our business needs prior to the delivery of goods or performance of services. Obligations to purchase inventory and other commitments are generally expected to be fulfilled within one year.

We depend on a limited number of contract manufacturers, subcontractors, and suppliers for raw materials, packages and standard components. We generally purchase these single or limited source products through standard purchase orders or one-year supply agreements and have no significant long-term guaranteed supply agreements with such vendors. While we seek to maintain a sufficient safety stock of such products and maintains on-going communications with our suppliers to guard against interruptions or cessation of supply, our business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, increases in the price of such supplies, or our inability to obtain reduced pricing from our suppliers in response to competitive pressures.

Product Warranties

We provide reserves for the estimated costs of product warranties at the time revenue is recognized. We typically offer a twelve month warranty for most of our products. However, in some instances depending upon the product, product component or application of our products by the end customer our warranties can vary and generally range from six to thirty-six months. We estimate the costs of our warranty obligations on an annualized basis based on our historical experience of known product failure rates, use of materials to repair or replace

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise with specific products. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

The following table presents the changes in our warranty reserve during fiscal 2014 and fiscal 2013 (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Balance as of beginning of year	$3.3	$4.1
Provision for warranty	3.3	4.9
Utilization of reserve	(2.6)	(3.1)
Adjustments related to pre-existing warranties (including changes in estimates)	(1.3)	(2.6)

Balance as of June 28, 2014 and June 29, 2013	$2.7	$3.3

Legal Proceedings

During the first quarter of fiscal 2012, we received an unfavorable arbitrator’s decision in a legal dispute unrelated to current or future quarters. The arbitrator’s decision was related to, and contrary to the result of, an action which commenced in 2006 in the Western District of Pennsylvania in which we were a nominal plaintiff. The Pennsylvania matter was resolved in our favor in 2009 and was subsequently affirmed by a Federal Appeals Court in January 2011. The arbitration award was confirmed at the California State Superior Court in October, 2011. On March 5, 2012 the Pennsylvania District Court denied JDSU’s request to vacate the arbitration award, and the parties subsequently reached a settlement agreement on March 22, 2012 pursuant to which we paid $7.9 million on April 2, 2012 in full and final settlement of the matter. The related charge is included as a component of SG&A expense in our combined statements of operations.

We are subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on our financial position, results of operations or cash flows for the period in which the effect becomes reasonably estimable.

Note 13. Operating Segments and Geographic Information

We evaluate our reportable segments in accordance with the authoritative guidance on segment reporting. Our chief executive officer is our Chief Operating Decision Maker (“CODM”) pursuant to the guidance. The CODM allocates resources to the segments based on their business prospects, competitive factors, net revenue and gross margin.

We are an industry leading provider of optical and photonic products addressing a range of end-market applications including Datacom and Telecom networking and commercial lasers for manufacturing, inspection and life-science applications. We have two operating segments, OpComms and Lasers. The two operating segments were primarily determined based on how the CODM views and evaluates our operations. Operating results are regularly reviewed by the CODM to make decisions about resources to be allocated to the segments and to assess their performance. Other factors, including market separation and customer specific applications,

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

go-to-market channels, products and manufacturing are considered in determining the formation of these operating segments.

Our reportable segments are:

(i)	OpComms: Our OpComms portfolio includes products used by Telecom and Datacom network equipment manufacturers (“NEMs”) and both traditional and cloud/data center service providers. These products enable the transmission and transport of video, audio and text data over high-capacity fiber optic cables. Transmission products primarily consist of optical transceivers, optical transponders, and their supporting components such as modulators and source lasers, including innovative products such as the Tunable Small Form-factor Pluggable Plus transceiver. Transport products primarily consist of modules or sub-systems containing optical amplifiers, reconfigurable optical add/drop multiplexers (“ROADMs”) or Wavelength Selective Switches, Optical Channel Monitors and their supporting components. Our products for 3-D sensing applications, formerly referred to as our gesture recognition products, include a light source product. Customer solutions containing our 3-D sensing products let a person control electronic or computer devices with natural body or hand gestures instead of using a remote, mouse or other device.

(ii)	Lasers: Our Lasers products serve customers in markets and applications such as manufacturing, biotechnology, graphics and imaging, remote sensing, and precision machining such as drilling in printed circuit boards, wafer singulation and solar cell scribing. These products include diode, direct-diode, diode-pumped solid-state, fiber, and gas lasers. In addition, our photonic power products include fiber optic-based systems for delivering and measuring electrical power.

The CODM evaluates segment performance to make financial decisions and allocate resources based on gross margin. We do not allocate research and development, sales and marketing, or general and administrative expenses to our segments because Management does not include the information in its measurement of the performance of the operating segments. In addition, we do not allocate amortization and impairment of acquisition-related intangible assets, stock-based compensation and certain other non-recurring charges impacting the gross margin of each segment because Management does not include this information in its measurement of the performance of the operating segments.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Information on reportable segments utilized by our CODM is as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Net revenue:
OpComms	$695.1	$653.1	$613.3
Lasers	122.8	116.8	114.6

Net revenue	$817.9	$769.9	$727.9

Gross profit:
OpComms	212.3	187.7	168.9
Lasers	59.8	52.8	50.8

Total segment gross profit	272.1	240.5	219.7
Unallocated amounts:
Stock-based compensation	(5.6)	(5.5)	(4.5)
Amortization of intangibles	(9.0)	(12.2)	(10.3)
Other charges related to non-recurring activities	(0.9)	—	—

Gross profit	$256.6	$222.8	$204.9

The table below discloses the percentage of our total net revenue attributable to each of our two reportable segments. In addition, it discloses the percentage of our total net revenue attributable to our product offerings which serve the Telecom, Datacom and consumer and industrial (“Consumer and Industrial”) markets which accounted for more than 10% of our total net revenue during the last three fiscal years:

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
OpComms:	85.0%	84.8%	84.3%
Telecom	60.6%	66.9%	70.7%
Datacom	14.3%	11.9%	10.0%
Consumer and Industrial	10.1%	6.0%	3.6%
Lasers	15.0%	15.2%	15.7%

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

We operate in three geographic regions: Americas, Asia-Pacific and Europe Middle East and Africa (“EMEA”). Net revenue is assigned to the geographic region and country where our product is initially shipped. For example, certain customers may request shipment of our product to a contract manufacturer in one country, which may differ from the location of their end customers. The following table presents net revenue by the three geographic regions we operate in and net revenue from countries that exceeded 10% of our total net revenue (dollars in millions):

	Years Ended
	June 28, 2014		June 29, 2013		June 30, 2012
Net revenue:
Americas:
United States	$177.5	21.7%	202.0	26.2%	230.2	31.6%
Mexico	111.3	13.6%	*	*	*	*
Other Americas	30.3	3.7%	125.9	16.4%	85.6	11.8%

Total Americas	$319.1	39.0%	$327.9	42.6%	$315.8	43.4%

Asia-Pacific:
Hong Kong	128.7	15.8%	126.6	16.4%	104.6	14.4%
Japan	97.6	11.9%	78.4	10.2%	*	*
Other Asia-Pacific	138.6	16.9%	125.6	16.3%	186.6	25.6%

Total Asia-Pacific	364.9	44.6%	330.6	42.9%	291.2	40.0%

EMEA	133.9	16.4%	111.4	14.5%	120.9	16.6%

Total net revenue	$817.9		$769.9		$727.9

*	Represents less than 10% of total net revenue

For fiscal year ended June 28, 2014, we changed the net revenue of EMEA, Other Asia-Pacific and the Total Asia-Pacific region by the same amount with no impact to total net revenue.

During fiscal 2014, 2013 and 2012, net revenue from customers outside the United States, based on customer shipping location, represented 78.3%, 73.8% and 68.4% of net revenue, respectively. Our net revenue is primarily denominated in U.S. dollars, including our net revenue from customers outside the United States as presented above.

During fiscal 2014, 2013 and 2012, net revenue generated from a single customer which represented greater than 10% of total net revenue are summarized as follows (in millions):

	Years Ended
	June 28, 2014	June 29, 2013	June 30, 2012
Ciena	$130.2	$125.6	$123.1
Google	84.6	*	*
Cisco	*	$87.7	$95.9

*	Represents less than 10% of total net revenue

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Long-lived assets, namely net property, plant and equipment were identified based on the operations in the corresponding geographic areas (in millions):

	Years Ended
	June 28, 2014	June 29, 2013
Property, Plant and Equipment, net
United States	$55.9	$31.3
Canada	9.9	9.2
China	37.5	37.1
Thailand	29.7	23.2
Other Asia-Pacific	1.8	2.3
EMEA	1.7	—

Total long-lived assets	$136.5	$103.1

Note 14. Subsequent Events

The financial statements of our business are derived from the financial statements of JDSU, which issued its annual financial statements for the year ended June 28, 2014 on August 26, 2014. Accordingly, we have evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through the date of August 26, 2014. Additionally, we have evaluated transactions and other events that occurred through the issuance of these financial statements, June 17, 2015, for purposes of disclosure of unrecognized subsequent events.

Settlement of a Tax Audit in a Non-U.S. jurisdiction

Subsequent to the close of the fiscal year ended June 28, 2014, we settled an audit in a non-U.S. jurisdiction which resulted in the recognition of a $21.8 million tax benefit. In addition, we recognized $14.1 million of additional deferred tax assets which were fully offset by a corresponding increase in the deferred valuation allowance.

Definitive Agreement with Amada Holdings Co., Ltd.(“Amada”) to Purchase Preferred Stock

On May 13, 2015, JDSU entered into a binding Securities Purchase Agreement pursuant to which Amada Holdings Co., Ltd. has agreed to purchase from JDSU all of the Series A Preferred Stock of Lumentum Inc. for a minimum of $30.0 million and up to a maximum of $40.0 million, with closing of the sale and purchase following the separation.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions Charged to Expenses or Other Accounts *	Deductions Credited to Expenses or Other Accounts **	Balance at End of Period
	(in millions)
2014
Tax valuation allowance	$215.3	$1.5	$(32.2)	$184.6
2013
Tax valuation allowance	$255.3	$1.5	$(41.5)	$215.3
2012
Tax valuation allowance	$299.3	$0.2	$(44.2)	$255.3

*	Additions include current year additions charged to expenses and current year build due to increases in net deferred tax assets, return to provision true-ups, other adjustments and OCI impact to deferred taxes.
**	Deductions include current year releases credited to expenses and current year reductions due to decreases in net deferred tax assets, return to provision true-ups, other adjustments and OCI impact to deferred taxes.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in millions)

(Unaudited)

	Nine Months Ended
	March 28, 2015	March 29, 2014
Net revenue	$628.2	$616.9
Cost of sales	428.2	417.3
Amortization of acquired technologies	5.7	6.8

Gross profit	194.3	192.8

Operating expenses:
Research and development	105.1	98.3
Selling, general and administrative	90.2	77.9
Restructuring and related charges	6.7	1.1

Total operating expenses	202.0	177.3

(Loss) income from operations	(7.7)	15.5
Interest and other income (expense), net	(0.1)	1.4
Interest expense	(0.7)	(0.1)

(Loss) income before taxes	(8.5)	16.8
Benefit from income taxes	(22.0)	(0.6)

Net income	$13.5	$17.4

The accompanying notes are an integral part of these condensed combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

(Unaudited)

	Nine Months Ended
	March 28, 2015	March 29, 2014
Net income	$13.5	$17.4
Other comprehensive loss:
Net change in cumulative translation adjustment, net of tax	(9.2)	(3.3)

Net change in accumulated other comprehensive income	(9.2)	(3.3)

Comprehensive income	$4.3	$14.1

The accompanying notes are an integral part of these condensed combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

CONDENSED COMBINED BALANCE SHEETS

(in millions)

(Unaudited)

	March 28, 2015	June 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$10.6	$19.9
Accounts receivable, net (Note 5)	155.2	136.5
Inventories	97.0	96.5
Prepayments and other current assets	42.8	33.1

Total current assets	305.6	286.0

Property, plant and equipment, net	132.2	136.5
Goodwill and intangibles, net	29.1	35.8
Deferred income taxes	28.1	33.3
Other non-current assets	0.7	0.5

Total assets	$495.7	$492.1

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$74.0	$82.1
Accrued payroll and related expenses	14.0	19.2
Income taxes payable	1.6	14.7
Accrued expenses	9.4	9.4
Other current liabilities	7.6	11.5

Total current liabilities	106.6	136.9

Other non-current liabilities	6.2	19.6
Commitments and contingencies (Note 10)
Invested equity:
JDSU net investment	369.4	312.9
Accumulated other comprehensive income	13.5	22.7

Total invested equity	382.9	335.6

Total liabilities and invested equity	$495.7	$492.1

The accompanying notes are an integral part of these condensed combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS

OF JDS UNIPHASE CORPORATION

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Nine Months Ended
	March 28, 2015	March 29, 2014
OPERATING ACTIVITIES:
Net income	$13.5	$17.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	32.1	26.1
Amortization of acquired technologies and other intangibles	6.0	7.0
Stock-based compensation	13.6	13.9
Other non-cash income	(1.3)	(2.4)
Changes in operating assets and liabilities, net of impact of acquisitions of businesses and dispositions of assets:
Accounts receivable	(22.8)	(3.9)
Inventories	(3.2)	(3.6)
Other current and non-current assets	(11.4)	1.9
Accounts payable	(0.5)	19.8
Income taxes payable	(12.9)	(2.3)
Deferred taxes, net	4.0	1.2
Accrued payroll and related expenses	(4.7)	(6.2)
Accrued expenses and other current and non-current liabilities	(16.1)	(9.6)

Net cash (used in) provided by operating activities	(3.7)	59.3

INVESTING ACTIVITIES:
Capital expenditures	(35.3)	(43.0)
Acquisitions of businesses, net of cash acquired	(0.2)	(12.8)
Proceeds from the sale of assets, net of selling costs	—	0.1

Net cash used in investing activities	(35.5)	(55.7)

FINANCING ACTIVITIES:
Net transfers from JDSU	31.8	5.9

Net cash provided by financing activities	31.8	5.9

Effect of exchange rates on cash and cash equivalents	(1.9)	(0.4)
(Decrease) increase in cash and cash equivalents	(9.3)	9.1
Cash and cash equivalents at beginning of period	19.9	7.8

Cash and cash equivalents at end of period	$10.6	$16.9

The accompanying notes are an integral part of these condensed combined financial statements.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Overview

We are an industry leading provider of optical and photonic products addressing a range of end-market applications including Datacom and Telecom networking and commercial lasers for manufacturing, inspection and life-science applications.

On September 10, 2014, JDSU announced plans to separate into two publicly traded companies: an optical components and commercial lasers company consisting of JDSU’s current CCOP business that will be renamed Lumentum Holdings Inc. (“Lumentum”), and a network and service enablement company consisting of JDSU’s current network enablement, service enablement and optical security and performance products businesses that will be renamed Viavi Solutions Inc. (“Viavi”). As part of the distribution, JDSU plans to transfer the assets, liabilities and operations of the CCOP business to a wholly-owned operating subsidiary of Lumentum prior to the distribution. The distribution is expected to occur through a pro rata distribution of Lumentum shares to JDSU stockholders that is tax-free to JDSU’s stockholders for U.S. federal income tax purposes and is expected to be completed in the second calendar quarter of 2015. Lumentum was incorporated in Delaware as a wholly-owned subsidiary of JDSU on February 10, 2015. The distribution is subject to a number of conditions, including that the transfer of assets and liabilities to Lumentum has occurred in accordance with the separation agreement, the receipt of an external counsel opinion stating the separation and distribution will qualify as tax-free to JDSU’s stockholders for U.S. federal income tax purposes, all actions and filings necessary or appropriate under U.S. laws have become effective or accepted.

Fiscal Years

We utilize a 52-53 week fiscal year ending on the Saturday closest to June 30th. Our fiscal 2015 is a 52-week year ending on June 27, 2015. Our fiscal 2014 was a 52-week year ending on June 28, 2014.

Basis of Presentation

The condensed combined financial statements have been presented on a stand-alone basis and are derived from the consolidated financial statements and accounting records of JDSU. The accompanying financial data has been prepared by us pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, the accompanying condensed combined financial statements contain all normal and recurring adjustments necessary to state fairly our condensed combined balance sheets as of March 28, 2015 and June 28, 2014, condensed combined statements of comprehensive income for the nine months ended March 28, 2015 and March 29, 2014, condensed combined statements of operations for the nine months ended March 28, 2015 and March 29, 2014 and condensed combined statements of cash flows for the nine months ended March 28, 2015 and March 29, 2014. The June 28, 2014 condensed combined balance sheet information was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP.

We receive significant management and shared administrative services from JDSU and engage with JDSU in certain intercompany transactions. We rely on JDSU for a significant portion of our operational and administrative support. The combined financial statements include allocation of certain JDSU corporate expenses including costs of information technology, human resources, accounting, legal, real estate and facilities,

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

corporate marketing, insurance, treasury and other corporate and infrastructure services. These costs have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, square footage, headcount or other measures.

JDSU uses a centralized approach to cash management and financing of its operations. In the combined financial statements, we attributed all cash and cash equivalents generated by our activity in the legal entities that will transfer to us from JDSU. Cash management and financing transactions relating to our business are accounted for through the JDSU net investment account on the combined balance sheets. None of the JDSU cash and cash equivalents or short-term investments held by other JDSU legal entities have been attributed to us in the combined financial statements, with the exception of short-term investments held related to our portion of the deferred compensation plan. JDSU’s debt and related interest expense have not been attributed or allocated to us for the periods presented since we are not the legal obligor of the debt and JDSU’s borrowings were not directly attributable to us.

The expenses and cost allocations have been determined on a basis that JDSU and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of JDSU. Consequently, our future results of operations after our separation from JDSU will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different from our historical results of operations, statement of comprehensive income, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of our future results of operations, financial position and cash flows.

See “Note 3. Transactions with JDSU” for further information regarding the relationships we have with JDSU and other JDSU businesses.

Update to Significant Accounting Policies

There have been no material changes to our significant accounting policies, as compared to the significant accounting policies described in our audited combined financial statements for the fiscal year ended June 28, 2014 included elsewhere in this information statement.

Use of Estimates

The preparation of our condensed combined financial statements in conformity U.S. GAAP requires Management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, the reported amount of net revenue and expenses and the disclosure of commitments and contingencies during the reporting periods. We base estimates on historical experience and on various assumptions about the future believed to be reasonable based on available information. Our reported financial position or results of operations may be materially different under changed conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies. If estimates or assumptions differ from actual results, subsequent periods are adjusted to reflect more current information.

Note 2. Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance to provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

year to year. This guidance is effective for us in the first quarter of fiscal 2017. Prospective application is required, and early adoption is permitted. We are evaluating the impact of adopting this new accounting guidance on our combined financial statements.

In May 2014, the FASB issued new authoritative guidance related to revenue recognition. This guidance will replace current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. The new revenue recognition guidance provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This standard allows for either full retrospective adoption, or modified retrospective adoption.

On April 1, 2015, the FASB proposed deferring the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also proposed permitting early adoption of the standard, but not before the original effective date of December 15, 2016. Presently, the FASB’s proposed deferral is not a final decision. We are evaluating the effect that this new guidance will have on our combined financial statements and the related disclosures.

Note 3. Transactions with JDSU

Intercompany Transactions

During the periods covered in the condensed combined financial statements we sold finished goods to and purchased products and services from JDSU. The amounts of these transactions, which are reflected in the condensed combined financial statements, are not material.

Allocated Costs

The condensed combined statements of operations includes our direct expenses for cost sales, R&D, sales and marketing, and administration as well as allocations of expenses arising from shared services and infrastructure provided by JDSU to us. These allocated expenses include costs of information technology, human resources, accounting, legal, real estate and facilities, corporate marketing, insurance, treasury and other corporate and infrastructure services. In addition, other costs allocated to us include restructuring and stock-based compensation related to JDSU’s corporate and shared services employees and are included in the table below. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by our business. The allocation methods include revenue, headcount, square footage, actual consumption and usage of services, and others.

Allocated costs included in the accompanying condensed combined statements of operations are as follows (in millions):

	Nine Months Ended
	March 28, 2015	March 29, 2014
Research and development	$0.2	—
Selling, general and administrative	56.6	$46.4
Restructuring and related charges	3.8	0.7
Interest and other (income) expense, net	0.1	(1.4)
Interest expense	0.7	0.1

Total allocated costs	$61.4	$45.8

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Agreements with JDSU

We share and operate under agreements executed by JDSU with third parties, including but not limited to purchasing, manufacturing, and freight agreements; use of facilities owned, leased, and managed by JDSU; and software, technology and other intellectual property agreements.

Note 4. Accumulated Other Comprehensive Income

Our accumulated other comprehensive income consists of the accumulated net unrealized gains or losses on foreign currency translation adjustments and defined benefit obligation.

For the nine months ended March 28, 2015, the changes in accumulated other comprehensive income (loss) by component net of tax were as follows (in millions):

	Foreign currency translation adjustments, net of tax	Defined benefit obligation, net of tax	Total
Beginning balance as of June 28, 2014	$23.0	$(0.3)	$22.7
Other comprehensive loss before reclassification	(9.2)	—	(9.2)

Net current-period other comprehensive loss	(9.2)	—	(9.2)

Ending balance as of March 28, 2015	$13.8	$(0.3)	$13.5

Note 5. Balance Sheet and Other Details

Accounts receivable allowances

The activities and balances for allowance for doubtful accounts and allowance for sales returns were as follows (in millions):

	June 28, 2014	Charged to Costs and Expenses	Deduction	March 28, 2015
Allowance for doubtful accounts	$0.1	$0.3	$—	$0.4
Allowance for sales and returns	—	0.4	(0.4)	—

Total accounts receivable reserves	$0.1	$0.7	$(0.4)	$0.4

Inventories

The components of inventories were as follows (in millions):

	March 28, 2015	June 28, 2014
Finished goods	$55.4	$50.6
Work in process	24.5	31.2
Raw materials and purchased parts	17.1	14.7

Inventories	$97.0	$96.5

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Prepayments and other current assets

The components of prepayments and other current assets were as follows (in millions):

	March 28, 2015	June 28, 2014
Prepayments	$19.7	$15.4
Advances to contract manufacturers	10.3	8.6
Other current assets	12.8	9.1

Prepayments and other current assets	$42.8	$33.1

Other current liabilities

The components of other current liabilities were as follows (in millions):

	March 28, 2015	June 28, 2014
Warranty accrual	$1.8	$2.7
Restructuring accrual	1.2	2.2
VAT liabilities	0.2	2.8
Other	4.4	3.8

Other current liabilities	$7.6	$11.5

Other non-current liabilities

The components of other non-current liabilities were as follows (in millions):

	March 28, 2015	June 28, 2014
Long-term taxes payable	$—	$8.9
Pension accrual	0.9	1.6
Asset retirement obligation	1.8	0.9
Deferred rent	1.8	2.3
Other	1.7	5.9

Other non-current liabilities	$6.2	$19.6

Note 6. Goodwill and Other Intangible Assets

Goodwill

The following table presents the changes in goodwill allocated to our reportable segments (in millions):

	Optical Communications	Commercial Lasers	Total
Balance as of June 28, 2014	$—	$5.9	$5.9
Currency translation and other adjustments	—	(0.4)	(0.4)

Balance as of March 28, 2015	$—	$5.5	$5.5

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

We review goodwill for impairment during the fourth quarter of each fiscal year or more frequently if events or circumstances indicate that an impairment loss may have occurred. In the fourth quarter of fiscal 2014, we completed the annual impairment test of goodwill, which indicated there was no goodwill impairment. There were no events or changes in circumstances which triggered an impairment review during the nine months ended March 28, 2015 and March 29, 2014.

Acquired Developed Technology and Other Intangibles

The following tables present details of our acquired developed technology and other intangibles (in millions):

As of March 28, 2015	Gross Carrying Amount	Accumulated Amortization	Net
Acquired developed technology	$104.7	$(82.0)	$22.7
Other	9.4	(8.5)	0.9

Total intangibles	$114.1	$(90.5)	$23.6

As of June 28, 2014	Gross Carrying Amount	Accumulated Amortization	Net
Acquired developed technology	$105.3	$(76.4)	$28.9
Other	9.7	(8.7)	1.0

Total Intangibles	$115.0	$(85.1)	$29.9

During the nine months ended March 28, 2015 and March 29, 2014, we recorded $6.0 million and $7.0 million, respectively, of amortization expense relating to acquired technology and other intangibles.

Based on the carrying amount of our acquired developed technology and other intangibles as of March 28, 2015, and assuming no future impairment of the underlying assets, the estimated future amortization is as follows (in millions):

Fiscal Years
Remainder of 2015	$2.0
2016	7.1
2017	6.7
2018	2.7
2019	2.6
Thereafter	2.5

Total amortization	$23.6

The acquired developed technology and other intangibles balances are adjusted quarterly to record the effect of currency translation adjustments.

Note 7. Restructuring and Related Charges

We have initiated various strategic restructuring events primarily intended to reduce costs, consolidate our operations, rationalize the manufacturing of our products and align our business in response to the market conditions. As of March 28, 2015 and June 28, 2014, our total restructuring accrual was $1.2 million and

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

$2.2 million, respectively. During the nine months ended March 28, 2015, we incurred restructuring expenses of $6.7 million, of which $3.8 million related to costs allocated to us by JDSU for plans impacting JDSU’s corporate and shared services employees. During the nine months ended March 29, 2014, we incurred restructuring expenses of $1.1 million, of which $0.7 million related to costs allocated to us by JDSU for plans impacting JDSU’s corporate and shared services employees. Our restructuring charges can include severance and benefit costs to eliminate a specified number of positions, facilities and equipment costs to vacate facilities and consolidate operations, and lease termination costs. The timing of associated cash payments depend upon the type of restructuring charge and can extend over multiple periods.

Summary of Restructuring Plans

The adjustments to the accrued restructuring expenses related to all of our restructuring plans described below for the nine months ended March 28, 2015, were as follows (in millions):

	Balance June 28, 2014	Nine Months Ended March 28, 2015 Charges	Cash Settlements	Non-cash Settlements and Other Adjustments	Balance March 28, 2015
Fiscal 2015 Plans
Robbinsville Closure Plan:
Workforce Reduction	$—	$1.5	$(1.1)	$—	$0.4
Lease Costs	—	0.1	—	—	$0.1

Total Robbinsville Closure Plan	—	1.6	(1.1)	—	0.5

Other Plans	—	0.3	(0.3)	—	—
Fiscal 2014 Plans
Serangoon Closure Plan:
Workforce Reduction	1.7	0.1	(1.6)	—	$0.2
Lease Costs	—	0.3	(0.2)	—	$0.1

Total Serangoon Closure Plan	1.7	0.4	(1.8)	—	0.3

Fiscal 2013 Plans
Other Plans	0.5	0.6	(0.7)	—	0.4

Total	$2.2	$2.9	$(3.9)	$—	$1.2

As of March 28, 2015 and June 28, 2014 our restructuring liability was short-term in nature and included as a component of other current liabilities on the combined balance sheets.

Fiscal 2015 Plans

Robbinsville Closure Plan

During the first quarter of fiscal 2015, Management approved a plan impacting our OpComms segment to optimize operations and gain efficiencies by closing the Robbinsville, New Jersey site and consolidating roles and responsibilities across North America. As a result, a restructuring charge of $1.6 million was recorded primarily for severance and employee benefits for approximately 30 employees primarily in manufacturing, R&D and SG&A functions located in North America. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the fourth quarter of fiscal 2015.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal 2014 Plans

Serangoon Closure Plan

During the fourth quarter of fiscal 2014, Management approved a plan impacting our OpComms segment to close the Serangoon office located in Singapore and move to a lower cost region in order to reduce manufacturing and R&D expenses. As a result, approximately 40 employees primarily in manufacturing and R&D functions were impacted. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the fourth quarter of fiscal 2015.

Ottawa Lease Exit Costs

During fiscal 2008, we recorded lease exit charges, net of assumed sub-lease income related to our Ottawa facility which was included in SG&A expenses as the space was never occupied and we had no need for the space in the foreseeable future due to changes in business requirements. The fair value of the remaining contractual obligations, net of sublease income is $1.1 million and $3.1 million as of March 28, 2015 and June 28, 2014 respectively. We included the long-term portion of the contract obligations of $0.6 million and $2.0 million in other non-current liabilities as of each period end, and the short-term portion in other current liabilities on the combined balance sheets. During the nine months ended March 28, 2015, we recorded $0.9 million benefit in the SG&A charges, plus we had cash settlements of $0.8 million and other non-cash benefits of $0.3 million. The payments related to these lease costs are expected to be paid by the end of the third quarter of fiscal 2018.

Note 8. Income Taxes

We recorded an income tax benefit of $22.0 million and an income tax benefit of $0.6 million for the nine months ended March 28, 2015 and March 29, 2014, respectively. The income tax benefit for the nine months ended March 28, 2015, primarily relates to income tax in certain foreign jurisdictions based on our forecasted pre-tax income or loss for the year in those locations, offset by a $21.8 million tax benefit recognized upon the settlement of an audit in a non-U.S. jurisdiction. The income tax benefit for the nine months ended March 29, 2014, primarily relates to income tax in certain foreign jurisdictions based on our forecasted pre-tax income or loss for the year in those locations offset by the recognition of tax credits and other foreign tax incentive during the year.

The income tax expense or benefit recorded differs from the expected tax expense or benefit that would be calculated by applying the federal statutory rate to our income or loss before income taxes primarily as a result of the utilization of the net operating losses and the recognition of tax credits generated during the year.

As of March 29, 2014, we have recognized all major unrecognized tax benefits. As of June 28, 2014, our unrecognized tax benefits totaled $21.9 million, and were included in deferred taxes and other non-current tax liabilities, net.

Note 9. Stock-Based Compensation

JDSU maintains various stock-based benefit plans including employee stock options, RSUs and the ESPP. Until consummation of the distribution, we will continue to participate in JDSU’s stock-based benefit plans and record stock-based compensation based on the equity awards granted to our employees as well as an allocation of JDSU’s corporate employee expenses. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have experienced as an independent publicly traded company for the periods presented.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Overview

The impact on our results of operations of recording stock-based compensation by function for the nine months ended March 28, 2015 and March 29, 2014 was as follows (in millions):

	Nine Months Ended
	March 28, 2015	March 29, 2014
Cost of sales	$3.9	$4.3
Research and development	5.6	5.4
Selling, general and administrative	11.0	9.8

	$20.5	$19.5

Approximately $1.0 million of stock-based compensation was capitalized in inventory at March 28, 2015.

The table above includes allocated stock-based compensation from JDSU of $6.9 million and $5.6 million for the nine months ended March 28, 2015 and March 29, 2014, respectively. Refer to “Note 3. Transactions with JDSU” for more information.

Restricted Stock Units

RSUs are granted with the exercise price equal to zero and are converted to shares immediately upon vesting. These RSUs are performance-based with market conditions, time-based or a combination of both and expected to vest over one year to four years. The fair value of the time-based RSUs is based on the closing market price of JDSU common stock on the date of award.

During the nine months ended March 28, 2015 and March 29, 2014, 1.7 million and 1.6 million RSUs were granted to our employees, of which 0.2 million and 0.2 million, respectively, are MSUs. These MSUs shares represent the target amount of grants, and the actual number of shares awarded upon vesting of the MSUs may be higher or lower depending upon the achievement of the relevant market conditions. The majority of MSUs vest in equal annual installments over three years based on the attainment of certain total stockholder return performance measures and the employee’s continued service through the vest date. The aggregate grant-date fair value of MSUs granted during the first nine months of fiscal 2015 and fiscal 2014 was estimated to be $2.2 million and $2.1 million, respectively, and was calculated using a Monte Carlo simulation. The remaining 1.5 million and 1.4 million granted during the nine months ended March 28, 2015 and March 29, 2014 are time-based RSUs. The majority of these time-based RSUs vest over three years, with 33% vesting after one year and the balance vesting quarterly over the remaining two years.

As of March 28, 2015, $26.9 million of unrecognized stock-based compensation cost related to RSUs granted to our employees remains to be amortized. That cost is expected to be recognized over an estimated amortization period of 2.1 years.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Valuation Assumptions

We estimate the fair value of the MSUs on the date of grant using a Monte Carlo simulation with the following assumptions:

	Nine Months Ended
	March 28, 2015	March 29, 2014
Volatility of common stock	40.8%	53.9%
Average volatility of peer companies	53.4%	58.6%
Average correlation coefficient of peer companies	0.2156	0.2920
Risk-free interest rate	0.6%	0.8%

Note 10. Commitments and Contingencies

Legal Proceedings

We are subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. While Management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and Management’s view of these matters may change in the future. If an unfavorable final outcome occurs, it is possible there could be a material adverse impact on our financial position, results of operations or cash flows for the period in which the effect becomes reasonably estimable.

Product Warranties

We provide reserves for the estimated costs of product warranties at the time revenue is recognized. We typically offer a twelve month warranty for most of our products. However, in some instances depending upon the product, product component or application of our products by the end customer our warranties can vary and generally range from six to thirty-six months. We estimate the costs of our warranty obligations on an annualized basis based on our historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise with specific products. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

The following table presents the changes in our warranty reserve (in millions):

	Nine Months Ended
	March 28, 2015	March 29, 2014
Balance as of beginning of period	2.7	3.3
Provision for warranty	2.3	3.0
Utilization of reserve	(2.8)	(1.8)
Adjustments related to pre-existing warranties (including changes in estimates)	(0.4)	(1.4)

Balance as of end of period	$1.8	$3.1

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 11. Operating Segments and Geographic Information

We evaluate our reportable segments in accordance with the authoritative guidance on segment reporting. Our chief executive officer is our CODM pursuant to the guidance. The CODM allocates resources to the segments based on their business prospects, competitive factors, net revenue and gross margin.

We are an industry leading provider of optical and photonic products addressing a range of end-market applications including Datacom and Telecom networking and commercial lasers for manufacturing, inspection and life-science applications. We have two operating segments, OpComms and Lasers. The two operating segments were primarily determined based on how the CODM views and evaluates our operations. Operating results are regularly reviewed by the CODM to make decisions about resources to be allocated to the segments and to assess their performance. Other factors, including market separation and customer specific applications, go-to-market channels, products and manufacturing are considered in determining the formation of these operating segments.

Our reportable segments are:

(i)	OpComms: Our OpComms portfolio includes products used by Telecom and Datacom NEMs and both traditional and cloud/data center service providers. These products enable the transmission and transport of video, audio and text data over high-capacity fiber optic cables. Transmission products primarily consist of optical transceivers, optical transponders, and their supporting components such as modulators and source lasers, including innovative products such as the Tunable Small Form-factor Pluggable Plus transceiver. Transport products primarily consist of modules or sub-systems containing optical amplifiers, ROADMs or Wavelength Selective Switches, Optical Channel Monitors and their supporting components. Our products for 3-D sensing applications, formerly referred to as our gesture recognition products, include a light source product. Customer solutions containing our 3-D sensing products let a person control electronic or computer devices with natural body or hand gestures instead of using a remote, mouse or other device.

(ii)	Lasers: Our Lasers products serve customers in markets and applications such as manufacturing, biotechnology, graphics and imaging, remote sensing, and precision machining such as drilling in printed circuit boards, wafer singulation and solar cell scribing. These products include diode, direct-diode, diode-pumped solid-state, fiber, and gas lasers. In addition, our photonic power products include fiber optic-based systems for delivering and measuring electrical power.

The CODM evaluates segment performance to make financial decisions and allocate resources based on gross margin. We do not allocate research and development, sales and marketing, or general and administrative expenses to our segments because Management does not include the information in its measurement of the performance of the operating segments. In addition, we do not allocate amortization and impairment of acquisition-related intangible assets, stock-based compensation and certain other non-recurring charges impacting the gross margin of each segment because Management does not include this information in its measurement of the performance of the operating segments.

THE COMMUNICATIONS AND COMMERCIAL OPTICAL PRODUCTS BUSINESS OF JDS UNIPHASE CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Information on reportable segments utilized by our CODM is as follows (in millions):

	Nine Months Ended
	March 28, 2015	March 29, 2014
Net revenue:
OpComms	$515.2	$534.7
Lasers	113.0	82.2

Net revenue	$628.2	$616.9

Gross profit:
OpComms	150.3	164.8
Lasers	55.0	39.6

Total segment gross profit	205.3	204.4
Unallocated amounts:
Stock-based compensation	(3.9)	(4.3)
Amortization of intangibles	(5.7)	(6.8)
Other charges related to non-recurring activities	(1.4)	(0.5)

Gross profit	$194.3	$192.8

Note 12. Subsequent Events

The financial statements of our business are derived from the financial statements of JDSU, which issued its quarterly financial statements for the quarter ended March 28, 2015 on May 5, 2015. Accordingly, we have evaluated transactions or other events for consideration as recognized subsequent events in the quarterly financial statements through the date of May 5, 2015. Additionally, we have evaluated transactions and other events that occurred through the reissuance of these financial statements, June 17, 2015, for purposes of disclosure of unrecognized subsequent events.

Definitive Agreement with Amada to Purchase Preferred Stock

On May 13, 2015, JDSU entered into a binding Securities Purchase Agreement pursuant to which Amada has agreed to purchase from JDSU all of the Series A Preferred Stock of Lumentum Inc. for a minimum of $30.0 million and up to a maximum of $40.0 million, with closing of the sale and purchase following the separation.